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                                                                    EXHIBIT 10.1
                                                                  EXECUTION COPY

                               FINANCING AGREEMENT

          Financing Agreement, dated as of February 15, 2006, by and among Lakes Entertainment, Inc., a Minnesota corporation (the "Parent"), the subsidiaries of the Parent listed as a "Borrower" on the signature pages hereto (each a "Borrower" and collectively, the "Borrowers"), each other subsidiary of the Parent that becomes a "Guarantor" in accordance with the terms hereof (each a "Guarantor" and collectively, the "Guarantors"), the financial institutions from time to time party hereto (each a "Lender" and collectively, the "Lenders"), and PLKS Funding, LLC, a Delaware limited liability company ("PLKS"), as a Lender and as agent for the Lenders (in such capacity, the "Agent").

                                    RECITALS

          The Borrowers have asked the Lenders to extend credit to the Borrowers consisting of term loans in the aggregate principal amount of up to $50,000,000 (the "Financing Facility"). The proceeds of the term loan shall be used to refinance existing debt and for other general corporate and other working capital purposes of the Borrowers and to pay fees and expenses related to this Agreement and the transactions contemplated herein. The Lenders are severally, and not jointly, willing to extend such credit to the Borrowers subject to the terms and conditions hereinafter set forth.

          In consideration of the premises and the covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                           DEFINITIONS; CERTAIN TERMS

          Section 1.01 Definitions. As used in this Agreement, the following terms shall have the respective meanings indicated below, such meanings to be applicable equally to both the singular and plural forms of such terms:

          "Account Debtor" means each debtor, customer or obligor in any way obligated on or in connection with any Account Receivable.

          "Account Receivable" means, with respect to any Person, any and all rights of such Person to payment for goods sold and/or services rendered, including accounts, general intangibles, payment intangibles and any and all such rights evidenced by chattel paper, instruments or documents, whether due or to become due and whether or not earned by performance, and whether now or hereafter acquired or arising in the future, and any proceeds arising therefrom or relating thereto.

          "Action" has the meaning specified therefor in Section 11.12.

          "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power,

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directly or indirectly, either to (i) vote 10% or more of the Capital Stock having ordinary voting power for the election of directors of such Person or
(ii) direct or cause the direction of the management and policies of such Person whether by contract or otherwise. Notwithstanding anything herein to the contrary, in no event shall the Agent or any Lender be considered an "Affiliate" of any Loan Party.

          "After Acquired Property" has the meaning specified therefor in
Section 6.01(o).

          "Agent" has the meaning specified therefor in the preamble hereto.

          "Agent Advances" has the meaning specified therefor in Section
9.08(a).

          "Agent's Account" means an account at a bank designated by the Agent from time to time as the account into which the Loan Parties shall make all payments to the Agent for the benefit of the Agent and the Lenders under this Agreement and the other Loan Documents.

          "Agreement" means this Financing Agreement, including all amendments, modifications and supplements and any exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at the time such reference becomes operative.

          "Assignment and Acceptance" means an assignment and acceptance entered into by an assigning Lender and an assignee, and accepted by the Agent, in accordance with Section 11.07 hereof and substantially in the form of Exhibit F hereto or such other form acceptable to the Agent.

          "Authorized Officer" means, with respect to any Person, the chief executive officer, chief financial officer, president, general counsel, or executive vice president of such Person.

          "Bankruptcy Code" means the United States Bankruptcy Code (11 U.S.C.
Section 101, et seq.), as amended, and any successor statute.

          "Berman Employment Agreement" means the Employment Agreement, dated as of the date hereof, between Lyle Berman and the Parent.

          "Berman Loan" means the loan made under that certain Loan Agreement, dated as of December 15, 2005, among Parent, Lakes Poker Tour, LLC, and the Lyle Berman Family Partnership (which is to be repaid in full with the proceeds of the initial Loan made on the date hereof).

          "Blocked Account" has the meaning specified therefor in Section
7.01(a).

          "Blocked Account Agreement" means a control agreement in form and substance reasonably acceptable to the Agent with respect to a Blocked Account.

          "Blocked Account Bank" has the meaning specified therefor in Section 7.01(a).

          "Board" means the Board of Governors of the Federal Reserve System of the United States.


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          "Board of Directors" means, with respect to any Person, the board of directors (or comparable managers) of such Person or any committee thereof duly authorized to act on behalf of the board.

          "Borrower" has the meaning specified therefor in the preamble hereto.

          "Business Day" means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York, or is a day on which banking institutions located in any such states are closed.

          "Business Plan" shall mean Parent's business plan as updated at least semi-annually and which is intended to reflect anticipated revenues and expenses related to corporate overhead for at least the following six month period, new projects up to $5,000,000 in the aggregate, and funds needed in the reasonable judgment of the Parent for the development, funding and operation of any Projects for at least the following six month period (including guaranteed minimum payments to Indian Tribes with respect thereto) or new projects in accordance with the terms hereof.

          "Capital Expenditures" means, with respect to any Person for any period, the sum of (i) the aggregate of all expenditures by such Person and its Subsidiaries during such period that in accordance with GAAP are or should be included in "property, plant and equipment" or in a similar fixed asset account on its balance sheet, whether such expenditures are paid in cash or financed and including all Capitalized Lease Obligations paid or payable during such period, and (ii) to the extent not covered by clause (i) above, the aggregate of all expenditures by such Person and its Subsidiaries during such period to acquire by purchase or otherwise the business or fixed assets of, or the Capital Stock of, any other Person.

          "Capital Stock" means (i) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, and (ii) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

          "Capitalized Lease" means, with respect to any Person, any lease of real or personal property by such Person as lessee which is (i) required under GAAP to be capitalized on the balance sheet of such Person or (ii) a transaction of a type commonly known as a "synthetic lease" (i.e. a lease transaction that is treated as an operating lease for accounting purposes but with respect to which payments of rent are intended to be treated as payments of principal and interest on a loan for Federal income tax purposes).

          "Capitalized Lease Obligations" means, with respect to any Person, obligations of such Person and its Subsidiaries under Capitalized Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

          "Change in Law" has the meaning specified therefor in Section 3.04(a).


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          "Change of Control" means each occurrence of any of the following:

          (a) the acquisition, directly or indirectly, by any person or group (within the meaning of Section 13(d)(3) of the Exchange Act) of beneficial ownership of more than 33% of the aggregate outstanding voting power of the Capital Stock of the Parent;

          (b) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Parent (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Parent was approved by a vote of at least a majority the directors of the Parent then still in office who were either directors at the beginning of such period, or whose election or nomination for election was previously approved) cease for any reason to constitute a majority of the Board of Directors of the Parent;

          (c) the Parent shall cease to have beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of 100% of the aggregate voting power of the Capital Stock of each other Loan Party, free and clear of all Liens (other than any Liens granted hereunder and Permitted Liens);

          (d) (i) any Loan Party consolidates or amalgamates with or merges into another entity (other than as permitted by Section 6.02(c)), or conveys, transfers or leases all or substantially all of its property and assets to another Person, or (ii) any entity consolidates or amalgamates with or merges into any Loan Party in a transaction pursuant to which the outstanding voting Capital Stock of such Loan Party is reclassified or changed into or exchanged for cash, securities or other property, other than any such transaction described in this clause (ii) in which either (A) in the case of any such transaction involving the Parent, no person or group (within the meaning of Section 13(d)(3) of the Exchange Act) has, directly or indirectly, acquired beneficial ownership of more than 33% of the aggregate outstanding voting Capital Stock of the Parent or (B) in the case of any such transaction involving a Loan Party other than the Parent, the Parent has beneficial ownership of 100% of the aggregate voting power of all Capital Stock of the resulting, surviving or transferee entity; or

          (e) Lyle Berman is no longer actively involved in the day to day operations and management of the business of the Parent (other than as a result of his death).

          "Collateral" means all of the property and assets and all interests therein and proceeds thereof now owned or hereafter acquired by any Person upon which a Lien is granted or purported to be granted by such Person as security for all or any part of the Obligations.

          "Collateral Assignment of Life Insurance Policy" shall mean a collateral assignment of the Life Insurance Policy whereby Loan Parties shall collaterally assign all of Credit Parties' rights in the Life Insurance Policy to Agent for itself and the benefit of the Lenders, in form and substance to Agent in its Permitted Discretion.

          "Commitments" means, with respect to each Lender, the commitment of such Lender to make the Loan to the Borrowers in the amount set forth in
Schedule 1.01(A) hereto, as the same may be terminated or reduced from time to time in accordance with the terms of this Agreement.


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          "Common Stock" means the Common Stock of the Parent, $0.01 par value.

          "Contingent Obligation" means, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, (i) the direct or indirect guaranty, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of a primary obligor, (ii) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (iii) any obligation of such Person, whether or not contingent, (A) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (B) to advance or supply funds (1) for the purchase or payment of any such primary obligation or
(2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (C) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (D) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

          "Current Value" has the meaning specified therefor in Section 6.01(o).

          "Default" means an event which, with the giving of notice or the lapse of time or both, would constitute an Event of Default.

          "Disposition" means any transaction, or series of related transactions, pursuant to which any Person or any of its Subsidiaries sells, assigns, transfers or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person.

          "Dollar," "Dollars" and the symbol "$" each means lawful money of the United States of America.

          "Effective Date" means the date, on or before February 15, 2006, on which (i) except as provided in this Agreement or otherwise agreed by the Agent (as determined by the closing of the transactions contemplated hereby and the provisions hereunder), all definitive loan documentation, including with limitation all documentation relating to the Warrants and Preferred Stock is executed by the Loan Parties and the Lender, (ii) all of the conditions precedent set forth in Section 4.01 are satisfied or waived and (iii) the initial $25,000,000 Loan is made.


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          "Employee Plan" means an employee benefit plan (other than a
Multiemployer Plan) covered by Title IV of ERISA and maintained (or that was maintained at any time during the six (6) calendar years preceding the date of any borrowing hereunder) for employees of any Loan Party or any of its ERISA Affiliates.

          "Environmental Actions" means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter or other communication from any Person or Governmental Authority involving violations of Environmental Laws or Releases of Hazardous Materials (i) from any assets, properties or businesses owned or operated by any Loan Party or any of its Subsidiaries or any predecessor in interest; (ii) from adjoining properties or businesses; or (iii) onto any facilities which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries or any predecessor in interest.

          "Environmental Laws" means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601, et seq.), the Hazardous Materials Transportation Act (49 U.S.C. Section 1801, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. Section 6901, et seq.), the Federal Clean Water Act (33 U.S.C. Section 1251 et seq.), the Clean Air Act (42 U.S.C.
Section 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. Section 2601 et seq.) and the Occupational Safety and Health Act (29 U.S.C. Section 651 et seq.), as such laws may be amended or otherwise modified from time to time, and any other present or future federal, state, local or foreign statute, ordinance, rule, regulation, order, judgment, decree, permit, license or other binding determination of any Governmental Authority imposing liability or establishing standards of conduct for protection of the environment or other government restrictions relating to the protection of the environment or the Release, deposit or migration of any Hazardous Materials into the environment.

          "Environmental Liabilities and Costs" means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigations and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any environmental condition or a Release of Hazardous Materials from or onto (i) any property presently or formerly owned by any Loan Party or any of its Subsidiaries or (ii) any facility which received Hazardous Materials generated by any Loan Party or any of its Subsidiaries.

          "Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, and regulations thereunder, in each case, as in effect from time to time. References to sections of ERISA shall be construed also to refer to any successor sections.

          "ERISA Affiliate" means, with respect to any Person, any trade or business (whether or not incorporated) which is a member of a group of which such Person is a member


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and which would be deemed to be a "controlled group" within the meaning of
Sections 414(b), (c), (m) and (o) of the Internal Revenue Code.

          "Event of Default" means any of the events set forth in Section 8.01.

          "Excess Cash Amount" shall mean, on each Excess Cash Payment Date, the amount equal to (which amount shall in no event be less than $0) (v) cash on hand on such Excess Cash Payment Date, less (w) cash or in-kind payments due in the next six months on account of any contractual or other arrangements such as (but not limited to) management and consulting agreements, promissory notes, loan agreement and other agreements with Indian Tribes or related to the Projects or other projects in accordance with the terms hereof, less (x) cash received by a Loan Party as a result of the incurrence of construction indebtedness in excess of the amount referred to in (w) above, less (y) the amount of cash necessary in the reasonable judgment of the Loan Parties for the development, funding, and operation of any Projects or new projects developed in accordance herewith over the next six months, less (z) sufficient cash which, in the reasonable judgment of the Parent, will fund six months of corporate overhead, in the case of (x), (y), and (z), in accordance with the Business Plan.

          "Excess Cash Payment Date" shall mean the last day of each June and December during the term hereof

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Excluded Account" has the meaning given thereto in the Security Agreement.

          "Excluded Subsidiary" shall mean those Subsidiaries listed on Schedule 1.01(C) and any newly-formed Subsidiary which the Parent has notified the Agent that such newly-formed Subsidiary should be an Excluded Subsidiary pursuant to
Section 6.01(t).

          "Extraordinary Receipts" means any cash in excess of $500,000 in the aggregate received since the Effective Date by the Parent or any of its Subsidiaries not in the ordinary course of business (and not consisting of proceeds described in Section 2.05(c)(i), (ii) or (iii) hereof), including, without limitation, (i) foreign, United States, state or local tax refunds, (ii) pension plan reversions, (iii) proceeds of insurance, (iv) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (v) condemnation awards (and payments in lieu thereof), (vi) indemnity payments and (vii) any purchase price adjustment received in connection with any purchase agreement. Dividends and distributions received by Parent or any of its Subsidiaries shall be deemed to be received in the ordinary course of business.

          "Facility" means the real property in Minnesota and California owned by the Loan Party identified with respect to such property and as more fully set forth on Schedule 5.01(p) hereto, including, without limitation, the land on which each such facility is located, all buildings and other improvements thereon, all fixtures located at or used in connection with each such facility, all whether now or hereafter existing.

          "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal


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funds transactions with members of the Federal Reserve System arranged by
Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

          "Filing Covenant" has the meaning specified therefor in Section
6.01(q).

          "Financial Statements" means (i) the audited consolidated balance sheet of the Parent and its Subsidiaries for the Fiscal Year ended January 2, 2005, and the related consolidated statement of operations, shareholders' equity and cash flows for the Fiscal Year then ended, and (ii) the monthly unaudited balance sheet of the Parent and its Subsidiaries for the month ending immediately prior to the Effective Date (or if not yet available, the second immediately preceding month).

          "Financing Facility" has the meaning specified therefor in the recitals hereto.

          "Fiscal Quarter" means the fiscal quarter of the Parent and its Subsidiaries consistent with Parent's existing accounting practices.

          "Fiscal Year" means the fiscal year of the Parent and its Subsidiaries consistent with Parent's existing accounting practices.

          "GAAP" means generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis.

          "Grand Casino Litigation" means that certain litigation pertaining to the establishment of the Parent as a public corporation via a distribution of its common stock to the shareholders of Grand Casino and the agreement governing the sharing and allocation of tax benefits accruing to Grand Casinos and certain Affiliates of Grand Casinos.

          "Governmental Authority" means any nation or government, any Federal, state, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, board, bureau, instrumentality, agency or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

          "Guarantor" means each other Person which guarantees, pursuant to
Section 6.01(b) or otherwise, all or any part of the Obligations.

          "Guaranty" means each guaranty substantially in the form of Exhibit A, made by any other Guarantor in favor of the Agent for the benefit of the Agent and the Lenders pursuant to Section 6.01(b) or otherwise.

          "Hazardous Material" means (a) any element, compound or chemical that is defined, listed or otherwise classified as a contaminant, pollutant, toxic pollutant, toxic or hazardous substance, extremely hazardous substance or chemical, hazardous waste, special waste, or solid waste under Environmental Laws or that is likely to cause immediately, or at


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some future time, harm to or have an adverse effect on, the environment or risk to human health or safety, including, without limitation, any pollutant, contaminant, waste, hazardous waste, toxic substance or dangerous good which is defined or identified in any Environmental Law and which is present in the environment in such quantity or state that it contravenes any Environmental Law;
(b) petroleum and its refined products; (c) polychlorinated biphenyls; (d) any substance exhibiting a hazardous waste characteristic, including, without limitation, corrosivity, ignitability, toxicity or reactivity as well as any radioactive or explosive materials; and (e) any raw materials, building components (including, without limitation, asbestos-containing materials) and manufactured products containing hazardous substances listed or classified as such under Environmental Laws.

          "Hedging Agreement" means any interest rate, foreign currency, commodity or equity swap, collar, cap, floor or forward rate agreement, or other agreement or arrangement designed to protect against fluctuations in interest rates or currency, commodity or equity values (including, without limitation, any option with respect to any of the foregoing and any combination of the foregoing agreements or arrangements), and any confirmation executed in connection with any such agreement or arrangement.

          "Highest Lawful Rate" means, with respect to the Agent or any Lender, the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the Obligations under laws applicable to the Agent or such Lender which are currently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

          "IGRA" has the meaning specified therefor in Section 5.01(i).

          "Inactive Subsidiary" means the Subsidiaries listed on Schedule 1.01(B) hereto.

          "Indebtedness" means, with respect to any Person, without duplication,
(i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person for the deferred purchase price of property or services (other than undisputed trade payables or other undisputed accounts payable incurred in the ordinary course of such Person's business and not outstanding for more than 120 days after the date such payable was created, which trade payables and other accounts payable shall not be deemed to constitute Indebtedness); (iii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments or upon which interest payments are customarily made; (iv) all reimbursement, payment or other obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreement with respect to property used and/or acquired by such Person, even though the rights and remedies of the lessor, seller and/or lender thereunder may be limited to repossession or sale of such property; (v) all Capitalized Lease Obligations of such Person; (vi) all obligations and liabilities, contingent or otherwise, of such Person, in respect of letters of credit, acceptances and similar facilities; (vii) all obligations and liabilities, calculated on a basis satisfactory to the Agent and in accordance with accepted practice, of such Person under Hedging Agreements; (viii) all monetary obligations under any receivables factoring, receivable sales or similar transactions and all monetary obligations under any synthetic lease, tax ownership/operating lease, off-balance sheet financing or similar financing;
(ix) all Contingent Obligations;


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(x) liabilities incurred under Title IV of ERISA with respect to any plan (other than a Multiemployer Plan) covered by Title IV of ERISA and maintained for employees of such Person or any of its ERISA Affiliates; (xi) withdrawal liability incurred under ERISA by such Person or any of its ERISA Affiliates with respect to any Multiemployer Plan; and (xii) all obligations referred to in clauses (i) through (xi) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness. The Indebtedness of any Person shall include the Indebtedness of any partnership of or joint venture in which such Person is a general partner or a joint venturer. Notwithstanding the foregoing, the Indebtedness of any Loan Party shall not include contractual obligations to make guarantied minimum payments to Indian Tribes, in accordance with the Projects, or other projects developed to the extent permitted hereunder, it being understood and agreed that such obligations shall be deemed to be loans subject to the provisions of
Section 6.02(e).

          "Indemnified Matters" has the meaning specified therefor in Section 11.15.

          "Indemnitees" has the meaning specified therefor in Section 11.15.

          "Indian Tribe" means an Indian tribe or an instrumentality, component, or other Affiliate thereof.

          "Initial Shares" has the meaning specified in Section 2.01(b)(i).

          "Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, or extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

          "Internal Revenue Code" means the Internal Revenue Code of 1986, as amended (or any successor statute thereto) and the regulations thereunder.

          "Inventory" means, with respect to any Person, all goods and merchandise of such Person, including, without limitation, all raw materials, work-in-process, packaging, supplies, materials and finished goods of every nature used or usable in connection with the shipping, storing, advertising or sale of such goods and merchandise, whether now owned or hereafter acquired, and all such other property the sale or other disposition of which would give rise to an Account Receivable or cash.

          "Iowa" shall mean those certain two casinos on the land of the Iowa Tribe of Oklahoma in Oklahoma.

          "Jamul" shall mean that certain casino on the Rancheria of the Jamul Indian Village near San Diego, California.

          "Jamul Indians" shall mean the Jamul Indian Village, a federally recognized tribe.


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

          "Jamul Development and Management Agreement" shall mean that certain First Amended and Restated Memorandum of Agreement regarding Gaming Development and Management Agreements, dated as of October 22, 2004, between the Jamul Indians and Lakes Argovitz.

          "Kickapoo Tribe" shall mean the Kickapoo Traditional Tribe of Texas Indian Tribe.

          "Kickapoo Indebtedness" shall mean Indebtedness or other obligations of the Kickapoo Tribe owing to one or more Loan Parties in a principal amount not to exceed $6,333,563.

          "Lakes Argovitz" means Lakes Kean Argovitz Resorts-California, LLC, a Delaware limited liability company.

          "Lakes Gaming Michigan" means Great Lakes Gaming of Michigan, LLC, a Minnesota limited liability company.

          "Lakes Shingle Springs" means Lakes KAR-Shingle Springs, LLC, a Delaware limited liability company.

          "Lease" means any lease of real property to which any Loan Party or any of its Subsidiaries is a party as lessor or lessee.

          "Lender" has the meaning specified therefor in the preamble hereto.

          "Liabilities" has the meaning specified therefor in Section 2.07.

          "Lien" means any mortgage, deed of trust, pledge, lien (statutory or otherwise), security interest, charge or other encumbrance or security or preferential arrangement of any nature, including, without limitation, any conditional sale or title retention arrangement, any Capitalized Lease and any assignment, deposit arrangement or financing lease intended as, or having the effect of, security.

          "Life Insurance Policy" shall mean one or more current, valid and fully paid key man life insurance policies insuring the life of Lyle Berman in the aggregate amount of $20,000,000 until payment in full in cash of the Obligations and termination of the Commitments and (i) which provides that no Person (other than pursuant to the Collateral Assignment of Life Insurance Policy, Agent) has any rights thereto, (ii) is issued by a carrier and otherwise is in form and substance acceptable to Agent in its Permitted Discretion, (iii) expressly provides that it cannot be altered, amended or modified in any material respect (including, without limitation, with respect to amounts of coverage, beneficiaries and/or loss payees and additional insureds) or canceled without thirty (30) calendar days' prior written notice to Agent and (iv) that, pursuant to the Collateral Assignment of Life Insurance Policy, it inures to the benefit of Agent, for the benefit of itself and the benefit of the Lenders.

          "Loan" means, collectively, the loans made by the Lenders to the Borrowers pursuant to Section 2.01.

          "Loan Account" means an account maintained hereunder by the Agent on its books of account at the Payment Office and, with respect to the Borrowers, in which the Borrowers will be charged with all Loans made to, and all other Obligations incurred by, the Borrowers.

          "Loan Document" means this Agreement, any Guaranty, any Security Agreement, any Pledge Agreement, any Mortgage, any UCC Filing Authorization Letter, Collateral Assignment of Life Insurance Policy, the Warrants, the Registration Rights Agreement, the Securities Purchase Agreement and any other agreement, instrument, and other document executed and delivered at any time pursuant hereto or thereto or otherwise evidencing or securing any Loan or any other Obligation.

          "Loan Party" means any Borrower and any Guarantor.

          "Maintenance Covenant" has the meaning specified therefor in Section 6.01(q).

          "Management and Consulting Agreements" shall mean, collectively, the Jamul Development and Management Agreement, Pokagon Development Agreement, Pokagon Management Agreement and Shingle Springs Development and Management Agreement, and any other management, development or consulting or loan agreement executed by a Loan Party and a third party (including an Indian Tribe) with respect to a Project or a new project permitted in accordance with the terms hereof.

          "Material Adverse Effect" means a material adverse effect on any of
(i) the operations, business, assets, properties, condition (financial or otherwise) or prospects of any Borrower or the Borrowers taken as a whole, (ii) the ability of any Loan Party to perform any of its obligations under any Loan Document to which it is a party, (iii) the legality, validity or enforceability of this Agreement or any other Loan Document, (iv) the rights and remedies of the Agent or any Lender under any Loan Document, or (v) the validity, perfection or priority of a Lien in favor of the Agent for the benefit of the Lenders on any of the Collateral. Notwithstanding the foregoing, in no event shall a Material Adverse Effect be caused by any adverse litigation filed against any Loan Party that prevents or enjoins the actual construction of the Pokagon, Shingle Springs or Jamul (it being understood that such preventing or enjoining could create an Event of Default under Section 8.01(v) if such section is otherwise applicable).

          "Material Contract" means, with respect to any Person, (i) all contracts relating to the Projects (including, without limitation, that certain proposed development, financing, and services agreement relating to Jamul) that if terminated or violated could reasonably be expected to have a Material Adverse Effect and (ii) each contract or agreement to which such Person or any of its Subsidiaries is a party involving aggregate consideration payable to or by such Person or such Subsidiary of $1,000,000 or more.

          "Maturity Date" means February 15, 2009, or such earlier date on which any Loan shall become due and payable in accordance with the terms of this Agreement and the other Loan Documents.

          "Moody's" means Moody's Investors Service, Inc. and any successor thereto.

          "Mortgage" means a mortgage, deed of trust or deed to secure debt, in form and substance satisfactory to the Agent, made by a Loan Party in favor of the Agent for the benefit of the Agent and the Lenders, securing the Obligations and delivered to the Agent pursuant to Section 4.01(d), Section 6.01(b), Section 6.01(o) or otherwise.

          "Multiemployer Plan" means a "multiemployer plan" as defined in
Section 4001(a)(3) of ERISA to which any Loan Party or any of its ERISA Affiliates has contributed to, or has been obligated to contribute, at any time during the preceding six (6) years.

          "Net Cash Proceeds" means, (i) with respect to any Disposition by any Person or any of its Subsidiaries, the amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary, in connection therewith after deducting therefrom only, (A) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (B) transfer taxes paid to any taxing authorities by such Person or such Subsidiary in connection therewith, and (C) net income taxes to be paid in connection with such Disposition (after taking into account any tax credits or deductions and any tax sharing arrangements) and (ii) with respect to the issuance or incurrence of any Indebtedness by any Person or any of its Subsidiaries, or the sale or issuance by any Person or any of its Subsidiaries of any shares of its Capital Stock, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person or such Subsidiary in connection therewith, after deducting therefrom only (A) reasonable expenses related thereto incurred by such Person or such Subsidiary in connection therewith, (B) transfer taxes paid by such Person or such Subsidiary in connection therewith and (C) net income taxes to be paid in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements); in each case of clause
(i) and (ii) to the extent, but only to the extent, that the amounts so deducted are (x) actually paid to a Person that, except in the case of reasonable out-of-pocket expenses, is not an Affiliate of such Person or any of its Subsidiaries and (y) properly attributable to such transaction or to the asset that is the subject thereof.

          "Notice of Borrowing" has the meaning specified therefor in Section 2.02(a).

          "Obligations" means all present and future indebtedness, obligations, and liabilities of each Loan Party to the Agent and the Lenders under the Loan Documents, whether or not the right of payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured, unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 8.01. Without limiting the generality of the foregoing, the Obligations of each Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, charges, expenses, fees, attorneys' fees and disbursements, indemnities and other amounts payable by such Person under the Loan Documents, and (b) the obligation of such Person to reimburse any amount in respect of any of the foregoing that the Agent or any Lender (in its sole discretion) may elect to pay or advance on behalf of such Person.

          "Operating Lease Obligations" means all obligations for the payment of rent for any real or personal property under leases or agreements to lease, other than Capitalized Lease Obligations.

          "Parent" has the meaning specified therefor in the preamble hereto.

          "Participant Register" has the meaning specified therefor in Section 11.07(g).

          "Payment Office" means the Agent's office located at 623 Fifth Avenue, 32nd Floor, New York, New York 10022, or at such other office or offices of the Agent as may be designated in writing from time to time by the Agent to the Parent.

          "Pawnee" shall mean those certain three (3) casinos on the land of the Pawnee Nation in Oklahoma.

          "Pawnee Guaranty" means a guaranty by a Loan Party in a maximum amount not to exceed $15,000,000 in respect of Pawnee.

          "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

          "Permitted Indebtedness" means:

          (a) any Indebtedness owing to the Agent and any Lender under this Agreement and the other Loan Documents;

          (b) to the extent not otherwise constituting Permitted Indebtedness, any other Indebtedness listed on Schedule 6.02(b), and the extension of maturity, refinancing or modification of the terms thereof; provided, however, that (i) such extension, refinancing or modification is pursuant to terms that are not less favorable to the Loan Parties and the Lenders than the terms of the Indebtedness being extended, refinanced or modified and (ii) after giving effect to such extension, refinancing or modification, the amount of such Indebtedness is not greater than the amount of Indebtedness outstanding immediately prior to such extension, refinancing or modification;

          (c) Indebtedness evidenced by Capitalized Lease Obligations entered into in order to finance Capital Expenditures made by the Loan Parties in accordance with the provisions of Section 6.02(g), which Indebtedness, when aggregated with the principal amount of all Indebtedness incurred under this clause (c) and clause (d) of this definition, does not exceed $250,000 at any time outstanding;

          (d) Indebtedness permitted by clauses (d), (e), and (j) of the definition of "Permitted Liens";

          (e) the Pawnee Guaranty and other guaranties, other Contingent Obligations and other Indebtedness permitted under Section 6.02(e);

          (f) with the written consent of the Agent, Subordinated Indebtedness;

          (g) [Intentionally Omitted];

          (h) Indebtedness of any Loan Party to a Borrower or of a Borrower to a Loan Party.

          (i) Indebtedness of Lakes Jamul Development, LLC and Lakes Gaming-Mississippi, LLC in an aggregate principal amount not in excess of $600,000,000, to be incurred after the Effective Date: (A) in order to provide financing for Lakes Jamul Development, LLC, with respect to the construction of Jamul (the "Jamul Indebtedness") which Jamul Indebtedness may be secured by Liens on any secured promissory note (and collateral therefor) evidencing such construction financing and on other assets arising solely out of Jamul and owned by Lakes Jamul Development LLC, to which Liens the Agent will subordinate any Liens of the Agent in the same assets (other than the mortgage of the Agent in respect thereof); and (B) for Lakes Gaming-Mississippi, LLC to finance the construction of Vicksburg (the "Vicksburg Indebtedness"), which Vicksburg Indebtedness may be secured by Liens solely on assets of Vicksburg, to which Liens the Agent will subordinate any Liens of the Agent in the same assets, in each case in accordance with the Project Business Plan.

          "Permitted Investments" means (i) marketable direct obligations issued or unconditionally guaranteed by the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case, maturing within six months from the date of acquisition thereof; (ii) commercial paper, maturing not more than 270 days after the date of issue rated P-1 by Moody's or A-1 by Standard & Poor's; (iii) certificates of deposit maturing not more than 270 days after the date of issue, issued by commercial banking institutions and money market or demand deposit accounts maintained at commercial banking institutions, each of which is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000 (iv) repurchase agreements having maturities of not more than 90 days from the date of acquisition which are entered into with major money center banks included in the commercial banking institutions described in clause (iii) above and which are secured by readily marketable direct obligations of the United States Government or any agency thereof, (v) money market accounts maintained with mutual funds having assets in excess of $2,500,000,000; and (vi) tax exempt securities rated A or higher by Moody's or A+ or higher by Standard & Poor's.

          "Permitted Liens" means:

          (a) Liens securing the Obligations;

          (b) Liens for taxes, assessments and governmental charges the payment of which is not required under Section 6.01(c);

          (c) Liens imposed by law, such as carriers', warehousemen's, mechanics', materialmen's and other similar Liens arising (provided they are subordinate to the Agent's Liens on Collateral) in the ordinary course of business and securing obligations (other than Indebtedness for borrowed money) that are not overdue by more than 30 days or are being contested in good faith and by appropriate proceedings promptly initiated and diligently conducted, and a reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

          (d) to the extent not otherwise constituting Permitted Liens, Liens described on Schedule 6.02(a), but not the extension of coverage thereof to other property or the extension of maturity, refinancing or other modification of the terms thereof or the increase of the Indebtedness secured thereby;

          (e) (i) purchase money Liens on equipment acquired or held by any Loan Party or any of its Subsidiaries in the ordinary course of its business to secure the purchase price of such equipment or Indebtedness incurred solely for the purpose of financing the acquisition of such equipment or (ii) Liens existing on such equipment at the time of its acquisition; provided, however, that (A) no such Lien shall extend to or cover any other property of any Loan Party or any of its Subsidiaries, (B) the principal amount of the Indebtedness secured by any such Lien shall not exceed the lesser of 80% of the fair market value or the cost of the property so held or acquired and (C) the aggregate principal amount of Indebtedness secured by any or all such Liens shall not exceed $1,000,000 during the term of this Agreement;

          (f) deposits and pledges of cash securing (i) obligations incurred in respect of workers' compensation, unemployment insurance or other forms of governmental insurance or benefits, (ii) the performance of bids, tenders, leases, contracts (other than for the payment of money) and statutory obligations or (iii) obligations on surety or appeal bonds, but only to the extent such deposits or pledges are made or otherwise arise in the ordinary course of business and secure obligations not past due;

          (g) easements, zoning restrictions and similar encumbrances on real property and minor irregularities in the title thereto that do not (i) secure obligations for the payment of money or (ii) materially impair the value of such property or its use by any Loan Party or any of its Subsidiaries in the normal conduct of such Person's business;

          (h) Liens securing Indebtedness permitted by subsections (b) and (c) of the definition of Permitted Indebtedness;

          (i) [Intentionally Omitted]

          (j) Liens in the Pokagon Account securing obligations of Lakes Gaming Michigan under the Pokagon Development Agreement;

          (k) [Intentionally Omitted]

          (l) other Liens securing guaranties, other Contingent Obligations and other Indebtedness permitted by subsection (e) of the definition of Permitted Indebtedness, but only to the extent such Liens exist as of the Effective Date, are thereafter granted as contemplated by or in accordance with the Business Plan, or are otherwise granted with the written consent of the Required Lenders (not to be unreasonably withheld if no Event of Default shall have occurred and be continuing); and

          (m) Liens securing Indebtedness permitted by subsection (i) of the definition of Permitted Indebtedness.

          "Periodic Project Development Report" has the meaning specified therefor in Section 6.01(a).

          "Person" means an individual, corporation, limited liability company, partnership, association, joint-stock company, trust, unincorporated organization, joint venture or other enterprise or entity or Governmental Authority.

          "Phase I ESA" has the meaning specified therefor in Section 4.01(d).

          "Plan" means any Employee Plan or Multiemployer Plan.

          "Plan Reconciliation Report" shall mean a report prepared by the Parent listing the financial projections of the Parent and its Subsidiaries delivered pursuant to Section 6.01(a)(vii) for the most recent Fiscal Quarter along with actual financial results together with an summary and analysis prepared by the chief financial officer of the Parent discussing the deviations, if any.

          "Pledge Agreement" means a Pledge and Security Agreement made by each Loan Party in favor of the Agent for the benefit of the Lenders, substantially in the form of Exhibit C, securing the Obligations and delivered to the Agent.

          "Pokagon" shall mean that certain casino on the land of the Pokagon Band of Potawatomi Indians in New Buffalo Township, Michigan.

          "Pokagon Account" means the Account (account number 15522000 or 5522000) maintained at US Bank National Association referred to and as defined in the Pokagon Development Agreement which at any time shall not contain an amount in the aggregate in excess of $2,500,000.

          "Pokagon Indians" shall mean the Pokagon Band of Potawatomi Indians, a federally recognized tribe.

          "Pokagon Development Agreement" shall mean that certain Third Amended and Restated Development Agreement, dated as of January 25, 2006, between the Pokagon Band of Potawatomi Indians, and Great Lakes Gaming of Michigan, LLC

          "Pokagon Management Agreement" shall mean that certain Third Amended and Restated Management Agreement, dated as of January 25, 2006, between the Pokagon Band of Potawatomi Indians, and Great Lakes Gaming of Michigan, LLC.

          "Post-Default Rate" means a rate of interest per annum equal to the rate of interest otherwise in effect from time to time pursuant to the terms of this Agreement plus 6.00%.

          "Preferred Certificate of Designation" means the Parent's Preferred Certificate of Designation, dated as of the date hereof.

          "Preferred Shares" has the meaning specified therefor in the Securities Purchase Agreement.

          "Prentice" has the meaning specified therefor in the preamble hereto.

          "Project Business Plan" shall mean the project business plan of the Parent, dated as of the date hereof, and attached as Exhibit G hereto which shall include development plans for each Project including, without limitation, the square footage of each casino to be developed on each such Project, the approximate number of slot machines and other gaming devices or tables to be included in such Project and the amount of construction financing (it being understood that a variance of up to 15% of any construction financing shall be considered an acceptable variance in the amount of such construction financing), by phase, to be required in respect of each such Project.

          "Pro Rata Share" means (i) with respect to the initial $25,000,000 Loan made on the Effective Date, the percentage obtained by dividing (A) such Lender's Commitment by (B) the Total Commitment; and (ii) otherwise, a fraction, the numerator of which shall be the aggregate unpaid principal amount of such Lender's portion of the Loan and the denominator of which shall be the aggregate unpaid principal amount of the Loan.

          "Projects" shall mean the currently existing projects at Pokagon, Shingle Springs, Vicksburg, Jamul, Iowa or Pawnee.

          "Rating Agencies" has the meaning specified therefor in Section 2.07.

          "Reference Bank" means JPMorgan Chase Bank, its successors or any other commercial bank designated by the Agent to Parent from time to time.

          "Reference Rate" means the rate of interest publicly announced by the Reference Bank in New York, New York from time to time as its reference rate, base rate or prime rate. The reference rate, base rate or prime rate is determined from time to time by the Reference Bank as a means of pricing some loans to its borrowers and neither is tied to any external rate of interest or index nor necessarily reflects the lowest rate of interest actually charged by the Reference Bank to any particular class or category of customers. Each change in the Reference Rate shall be effective from and including the date such change is publicly announced as being effective.

          "Register" has the meaning specified therefor in Section 11.07(d).

          "Registered Loan" has the meaning specified therefor in Section 11.07(d).

          "Registration Rights Agreement" means the Registration Rights Agreement, in form and substance satisfactory to the Agent, by and between the Parent and the Lenders, with respect to certain registration rights of the Lenders with respect to the Warrant Shares.

          "Regulation T", "Regulation U" and "Regulation X" mean, respectively, Regulations T, U and X of the Board or any successor, as the same may be amended or supplemented from time to time.

          "Related Fund" means, with respect to any Person, an Affiliate of such Person, or a fund or account managed by such Person or an Affiliate of such Person.

          "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, seeping, migrating, dumping or disposing of any Hazardous Material (including the abandonment or discarding of barrels, containers and other closed receptacles containing any Hazardous Material) into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Materials through or in the ambient air, soil, surface or ground water, or property.

          "Remedial Action" means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate or in any other way address Hazardous Materials in the indoor or outdoor environment; (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform pre-remedial studies and investigations and post-remedial operation and maintenance activities; or (iv) perform any other actions authorized by 42 U.S.C. Section 9601.

          "Reportable Event" means an event described in Section 4043 of ERISA (other than an event not subject to the provision for 30-day notice to the PBGC under the regulations promulgated under such Section).

          "Required Lenders" means Lenders whose Pro Rata Shares of the Loan aggregate at least 51%.

          "SEC" means the Securities and Exchange Commission or any other similar or successor agency of the Federal government administering the Securities Act.

          "Securities Act" means the Securities Act of 1933, as amended, or any similar Federal statute, and the rules and regulations of the SEC thereunder, all as the same shall be in effect from time to time.

          "Securities Purchase Agreement" means the Securities Purchase Agreement, dated as of the date hereof, among the Parent and the investors listed on the Schedule of Buyers attached thereto.

          "Securitization" has the meaning specified therefor in Section 2.07.

          "Securitization Parties" has the meaning specified therefor in Section 2.07.

          "Security Agreement" means a Security Agreement made by a Loan Party in favor of the Agent for the benefit of the Agent and the Lenders, substantially in the form of Exhibit B, securing the Obligations and delivered to the Agent.

          "Shingle Springs" shall mean that certain casino on the Rancheria of the Shingle Springs Band of Miwok Indians in El Dorado County, California.

          "Shingle Springs Indians" shall mean the Shingle Spring Band of Miwok Indians, a federally recognized tribe.

          "Shingle Springs Development and Management Agreement" shall mean that certain First Amended and Restated Memorandum of Agreement regarding Gaming Development and Management Agreement, dated as of October 13, 2003, between Shingle Springs Indians and Lakes Shingle Springs, as amended by that certain June 16, 2004 Amendment to First Amended and Restated Memorandum of Agreement regarding Gaming Development and Management Agreement, dated June 16, 2004, between the Shingle Springs Indians and Lakes Shingle Springs.

          "Solvent" means, with respect to any Person on a particular date, that on such date (i) the fair value of the property of such Person is not less than the total amount of the liabilities of such Person, (ii) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (iii) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature, and (v) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's property would constitute unreasonably small capital.

          "Standard & Poor's" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

          "Subordinated Indebtedness" means Indebtedness of any Loan Party the terms of which are satisfactory to the Agent and which has been expressly subordinated in right of payment to all Indebtedness of such Loan Party under the Loan Documents (i) by the execution and delivery of a subordination agreement, in form and substance satisfactory to the Agent, or (ii) otherwise on terms and conditions (including, without limitation, subordination provisions, payment terms, interest rates, covenants, remedies, defaults and other material terms) satisfactory to the Agent.

          "Subsidiary" means, with respect to any Person at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity (i) the accounts of which would be consolidated with those of such Person in such Person's consolidated financial statements if such financial statements were prepared in accordance with GAAP or (ii) of which more than 50% of (A) the outstanding Capital Stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such Person, (B) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (C) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such Person. In no event shall an Inactive Subsidiary be considered a Subsidiary unless pursuant to
Section 6.01(s) hereof. Notwithstanding the foregoing, except with respect to the relevant reporting obligations in Section 6.01(a), World Poker shall not be deemed a Subsidiary under this Agreement (but for purposes of Section 6.01(a) only, World Poker shall be deemed a Subsidiary only in each case where the applicable reporting requirement has been historically prepared by the Parent on a consolidated basis).

          "Taxes" has the meaning specified therefor in Section 2.08(a).

          "Termination Event" means (i) a Reportable Event with respect to any Employee Plan, (ii) any event that causes any Loan Party or any of its ERISA Affiliates to incur liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971 or 4975 of the
Internal Revenue Code, (iii) the filing of a notice of intent to terminate an Employee Plan or the treatment of an Employee Plan amendment as a termination under Section 4041 of ERISA, (iv) the institution of proceedings by the PBGC to terminate an Employee Plan, or (v) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Employee Plan.

          "Title Insurance Policy" means a mortgagee's loan policy, in form and substance satisfactory to the Agent, together with all endorsements made from time to time thereto, including, but not limited to, a zoning endorsement, issued by or on behalf of a title insurance company satisfactory to the Agent, insuring the Lien created by a Mortgage in an amount and on terms satisfactory to the Agent, delivered to the Agent.

          "Total Commitment" means the sum of the amounts of the Lenders' Commitments.

          "Transferee" has the meaning specified therefor in Section 2.08(a).

          "UCC Filing Authorization Letter" means a letter duly executed by each Loan Party authorizing the Agent to file appropriate financing statements on Form UCC-1 without the signature of such Loan Party in such office or offices as may be necessary or, in the opinion of the Agent, desirable to perfect the security interests purported to be created by each Security Agreement, each Pledge Agreement and each Mortgage.

          "Uniform Commercial Code" has the meaning specified therefor in
Section 1.03.

          "Vicksburg" shall mean that certain casino owned by Lakes Gaming-Mississippi, LLC on land near Vicksburg, Mississippi.

          "WARN" has the meaning specified therefor in Section 5.01(aa).

          "Warrants" has the meaning assigned to such term in the Securities Purchase Agreement.

          "Warrant Shares" has the meaning assigned to such term in the Warrants.

          "World Poker" means WPT Enterprises, Inc., a Delaware corporation.

          "World Poker Collateral Shares" means 12,480,000 World Poker Shares upon which a Lien is granted by Parent as security for all or any part of the Obligations.

          "World Poker Shares" means the Capital Stock of World Poker (as adjusted for stock splits, stock dividends, reverse stock splits, recapitalizations, reclassifications and similar events).

          "WPT 25% Collateral Event" has the meaning specified therefor in the Warrant.

          "WPT 50% Collateral Event" has the meaning specified therefor in the Warrant.

          "WPT 75% Collateral Event" has the meaning specified therefor in the Warrant.

          "WPT Effective Date" has the meaning specified therefor in Section 6.01(q).

          "WPT Legislation Event" has the meaning specified therefor in the Warrant.

          "WPT Registration Delay Payments" has the meaning specified therefor in Section 6.01(q).

          Section 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "include", "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "will" shall be construed to have the same meaning and effect as the word "shall". Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person's successors and assigns, (c) the words "herein", "hereof" and "hereunder", and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any right or interest in or to assets and properties of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible. References in this Agreement to "determination" by the Agent include good faith estimates by the Agent (in the case of quantitative determinations) and good faith beliefs by the Agent (in the case of qualitative determinations).

          Section 1.03 Accounting and Other Terms. Unless otherwise expressly provided herein, each accounting term used herein shall have the meaning given it under GAAP applied on a basis consistent with those used in preparing the Financial Statements. All terms used in this Agreement which are defined in
Article 8 or Article 9 of the Uniform Commercial Code as in effect from time to time in the State of New York (the "Uniform Commercial Code") and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of New York on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute except as the Agent may otherwise determine.

          Section 1.04 Time References. Unless otherwise indicated herein, all references to time of day refer to Eastern Standard Time or Eastern daylight saving time, as in effect in New York City on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding"; provided, however, that with respect to a computation of fees or interest payable to the Agent or any Lender, such period shall in any event consist of at least one full day.

                                   ARTICLE II

                                    THE LOANS

          Section 2.01 Commitments. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender severally agrees to make the Loans to the Borrowers at any time and from time to time from the Effective Date to the Maturity Date, or until the earlier reduction of its Commitment to zero in accordance with the terms hereof, in an aggregate principal amount of Loans at any time outstanding not to exceed the amount of such Lender's Commitment, as such Commitment may be terminated or reduced in accordance with the provisions of this Agreement. Notwithstanding anything to the contrary contained herein, the Lenders shall not be obligated to make Loans in an aggregate principal amount in excess of $35,000,000 unless (i) 9,480,000 (plus any Initial Shares included as provided below) of the World Poker Collateral Shares have a market value for a prior 10 day volume weighted average of $50,000,000 (it being understood that (x) in computing such market value, the Parent may contribute for purposes of such calculation all or part of the Initial Shares to attain such $50,000,000 market value and (y) that all or any part of such Initial Shares may be withdrawn after being computed for such purpose for more than 45 days if and to the extent that for the 10 day period prior to such proposed withdrawal, the volume weighted average of 9,480,000 of the World Poker Collateral Shares is at least equal to $50,000,000), and (ii) either (A) construction financing has been drawn upon for the commencement of construction for at least one of the following casinos in accordance with the Project Business Plan and no litigation, governmental or regulatory, labor, tribal or other action has had the effect of enjoining or preventing in any material respect to the actual construction thereof : Shingle Springs, Pokagon or Jamul, or (B) the Parent has received gross proceeds in an aggregate amount of not less than $20,000,000 since the Effective Date from the issuance of the Common Stock.

               (b) The aggregate principal amount of the Loan made by the Lenders shall not exceed the Total Commitment (and in the case of the Loan made on the Effective Date, $25,000,000). Any principal amount of a Loan which is repaid or prepaid may not be reborrowed. The Total Commitment shall be reduced dollar-for-dollar by:

                    (i) the proceeds of the sale of World Poker Collateral Shares, net of customary and ordinary transaction costs (which for the avoidance of doubt shall exclude any taxes other than transfer taxes due of a result of such sale) for similar sales (which in no event shall exceed 4% of the gross proceeds of such sale) in excess of 3,000,000 World Poker

Collateral Shares (such 3,000,000 shares as reduced by any shares contributed in accordance with clause (a) above) (such shares, the "Initial Shares"), to the extent, and in the amount, that such proceeds exceed the then outstanding principal balance of the Loan; and

                    (ii) with respect to the Initial Shares, an amount, if any, equal to the differential between the price at which such Initial Shares are sold and $6.00 per share (as adjusted for stock splits, stock dividends, reverse stock splits, recapitalizations, reclassifications and similar events) (such that, by way of example, if 3,000,000 Initial Shares were sold at $5.00, the reduction would be $3,000,000).

          Section 2.02 Making the Loan. (a) The Parent shall give the Agent prior telephonic notice (immediately confirmed in writing, in substantially the form of Exhibit D hereto (a "Notice of Borrowing")), not later than 12:00 noon (New York City time) on the date which is five (5) Business Days prior to the date of the proposed Loan (or such shorter period as the Agent is willing to accommodate from time to time, but in no event later than 12:00 noon (New York City time) on the borrowing date of the proposed Loan). Such Notice of Borrowing shall be irrevocable (and the Borrowers shall be bound to make a borrowing in accordance therewith) and shall specify (i) the principal amount of the proposed Loan (which, in the case of Loans requested on the Effective Date, shall be $25,000,000, and in the case of Loans requested after the Effective Date, shall be drawn in up to five additional draws each in a minimum amount of $5,000,000 and in multiples of $100,000 (or such smaller amount as the Agent is willing to accommodate) in excess thereof), and (ii) the proposed borrowing date, which must be a Business Day. The Agent and the Lenders may act without liability upon the basis of written, telecopied or telephonic notice believed by the Agent in good faith to be from Parent (or from any Authorized Officer thereof designated in writing purportedly from Parent to the Agent). Each Borrower hereby waives the right to dispute the Agent's record of the terms of any such telephonic Notice of Borrowing. The Agent and each Lender shall be entitled to rely conclusively on any Authorized Officer's authority to request a Loan on behalf of the Borrowers until the Agent receives written notice to the contrary. The Agent and the Lenders shall have no duty to verify the authenticity of the signature appearing on any written Notice of Borrowing. The Borrowers hereby agree that the Initial Purchase Price (as defined in the Securities Purchase Agreement) of $10.00 for the Warrants and the Additional Purchase Price (as defined in the Securities Purchase Agreement) of $44,577.51 for the Preferred Shares shall be deemed paid in full as of the Effective Date as part of the net funding from the initial Loan made on the Effective Date in accordance with the Payment Direction Letter.

               (b) Except as otherwise provided in this subsection 2.02(b), all Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares of the Total Commitment, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender's obligations to make a Loan requested hereunder, nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in that other Lender's obligation to make a Loan requested hereunder, and each Lender shall be obligated to make the Loans required to be made by it by the terms of this Agreement regardless of the failure by any other Lender.

          Section 2.03 Repayment of Loans; Evidence of Debt.

               (a) The outstanding principal of the Loans shall be due and repayable on the Maturity Date (subject to earlier repayment as provided below) together with any and all accrued and unpaid interest thereon.

               (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

               (c) The Agent shall maintain accounts in which it shall record
(i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Agent hereunder for the account of the Lenders and each Lender's share thereof.

               (d) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein, absent manifest error; provided that the failure of any Lender or the Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

               (e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form furnished by the Agent and reasonably acceptable to Parent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.07) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

          Section 2.04 Interest.

               (a) Loan. Each Loan shall bear interest on the principal amount thereof from time to time outstanding, from the date such Loan is made, continued or converted, as the case may be, until such principal amount of such Loan is paid in full, at a rate per annum equal to 12.00%. To the extent it is determined by the Lenders upon advice of counsel that the issuance of Preferred Shares, the exercise in the case of the Warrants or voting in the case of Preferred Shares with respect to board rights requires consent or approval by any state, federal or other gaming authority, the Parent will use reasonable commercial efforts to obtain such consent or approval.

               (b) Additional Interest. (i) Upon a WPT Legislation Event, (A) the obligation to make additional loans under the Financing Facility may, at the option of the Lenders, terminate and (B) the then outstanding balance of the Loans shall bear interest at a rate 6% in excess of the rate then in effect until the value of the World Poker Collateral Shares is equal to or greater than 100% of the principal amount of the loans outstanding under the Financing Facility.

                    (ii) without limiting any other section hereof, if a WPT 75% Collateral Event has occurred and is continuing the then outstanding balance of the loans shall bear interest at a rate 6% in excess of the rate then in effect until the date on which, if any, a WPT 75% Collateral Event shall no longer be occurring.

                    (iii) without limiting any other section hereof, if a WPT 50% Collateral Event has occurred and is continuing the then outstanding balance of the loans shall bear interest at a rate 6% in excess of the rate then in effect until the date on which, if any, a WPT 50% Collateral Event shall no longer be occurring.

                    (iv) without limiting any other section hereof, if a WPT 25% Collateral Event has occurred and is continuing the then outstanding balance of the loans shall bear interest at a rate 6% in excess of the rate then in effect until the date on which, if any, a WPT 25% Collateral Event shall no longer be occurring.

               (c) Default Interest. To the extent permitted by law, upon the occurrence and during the continuance of an Event of Default, the principal of, and all accrued and unpaid interest on, all Loans, fees, indemnities or any other Obligations of the Loan Parties under this Agreement and the other Loan Documents, shall bear interest, from the date such Event of Default occurred until the date such Event of Default is cured or waived in writing in accordance herewith, at a rate per annum equal at all times to the Post-Default Rate.

               (d) Interest Payment. Interest on each Loan shall be payable monthly, in arrears, on the first day of each month, commencing on the first day of the month following the month in which such Loan is made and at maturity (whether upon demand, by acceleration or otherwise). Interest at the Post-Default Rate shall be payable on demand. Each Borrower hereby authorizes the Agent to, and the Agent may, from time to time, charge the Loan Account pursuant to Section 3.01 with the amount of any interest payment due hereunder.

               (e) General. All interest shall be computed on the basis of a year of 360 days for the actual number of days, including the first day but excluding the last day, elapsed.

          Section 2.05 Reduction and Termination of Commitment; Prepayment of Loans.

               (a) Reduction and Termination of Commitments. The Total Commitment and the Commitment of each Lender shall automatically and permanently terminate at 5:00 p.m. (New York City time) on the Maturity Date. Each Loan will permanently reduce the Total Commitment and each Lender's Pro Rata Share thereof. Notwithstanding anything to the contrary contained herein, the Total Commitment shall be permanently reduced on a dollar-for-dollar basis by the proceeds of any World Poker Shares sold by any Loan Party after the Effective Date in excess of the Initial Shares provided, however, that to the extent that any portion of such Initial Shares are sold for less than $6.00 per share (as adjusted for stock splits, stock dividends, reverse stock splits, recapitalizations, reclassifications and similar events), the amount by which the Total Commitment is reduced shall be the differential between the price at which any such Initial Shares are sold and $6.00 per share (such that by way of example, if

3,000,000 Initial Shares were sold at $5.00, the Total Commitment would be reduced by $3,000,000).

               (b) Optional Prepayment. The Borrowers may, upon at least five
(5) Business Days' prior written notice to the Agent, prepay, without penalty or premium, the principal of the Loans, in whole or in part from time to time. Each prepayment made pursuant to this clause (b) shall be accompanied by the payment of accrued interest to the date of such payment on the amount prepaid.

               (c) Mandatory Prepayment.

                    (i) Immediately upon any Disposition by any Loan Party or its Subsidiaries pursuant to Section 6.02(c)(ii), the Borrowers shall prepay the outstanding amount of the Loans in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection with such Disposition to the extent that the aggregate amount of Net Cash Proceeds received by all Loan Parties and their Subsidiaries (and not paid to the Agent as a prepayment of the Loans) shall exceed for all such Dispositions since the Effective Date the sum of $250,000. Nothing contained in this subsection (i) shall permit any Loan Party or any of its Subsidiaries to make a Disposition of any property other than in accordance with Section 6.02(c)(ii).

                    (ii) Upon the issuance or incurrence by any Loan Party or any of its Subsidiaries of any Indebtedness (other than Indebtedness referred to in clauses (a), (b), (c), (d), (e), (g), (h) and (i) of the definition of Permitted Indebtedness), the Borrowers shall prepay the outstanding amount of the Loans in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith, provided that, if the Net Cash Proceeds received by such Person in connection with any construction indebtedness exceed the costs of such construction financed by such construction indebtedness, the Borrowers shall prepay the outstanding amount of the Loans in an amount equal to 20% of the excess amount of such Net Cash Proceeds. The provisions of this subsection
(ii) shall not be deemed to be implied consent to any such issuance or incurrence otherwise prohibited by the terms and conditions of this Agreement.

                    (iii) Upon the sale by any Loan Party or any of its Subsidiaries of any World Poker Shares (other than the Initial Shares), the Borrowers shall prepay the outstanding amount of the Loans in an amount equal to 100% of the Net Cash Proceeds received by such Loan Party in connection therewith.

                    (iv) Upon the receipt by any Loan Party or any of its Subsidiaries of any Extraordinary Receipts, the Borrowers shall prepay the outstanding Loans in an amount equal to 100% of such Extraordinary Receipts, net of any reasonable expenses incurred in collecting such Extraordinary Receipts.

                    (v) Not less frequently than semi-annually, the Borrowers (or any Loan Party in receipt of the following) shall prepay the outstanding amount of the Loans in an amount equal to the Excess Cash Amount.

                    (vi) Notwithstanding the foregoing, the Loan Parties shall be permitted, without being obligated to make a mandatory prepayment, to sell an unlimited numbers of shares of Capital Stock of the Parent, in each case, at not less than the fair market value (it being understood that fair market value may be impacted as a result of lack of liquidity and similar market factors impacting the value of the securities sold) and such Net Cash Proceeds may be used for general corporate purposes so long as not in violation of the terms of this Agreement.

                    (vii) Without limiting any increased payments of interest or fees hereunder as otherwise may be in effect, no prepayment made pursuant to this subsection (c) shall be subject to penalty or premium.

               (d) [Intentionally Omitted].

               (e) Interest and Fees. The amount of any prepayment made pursuant to this Section 2.05 shall be allocated between principal of the Loan and accrued interest on the principal amount being prepaid to the date of prepayment without the need for any additional payment by any Loan Party, unless such prepayment would reduce the amount of the outstanding Loans to zero, in which case such prepayment shall be accompanied by the payment of all fees accrued to such date pursuant to Section 2.06. Notwithstanding the foregoing, however, in no event shall the amount prepaid be less than the mandatory prepayment proceeds unless all Obligations hereunder are paid in full.

               (f) Cumulative Prepayments. Except as otherwise expressly provided in this Section 2.05, payments with respect to any subsection of this
Section 2.05 are in addition to payments made or required to be made under any other subsection of this Section 2.05.

          Section 2.06 Fees.

               (a) Closing Fee. On or prior to the Effective Date, the Borrowers shall pay to Prentice Capital Management, LP for the account of the Lenders, in accordance with their Pro Rata Shares, a non-refundable closing fee (the "Closing Fee") equal to $1,500,000 which shall be deemed fully earned when paid.

               (b) Loan Servicing Fee. From and after the Effective Date and until the later of the date on which all Obligations are paid in full and the date on which the Commitments are terminated, the Borrowers shall pay to Prentice Capital Management, LP a non-refundable loan servicing fee (the "Loan Servicing Fee") equal to $5,000 each month, which shall be deemed fully earned when paid and which shall be due and payable on the Effective Date and monthly in advance thereafter on the first day of each calendar month commencing on the first day of the calendar month immediately following the Effective Date.

               (c) Collateral Maintenance Fee. Commencing on the date that each of a WPT Legislative Event, a WPT 25% Collateral Event, WPT 50% Collateral Event or a WPT 75% Collateral Event shall occur, if any, the Borrowers shall pay to Prentice Capital Management, LP a collateral maintenance fee equal to, 2.00% of the aggregate principal amount of the Loans outstanding on such date on the date of the first such event and an additional 2% of the aggregate principal amount of the Loans outstanding on such date on the date of each such additional event thereafter (it being understood that once a 2% fee is payable with respect to an applicable event as aforesaid such fee shall not reduce if the percentage increases). Such fee shall be due and payable on each date that a WPT Legislative Event, a WPT 25% Collateral Event, WPT 50% Collateral Event or a WPT 75% Collateral Event shall occur.

               (d) Audit and Collateral Monitoring Fees. The Borrowers acknowledge that pursuant to Section 6.01(f), representatives of the Agent may visit any or all of the Loan Parties and/or conduct audits, inspections, valuations, appraisals and/or field examinations of any or all of the Loan Parties at any time and from time to time, upon reasonable advance notice and at reasonable times (it being understood that during the continuance of an Event of Default, notice may be shorter), in a manner so as to not unduly disrupt the business of the Loan Parties. The Borrowers agree to pay (i) $1,500 per day per examiner plus the examiner's out-of-pocket costs and reasonable expenses incurred in connection with all such visits, audits, inspections, valuations, appraisals and field examinations and (ii) the cost of all visits, audits, inspections, valuations, appraisals and field examinations conducted by a third party on behalf of the Agent; provided, however, that payments under this
Section 2.07(d) shall not exceed an aggregate of $25,000 in any twelve (12) month period prior to an Event of Default.

          Section 2.07 Securitization. The Loan Parties hereby acknowledge that the Lenders and their Affiliates may sell or securitize the Loans (a "Securitization") through the pledge of the Loans as collateral security for loans to the Lenders or their Affiliates or through the sale of the Loans or the issuance of direct or indirect interests in the Loans, which loans to the Lenders or their Affiliates or direct or indirect interests will be rated by Moody's, Standard & Poor's or one or more other rating agencies (the "Rating Agencies"). The Loan Parties shall cooperate with the Lenders and their Affiliates to effect the Securitization including, without limitation, by (a) amending this Agreement and the other Loan Documents, and executing such additional documents, as reasonably requested by the Lenders in connection with the Securitization, provided that (i) any such amendment or additional documentation does not impose material additional costs on the Loan Parties and
(ii) any such amendment or additional documentation does not materially adversely affect the rights, or materially increase the obligations, of the Loan Parties under the Loan Documents or change or affect in a manner adverse to the Loan Parties the financial terms of the Loans, (b) providing such information as may be reasonably requested by the Lenders in connection with the rating of the Loans or the Securitization, and (c) providing in connection with any rating of the Loans a certificate (i) agreeing to indemnify the Lenders and their Affiliates, any of the Rating Agencies, or any party providing credit support or otherwise participating in the Securitization (collectively, the "Securitization Parties"), in a manner that is customary for such transactions, for any losses, claims, damages or liabilities (the "Liabilities") to which the Lenders, their Affiliates or such Securitization Parties may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any Loan Document or in any writing delivered by or on behalf of any Loan Party to the Lenders in connection with any Loan Document or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein, or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and such indemnity shall survive any transfer by the Lenders or their successors or assigns of the Loans and (ii) agreeing to reimburse the Lenders and their Affiliates for any legal or other expenses reasonably incurred by such Persons in connection with defending the Liabilities.

          Section 2.08 Taxes. (a) Any and all payments by any Loan Party hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on the net income of the Agent or any Lender (or any transferee or assignee thereof (any such entity, a "Transferee")) by the jurisdiction in which such Person is organized or has its principal lending office (all such nonexcluded taxes, levies, imposts, deductions, charges withholdings and liabilities, collectively or individually, "Taxes"). If any Loan Party shall be required to deduct any Taxes from or in respect of any sum payable hereunder to the Agent or any Lender (or any Transferee), (i) the sum payable shall be increased by the amount (an "additional amount") necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.08) the Agent or such Lender (or such Transferee) shall receive an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

               (b) In addition, each Loan Party agrees to pay to the relevant Governmental Authority in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement ("Other Taxes"). Each Loan Party shall deliver to the Agent, and each Lender official receipts in respect of any Taxes or Other Taxes payable hereunder promptly after payment of such Taxes or Other Taxes.

               (c) The Loan Parties hereby jointly and severally indemnify and agree to hold each Agent and each Lender harmless from and against Taxes and Other Taxes (including, without limitation, Taxes and Other Taxes imposed on any amounts payable under this Section 2.08) paid by such Person, whether or not such Taxes or Other Taxes were correctly or legally asserted. Such indemnification shall be paid within 10 days from the date on which any such Person makes written demand therefor specifying in reasonable detail the nature and amount of such Taxes or Other Taxes.

               (d) Each Lender (or Transferee) that is organized under the laws of a jurisdiction other than the United States, any State thereof or the District of Columbia (a "Non-U.S. Lender") shall deliver to the Agent and Parent two properly completed and duly executed copies of either U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of "portfolio interest", a Form W-8BEN, or any subsequent versions thereof or successors thereto (and, if such Non-U.S. Lender delivers a Form W-8, a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Internal Revenue Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Parent and is not a controlled foreign corporation related to the Parent (within the meaning of Section 864(d)(4) of the Internal Revenue Code)), in each case claiming complete exemption from U.S. Federal withholding tax on payments by the Loan Parties under this Agreement. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of a Transferee that is a participation holder, on or before the date such participation holder becomes a Transferee hereunder) and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a "New Lending Office"). In addition, each Non-U.S. Lender shall deliver such forms within 20 days after receipt of a written request therefor from Parent or the Agent. Notwithstanding any other provision of this Section 2.08, a Non-U.S. Lender shall not be required to deliver after the date hereof any form pursuant to this Section 2.08 that such Non-U.S. Lender is not legally able to deliver.

               (e) The Loan Parties shall not be required to indemnify any Non-U.S. Lender, or pay any additional amounts to any Non-U.S. Lender, in respect of United States Federal withholding tax pursuant to this Agreement to the extent that (i) the obligation to withhold amounts with respect to United States Federal withholding tax existed on the date such Non-U.S. Lender became a party to this Agreement (or, in the case of a Transferee that is a participation holder, on the date such participation holder became a Transferee hereunder) or, with respect to payments to a New Lending Office, the date such Non-U.S. Lender designated such New Lending Office with respect to a Loan; provided, however, that this clause (i) shall not apply to the extent the indemnity payment or additional amounts any Transferee, or Lender (or Transferee) through a New Lending Office, would be entitled to receive (without regard to this clause (i)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Transferee, or Lender (or Transferee) making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation, or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Non-U.S. Lender to comply with the provisions of clause (d) above.

               (f) Any Lender (or Transferee) claiming any indemnity payment or additional payment amounts payable pursuant to this Section 2.08 shall use reasonable efforts (consistent with legal and regulatory restrictions) to file any certificate or document reasonably requested in writing by Parent or to change the jurisdiction of its applicable lending office if the making of such a filing or change would avoid the need for or reduce the amount of any such indemnity payment or additional amount which may thereafter accrue, would not require such Lender (or Transferee) to disclose any information such Lender (or Transferee) deems confidential and would not, in the sole determination of such Lender (or Transferee), be otherwise disadvantageous to such Lender (or Transferee).

               (g) The obligations of the Loan Parties under this Section 2.08 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

                                  ARTICLE III

                      FEES, PAYMENTS AND OTHER COMPENSATION

          Section 3.01 Payments; Computations and Statements. The Borrowers will make each payment under this Agreement not later than 12:00 noon (New York City time) on the day when due, in lawful money of the United States of America and in immediately available funds, to the Agent's Account. All payments received by the Agent after 12:00 noon (New York

City time) on any Business Day will be credited to the Loan Account on the next succeeding Business Day. All payments shall be made by the Borrowers without set-off, counterclaim, deduction or other defense to the Agent and the Lenders. Except as provided in Section 2.02, after receipt, the Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal ratably to the Lenders in accordance with their Pro Rata Shares and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement, provided that the Agent will cause to be distributed all interest and fees received from or for the account of the Borrowers not less than once each month and in any event promptly after receipt thereof. The Lenders and the Borrowers hereby authorize the Agent to, and the Agent may, from time to time, charge the Loan Account of the Borrowers with any amount due and payable by the Borrowers under any Loan Document. The Lenders and the Borrowers confirm that any charges which the Agent may so make to the Loan Account of the Borrowers as herein provided will be made as an accommodation to the Borrowers and solely at the Agent's discretion. Whenever any payment to be made under any such Loan Document shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in such case be included in the computation of interest or fees, as the case may be. All computations of fees shall be made by the Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such fees are payable. Each determination by the Agent of an interest rate or fees hereunder shall be conclusive and binding for all purposes in the absence of manifest error.

          Section 3.02 Sharing of Payments, Etc. Except as provided in Section
2.02 hereof, if any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of any Obligation in excess of its ratable share of payments on account of similar obligations obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in such similar obligations held by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender's ratable share (according to the proportion of (i) the amount of such Lender's required repayment to (ii) the total amount so recovered from the purchasing Lender of any interest or other amount paid by the purchasing Lender in respect of the total amount so recovered). The Borrowers agree that any Lender so purchasing a participation from another Lender pursuant to this Section 3.02 may, to the fullest extent permitted by law, exercise all of its rights (including the Lender's right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrowers in the amount of such participation.

          Section 3.03 Apportionment of Payments. Subject to Section 2.02 hereof:

               (a) all payments of principal and interest in respect of outstanding Loans, all payments of fees (other than the audit and collateral monitoring fee provided for in Section 2.06(d)) and all other payments in respect of any other Obligations, shall be allocated by the Agent among such of the Lenders as are entitled thereto, in proportion to their respective Pro

Rata Shares or otherwise as provided herein or, in respect of payments not made on account of Loans, as designated by the Person making payment when the payment is made.

               (b) After the occurrence and during the continuance of an Event of Default, the Agent may, and upon the direction of the Required Lenders shall, apply all payments in respect of any Obligations and all proceeds of the Collateral, subject to the provisions of this Agreement, (i) first, ratably to pay the Obligations in respect of any fees, expense reimbursements, indemnities and other amounts then due to the Agent until paid in full; (ii) second, ratably to pay the Obligations in respect of any fees and indemnities then due to the Lenders until paid in full; (iii) third, ratably to pay interest due in respect of the Loans until paid in full; (iv) fourth, ratably to pay principal of the Loans until paid in full; and (v) fifth, to the ratable payment of all other Obligations then due and payable.

               (c) For purposes of Section 3.03(b), "paid in full" with respect to interest shall include interest accrued after the commencement of any Insolvency Proceeding irrespective of whether a claim for such interest is allowable in such Insolvency Proceeding.

               (d) In the event of a direct conflict between the priority provisions of this Section 3.03 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that both such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 3.03 shall control and govern.

          Section 3.04 Increased Costs and Reduced Return. (a) If any Lender or the Agent shall have determined that the adoption or implementation of, or any change in, any law, rule, treaty or regulation, or any policy, guideline or directive of, or any change in, the interpretation or administration thereof by, any court, central bank or other administrative or Governmental Authority, or compliance by any Lender or the Agent or any Person controlling such Lender or the Agent with any directive of, or guideline from, any central bank or other Governmental Authority or the introduction of, or change in, any accounting principles applicable to any Lender or the Agent or any Person controlling such Lender or the Agent (in each case, whether or not having the force of law) (each, a "Change in Law"), shall (i) subject such Lender or the Agent, or any Person controlling such Lender or the Agent to any tax, duty or other charge with respect to this Agreement or any Loan made by such Lender or the Agent, or change the basis of taxation of payments to such Lender or the Agent or any Person controlling such Lender or the Agent of any amounts payable hereunder (except for taxes on the overall net income of such Lender or the Agent or any Person controlling such Lender or the Agent), (ii) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Loan or against assets of or held by, or deposits with or for the account of, or credit extended by, such Lender or the Agent or any Person controlling such Lender or the Agent or (iii) impose on such Lender or the Agent or any Person controlling such Lender or the Agent or any other condition regarding this Agreement, and the result of any event referred to in clauses (i), (ii) or (iii) above shall be to increase the cost to such Lender or the Agent of making any Loan or agreeing to make any Loan or to reduce any amount received or receivable by such Lender or the Agent hereunder, then, upon demand by any such Lender or the Agent, the Borrowers shall pay to such Lender or the Agent such additional amounts as will compensate such Lender or the Agent for such increased costs or reductions in amount.

               (b) If any Lender or the Agent shall have determined that any Change in Law either (i) affects or would affect the amount of capital required or expected to be maintained by such Lender or the Agent or any Person controlling such Lender or the Agent, and such Lender or the Agent determines that the amount of such capital is increased as a direct or indirect consequence of any Loans made or maintained or any guaranty or participation with respect thereto, such Lender's or the Agent's or such other controlling Person's other obligations hereunder, or (ii) has or would have the effect of reducing the rate of return on such Lender's or the Agent's or such other controlling Person's capital to a level below that which such Lender or the Agent or such controlling Person could have achieved but for such circumstances as a consequence of any Loans made or maintained or any guaranty or participation with respect thereto or any agreement to make Loans or such Lender's or the Agent's or such other controlling Person's other obligations hereunder (in each case, taking into consideration, such Lender's or the Agent's or such other controlling Person's policies with respect to capital adequacy), then, upon demand by such Lender or the Agent, the Borrowers shall pay to such Lender or the Agent from time to time such additional amounts as will compensate such Lender or the Agent for such cost of maintaining such increased capital or such reduction in the rate of return on such Lender's or the Agent's or such other controlling Person's capital.

               (c) All amounts payable under this Section 3.04 shall bear interest from the date that is ten (10) days after the date of demand by any Lender or the Agent until payment in full to such Lender or the Agent at the Reference Rate (provided, however, that if the Loans are voluntarily prepaid in whole in accordance with Section 2.05(b) prior to the end of such ten (10) day period, no amounts shall be payable under this Section 3.04). A certificate of such Lender or the Agent claiming compensation under this Section 3.04, specifying the event herein above described and the nature of such event shall be submitted by such Lender or the Agent to Parent, setting forth the additional amount due and an explanation of the calculation thereof, and such Lender's or the Agent's reasons for invoking the provisions of this Section 3.04, and shall be final and conclusive absent manifest error.

          Section 3.05 Joint and Several Liability of the Borrowers. (a) Notwithstanding anything in this Agreement or any other Loan Document to the contrary, each of the Borrowers hereby accepts joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Agent and the Lenders under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations. Each of the Borrowers, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 3.05), it being the intention of the parties hereto that all of the Obligations shall be the joint and several obligations of each of the Borrowers without preferences or distinction among them. If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event, the other Borrowers will make such payment with respect to, or perform, such Obligation. Subject to the terms and conditions hereof, the Obligations of each of the Borrowers under the provisions of this Section 3.05 constitute the absolute and unconditional, full recourse Obligations of each of the Borrowers, enforceable against each such Person to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement, the other Loan Documents or any other circumstances whatsoever.

               (b) The provisions of this Section 3.05 are made for the benefit of the Agent, the Lenders and their successors and assigns, and may be enforced by them from time to time against any or all of the Borrowers as often as occasion therefor may arise and without requirement on the part of the Agent, the Lenders or such successors or assigns first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Borrowers or to exhaust any remedies available to it or them against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 3.05 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied.

               (c) Each of the Borrowers hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Agent or the Lenders with respect to any of the Obligations or any Collateral, until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to the Agent or the Lenders hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations.

                                   ARTICLE IV

                               CONDITIONS TO LOANS

          Section 4.01 Conditions Precedent to Effectiveness. This Agreement shall become effective as of the Business Day (the "Effective Date") when each of the following conditions precedent shall have been satisfied in a manner satisfactory to the Agent:

               (a) Payment of Fees, Etc. The Borrowers shall have paid on or before the date of this Agreement all fees, costs, expenses and taxes then payable pursuant to Section 2.06 and Section 11.04 hereof.

               (b) Representations and Warranties; No Event of Default. The following statements shall be true and correct: (i) the representations and warranties contained in ARTICLE V and in each other Loan Document, certificate or other writing delivered to the Agent or any Lender pursuant hereto or thereto on or prior to the Effective Date are true and correct on and as of the Effective Date as though made on and as of such date and (ii) no Default or Event of Default shall have occurred and be continuing on the Effective Date or would result from this Agreement or the other Loan Documents becoming effective in accordance with its or their respective terms.

               (c) Legality. The making of the initial Loans shall not contravene any law, rule or regulation applicable to the Agent or any Lender.

               (d) Delivery of Documents. The Agent shall have received on or before the Effective Date the following, each in form and substance satisfactory to the Agent in its sole discretion and, unless indicated otherwise, dated the Effective Date:

                    (i) this Agreement, duly executed by each of the parties thereto;

                    (ii) a Security Agreement, duly executed by each Loan Party;

                    (iii) a Pledge Agreement, duly executed by each Loan Party, together with the original stock certificates representing all of the common stock of such Loan Party's subsidiaries other than Excluded Subsidiaries, accompanied by undated stock powers executed in blank and other proper instruments of transfer, and a Notice of Pledge of Uncertificated Securities and Control Agreement, duly executed by Lakes Entertainment, Inc., together with an Acknowledgement in respect thereof executed by World Poker with respect to the World Poker Collateral Shares;

                    (iv) a Mortgage with respect to each Facility, duly executed by the applicable Loan Party and in suitable form for recording in an appropriate office and creating a continuing first priority lien in favor of the Lenders. The Agent shall be satisfied that if the Agent exercises remedies under any Mortgage, upon acceleration, if any, of the Obligations under the Financing Facility, the Agent may foreclose and sell to a third party free and clear of any interest under any Indian Tribe party to any Material Contract;

                    (v) evidence of the recording of such Mortgages in such office or offices as may be necessary or, in the opinion of the Agent, desirable to perfect the Lien purported to be created thereby or to otherwise protect the rights of the Agent and the Lenders thereunder;

                    (vi) a pro forma Title Insurance Policy with respect to the property owned by the Parent in Minnesota, a pro forma Title Insurance Policy with respect to Jamul, and a preliminary Title Insurance Policy with respect to Shingle Springs;

                    (vii) an ALTA survey of the property owned by the Parent in Minnesota, in form and substance satisfactory to the Agent, certified to the issuer of the Title Insurance Policy;

                    (viii) a UCC Filing Authorization Letter, duly executed by each Loan Party, together with appropriate financing statements on Form UCC-1 duly filed in such office or offices as may be necessary or, in the opinion of the Agent, desirable to perfect the security interests purported to be created by each Security Agreement, each Pledge Agreement and each Mortgage;

                    (ix) UCC search reports (which include tax and judgment lien reports) listing all effective financing statements which name as debtor any Loan Party and which are filed in the offices referred to in paragraph (viii) above, together with copies of such financing statements, none of which, except as otherwise agreed in writing by the Agent, shall cover any of the Collateral and the results of searches for any tax Lien and judgment Lien filed against such Person or its property, which results, except as otherwise agreed to in writing by the Agent, shall not show any such Liens;

                    (x) a copy of the resolutions of each Loan Party, certified as of the Effective Date by an Authorized Officer thereof, authorizing (A) the borrowings hereunder and the transactions contemplated by the Loan Documents to which such Loan Party is or will be a party, and (B) the execution, delivery and performance by such Loan Party of each Loan Document to which such Loan Party is or will be a party and the execution and delivery of the other documents to be delivered by such Person in connection herewith and therewith;

                    (xi) a certificate of an Authorized Officer of each Loan Party, certifying the names and true signatures of the representatives of such Loan Party authorized to sign each Loan Document to which such Loan Party is or will be a party and the other documents to be executed and delivered by such Loan Party in connection herewith and therewith, together with evidence of the incumbency of such authorized officers;

                    (xii) except with respect to the State of Louisiana where a dispute regarding taxes is currently ongoing and as to which the aggregate tax liabilities with penalties shall not exceed $12,000,000 plus interest, fees and penalties thereon accrued from the date hereof, a certificate of the appropriate official(s) of the state of organization and each state of foreign qualification of each Loan Party certifying as to the subsistence in good standing of, and the payment of taxes by, such Loan Party in such states;

                    (xiii) a true and complete copy of the charter, certificate of formation, certificate of limited partnership or other publicly filed organizational document of each Loan Party certified as of a recent date not more than 30 days prior to the Effective Date by an appropriate official of the state of organization of such Loan Party which shall set forth the same complete name of such Loan Party as is set forth herein and the organizational number of such Loan Party, if an organized number is issued in such jurisdiction;

                    (xiv) a copy of the charter and by-laws, limited liability company agreement, operating agreement, agreement of limited partnership or other organizational document of each Loan Party, together with all amendments thereto, certified as of the Effective Date by an Authorized Officer of such Loan Party;

                    (xv) (A) an opinion of Gray Plant Mooty, counsel to the Loan Parties, (B) local counsel opinions and (C) Hamilton Quigley & Twait, gaming counsel to the Loan Parties, each substantially in the form of Exhibit E and each as to such matters as the Agent may reasonably request, including, without limitation, an opinion that the execution, delivery and performance under the Mortgages set forth in subsection (iv) above does not violate any Material Contracts;

                    (xvi) a certificate of an Authorized Officer of each Loan Party, certifying as to the matters set forth in subsection (b) of this Section 4.01;

                    (xvii) a copy of the Financial Statements and the financial projections described in Section 5.01(g)(ii) hereof, certified as of the Effective Date as true and correct by an Authorized Officer of the Parent;

                    (xviii) the Project Business Plan, in form and substance satisfactory to the Agent;

                    (xix) evidence of the insurance coverage required by Section
6.01 and the terms of each Security Agreement and each Mortgage and such other insurance coverage with respect to the business and operations of the Loan Parties as the Agent may reasonably request in each case, where requested by the Agent, with such endorsements as to the named insureds or loss payees thereunder as the Agent may request and providing that the issuer will endeavor to give, before such policy may be terminated or canceled (by the insurer or the insured thereunder), 30 days' prior written notice to the Agent and each such named insured or loss payee, together with evidence of the payment of all premiums due in respect thereof for such period as the Agent may request;

                    (xx) a certificate of an Authorized Officer of Parent, certifying the names and true signatures of the persons that are authorized to provide Notices of Borrowing and all other notices under this Agreement and the other Loan Documents;

                    (xxi) copies of each Material Contract as in effect on the Effective Date, certified as true and correct copies thereof by an Authorized Officer of Parent, together with a certificate of an Authorized Officer of Parent stating that such agreements remain in full force and effect and that none of the Loan Parties has breached or defaulted in any of its obligations under such agreements;

                    (xxii) to the extent already performed and in the possession of the Parent and requested by the Agent, a Phase I Environmental Site Assessment ("Phase I ESA") of each Facility, in form and substance and by an independent firm satisfactory to the Agent;

                    (xxiii) such depository account, blocked account, lockbox account and similar agreements and other documents, each in form and substance satisfactory to the Agent, as the Agent may request with respect to the Borrowers' cash management system;

                    (xxiv) the Warrants and the Preferred Shares required to be delivered on or prior to the Effective Date pursuant to the Securities Purchase Agreement, duly executed by the Parent;

                    (xxv) the Registration Rights Agreement, duly executed by the Parent;

                    (xxvi) the Securities Purchase Agreement, duly executed by the parties thereto;

                    (xxvii) The Certificate of Designations in the form attached as Exhibit A to the Securities Purchase Agreement shall have been filed on or prior to the Effective

Date with the Secretary of State of the State of Minnesota and shall be in full force and effect, enforceable against the Parent in accordance with its terms and shall not have been amended;

                    (xxviii) Evidence of the filing of a certificate of designation in the State of Minnesota with respect to the Preferred Shares; and

                    (xxix) an employment contract with Lyle Berman in his capacity as a senior executive officer of the Parent, which employment contract shall be of a duration of at least three (3) years, satisfactory to the Agent in form and substance (including with respect to non-competition provisions);

                    (xxx) such other agreements, instruments, approvals, opinions and other documents, each satisfactory to the Agent in form and substance, as the Agent may reasonably request.

               (e) Material Adverse Effect. The Agent shall have determined, in its sole judgment, that no event or development shall have occurred since January 2, 2005, which could have a Material Adverse Effect, including, without limitation, the commencement of any litigation that, if adversely determined could reasonably be expected to result in a Material Adverse Effect.

               (f) Approvals. All consents, authorizations and approvals of, and filings and registrations with, and all other actions in respect of, any Governmental Authority or other Person required in connection with the making of the Loans or the conduct of the Loan Parties' business shall have been obtained and shall be in full force and effect.

               (g) Proceedings; Receipt of Documents. All proceedings in connection with the making of the Loan and the other transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental hereto and thereto, shall be satisfactory to the Agent and its counsel, and the Agent and such counsel shall have received all such information and such counterpart originals or certified or other copies of such documents as the Agent or such counsel may reasonably request.

               (h) Due Diligence. The Agent shall have completed its business, legal and collateral due diligence with respect to each Loan Party, including, without limitation, (i) a review of Loan Parties' books and records, (ii) a collateral field examination and audit, (iii) review of the results of the financial and collateral due diligence conducted by third parties acceptable to the Lender, (iv) Inventory and equipment appraisals, in each case performed by an appraiser selected by the Lender, (v) review of the Business Plan and interim financial statements, (vi) background checks on key management, (vii) review of ERISA, regulatory, environmental, intellectual property, litigation, tax, licensing, certification and permit matters and labor matters, with results satisfactory to the Lender, in its sole discretion, (viii) review of accounting procedures of the Loan Parties and World Poker, (ix) consultation with specialized gaming counsel and (x) other diligence deemed necessary or desirable by the Lender, and in each case the results thereof shall be acceptable to the Agent, in its sole and absolute discretion. The Agent shall be satisfied in its sole discretion with the results of its review of all Material

Contracts of the Loan Parties and no consent (or approval) of any third party to the transactions contemplated hereby shall be required under such contracts.

                    (i) World Poker Shares.

               (a) Public Pre-Announcement of Financials. World Poker shall have made a formal public pre-announcement, in a manner reasonably satisfactory to the Agent, of its estimated earnings, revenues and performance for any or all of its business segment (including, without limitation, its online business segment) for such period, which announcement shall be made not less than ten
(10) Business Days prior to the Effective Date.

               (b) The 10 Business Day weighted average of World Poker Shares prior to the Effective Date shall not have been less than $3.89 per share (as adjusted for stock splits, stock dividends, reverse stock splits, recapitalizations, reclassifications and similar events) on the Nasdaq National Market and such share price shall not be less than $3.89 per share (as adjusted for stock splits, stock dividends, reverse stock splits, recapitalizations, reclassifications and similar events) on the date prior to the Effective Date.

               (c) The Agent shall be satisfied that the World Poker Collateral Shares pledged to the Lenders are not subject to securities law restrictions (other than as a result of a failure to register such World Poker Collateral Shares or with respect to prohibitions on trading while in possession of material non-public information) which restrict the ability of such Lenders to sell such shares based on the Parent's ownership of such shares or the fact that officers of the Parent have seat on the board of directors of World Poker.

          Section 4.02 Conditions Precedent to the Loans. The obligation of the Agent or any Lender to make any Loan is subject to the fulfillment, in a manner satisfactory to the Agent, of each of the following conditions precedent:

               (a) Payment of Fees, Etc. The Borrowers shall have paid all fees, costs, expenses and taxes then payable by the Borrowers pursuant to this Agreement and the other Loan Documents, including, without limitation, Section
2.06 and Section 11.04 hereof.

               (b) Representations and Warranties; No Event of Default. The following statements shall be true and correct, and the submission by Parent to the Agent of a Notice of Borrowing with respect to each such Loan, and the Borrowers' acceptance of the proceeds of such Loan shall each be deemed to be a representation and warranty by each Loan Party on the date of such Loan that:
(i) the representations and warranties contained in ARTICLE V and in each other Loan Document, certificate or other writing delivered to the Agent or any Lender pursuant hereto or thereto on or prior to the date of such Loan are true and correct in all material respects on and as of such date as though made on and as of such date, (ii) at the time of and after giving effect to the making of such Loan and the application of the proceeds thereof, no Default or Event of Default has occurred and is continuing or would result from the making of the Loan to be made on such date and (iii) the conditions set forth in this Section 4.02 have been satisfied as of the date of such request.

               (c) Legality. The making of such Loan shall not contravene any law, rule or regulation applicable to the Agent or any Lender.

               (d) Notices. The Agent shall have received a Notice of Borrowing pursuant to Section 2.02 hereof.

               (e) Delivery of Documents. The Agent shall have received such other agreements, instruments, approvals, opinions and other documents, each in form and substance satisfactory to the Agent, as the Agent may reasonably request, including the most recent Plan Reconciliation Report.

               (f) Proceedings; Receipt of Documents. All proceedings in connection with the making of such Loan and the other transactions contemplated by this Agreement and the other Loan Documents, and all documents incidental hereto and thereto, shall be satisfactory to the Agent and its counsel, and the Agent and such counsel shall have received all such information and such counterpart originals or certified or other copies of such documents, in form and substance satisfactory to the Agent, as the Agent or such counsel may reasonably request.

          Section 4.03 Conditions Subsequent to the Initial Loans. The obligation of the Lenders to continue to make or maintain Loans is subject to the fulfillment of each of the conditions subsequent set forth below (the failure by the Loan Parties to so perform or cause to be performed constituting an Event of Default):

               (a) Pledged Debt. Within one (1) Business Day of the Effective Date, Agent shall have received the original Pledged Debt represented by promissory notes in respect of Pokagon.

               (b) Business Plan. Within ten (10) days of the Effective Date, Agent shall have received the Business Plan in form and substance satisfactory to the Agent.

               (c) Goldman Sachs Account. Within thirty (30) days of the Effective Date, Agent shall have received a securities account control agreement, reasonably satisfactory to it, in respect of the Loan Parties account 020526281 maintained with Goldman Sachs.

               (d) Life Insurance Policy. Within forty-five (45) days of the Effective Date, Agent shall have received (i) a copy of the Life Insurance Policy and (ii) a collateral assignment of life insurance policy, in respect of the Life Insurance Policy.

               (e) Surveys. Within sixty (60) days of the Effective Date, Agent shall have received an ALTA survey of Jamul and Shingle Springs (which in the case of Shingle Springs may be an affidavit of no change from a survey engineer), in form and substance satisfactory to the Agent, certified to the Agent and to the issuer of the Title Insurance Policy.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

          Section 5.01 Representations and Warranties. Each Loan Party hereby represents and warrants to the Agent and the Lenders as follows (it being understood that, with respect to each other Loan Document (other than the Warrants, the Registration Rights

Agreement and the Securities Purchase Agreement) executed contemporaneously with this Agreement, any representation or warranty in such other Loan Document that is duplicative or otherwise substantially similar to any representation or warranty contained in this Article V shall be deemed modified or otherwise qualified to the extent the representation in this Article V is modified or otherwise qualified, whether or not expressly so stated):

               (a) Organization, Good Standing, Etc. Each Loan Party (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of the state or jurisdiction of its organization, (ii) has all requisite power and authority to conduct its business as now conducted and as presently contemplated and, in the case of the Borrowers, to make the borrowings hereunder, and to execute and deliver each Loan Document to which it is a party, and to consummate the transactions contemplated thereby, and (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

               (b) Authorization, Etc. The execution, delivery and performance by each Loan Party of each Loan Document to which it is or will be a party, (i) have been duly authorized by all necessary action, (ii) do not and will not contravene its charter or by-laws, its limited liability company or operating agreement or its certificate of partnership or partnership agreement, as applicable, or any applicable law or any Material Contract, (iii) do not and will not result in or require the creation of any Lien (other than pursuant to any Loan Document) upon or with respect to any of its properties, and (iv) do not and will not result in any default, noncompliance, suspension, revocation, impairment, forfeiture or nonrenewal of any material permit, license, authorization, or approval applicable to any operations or properties, including the Projects.

               (c) Governmental Approvals. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority is required in connection with the due execution, delivery and performance by any Loan Party of any Loan Document to which it is or will be a party.

               (d) Enforceability of Loan Documents. This Agreement is, and each other Loan Document to which any Loan Party is or will be a party, when delivered hereunder, will be, a legal, valid and binding obligation of such Person, enforceable against such Person in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws.

               (e) Subsidiaries. Schedule 5.01(e) is a complete and correct description of the name, jurisdiction of incorporation and ownership of the outstanding Capital Stock of such Subsidiaries of the Parent in existence on the date hereof. All of the issued and outstanding shares of Capital Stock of such Subsidiaries have been validly issued and are fully paid and nonassessable, and the holders thereof are not entitled to any preemptive, first refusal or other similar rights. Except as indicated on such Schedule, all such Capital Stock is owned by the Parent or one or more of its wholly-owned Subsidiaries, free and clear of all Liens. Except as disclosed in Schedule 5.01(e), there are no outstanding debt or equity securities of the Parent or any of its Subsidiaries and no outstanding obligations of the Parent or any of its Subsidiaries convertible into or exchangeable for, or warrants, options or other rights for the purchase or acquisition from the Parent or any of its Subsidiaries, or other obligations of any Subsidiary to issue, directly or indirectly, any shares of Capital Stock of any Subsidiary of the Parent.

               (f) Litigation; Commercial Tort Claims. Except as set forth in
Schedule 5.01(f), (i) there are no claims, actions, suits, investigations, litigation or proceedings, pending or, to the knowledge of any Loan Party, threatened, in any court or before any arbitrator or governmental instrumentality which relate to the Financing Facility or which has any reasonable likelihood of having a Material Adverse Effect on (A) the condition (financial or otherwise), operations, performance, properties, assets, liabilities, business or prospects of any Loan Party or any Subsidiary of a Loan Party, (B) the ability of any Loan Party to perform its Obligations under the Loan Documents or (C) the ability of the Agent to enforce the Loan documents,
(ii) as of the Effective Date, none of the Loan Parties holds any commercial tort claims in respect of which a claim has been filed in a court of law or a written notice by an attorney has been given to a potential defendant, and (iii) no Loan Party has any continuing indemnification obligation pursuant to the Grand Casino Litigation.

               (g) Financial Condition.

                    (i) The Financial Statements, copies of which have been delivered to the Agent and each Lender, fairly present the consolidated financial condition of the Parent and its Subsidiaries as at the respective dates thereof and the consolidated results of operations of the Parent and its Subsidiaries for the fiscal periods ended on such respective dates, all in accordance with GAAP.

                    (ii) The Parent has heretofore furnished to the Agent and each Lender the projected annual balance sheets, income statements and statements of cash flows of the Parent and its Subsidiaries for the Fiscal Years ending in 2006 through 2008, which projected financial statements shall be updated from time to time pursuant to Section 6.01(a)(vii). Such projections, as so updated, shall be believed by the Parent at the time furnished to be reasonable, shall have been prepared on a reasonable basis and in good faith by the Parent, and shall have been based on assumptions believed by the Parent to be reasonable at the time made and upon the best information then reasonably available to the Parent, and the Parent shall not be aware of any facts or information that would lead it to believe that such projections, as so updated, are incorrect or misleading in any material respect.

               (h) Compliance with Law and Contract, Etc. No Loan Party is in violation of its organizational documents, any law, rule, regulation, judgment or order of any Governmental Authority applicable to it or any of its property or assets, or any material term of any Material Contract) binding on or otherwise affecting it or any of its properties, and no default or event of default has occurred and is continuing with respect to such Material Contract.

               (i) Compliance with Gaming Laws. Except as set forth in Schedule 5.01(i), no Loan Party is in violation of the Indian Gaming Regulatory Act of 1988 ("IGRA"), 25 U.S.C. Sec. 2701 et seq. or any regulations promulgated thereunder by the National Indian Gaming Commission pursuant to IGRA, the tribal-state gaming compact in any relevant state or any regulations referenced therein, or any other federal or state law that relates or applies to

Indian gaming except for technical violations or those where a violation would be of de minimus effect.

               (j) ERISA. Except as set forth on Schedule 5.01(j), (i) each Employee Plan is in substantial compliance with ERISA and the Internal Revenue Code, (ii) no Termination Event has occurred nor is reasonably expected to occur with respect to any Employee Plan, (iii) the most recent annual report (Form 5500 Series) with respect to each Employee Plan, including any required Schedule B (Actuarial Information) thereto, copies of which have been filed with the Internal Revenue Service and delivered to the Agent, is complete and correct and fairly presents the funding status of such Employee Plan, and since the date of such report there has been no material adverse change in such funding status,
(iv) copies of each agreement entered into with the PBGC, the U.S. Department of Labor or the Internal Revenue Service with respect to any Employee Plan have been delivered to the Agent, (v) no Employee Plan had an accumulated or waived funding deficiency or permitted decrease which would create a deficiency in its funding standard account or has applied for an extension of any amortization period within the meaning of Section 412 of the Internal Revenue Code at any time during the previous 60 months, and (vi) no Lien imposed under the Internal Revenue Code or ERISA exists or is likely to arise on account of any Employee Plan within the meaning of Section 412 of the Internal Revenue Code. Except as set forth on Schedule 5.01(j), no Loan Party or any of its ERISA Affiliates has incurred any withdrawal liability under ERISA with respect to any Multiemployer Plan, or is aware of any facts indicating that it or any of its ERISA Affiliates may in the future incur any such withdrawal liability. No Loan Party or any of its ERISA Affiliates nor any fiduciary of any Employee Plan has (i) engaged in a nonexempt prohibited transaction described in Sections 406 of ERISA or 4975 of the Internal Revenue Code that could have more than a de minimus effect, (ii) failed to pay any required installment or other payment required under Section 412 of the Internal Revenue Code on or before the due date for such required installment or payment, (iii) engaged in a transaction within the meaning of
Section 4069 of ERISA or (iv) incurred any liability to the PBGC which remains outstanding other than the payment of premiums, and there are no premium payments which have become due which are unpaid. There are no pending or, to the best knowledge of any Loan Party, threatened claims, actions, proceedings or lawsuits (other than claims for benefits in the normal course) asserted or instituted against (i) any Employee Plan or its assets, (ii) any fiduciary with respect to any Employee Plan, or (iii) any Loan Party or any of its ERISA Affiliates with respect to any Employee Plan. Except as required by Section 4980B of the Internal Revenue Code, no Loan Party or any of its ERISA Affiliates maintains an employee welfare benefit plan (as defined in Section 3(1) of ERISA) which provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of any Loan Party or any of its ERISA Affiliates or coverage after a participant's termination of employment.

               (k) Taxes, Etc. All Federal, state and local tax returns and other reports required by applicable law to be filed before the Effective Date by any Loan Party have been filed, or extensions have been obtained, and all taxes, assessments and other governmental charges imposed upon any Loan Party or any property of any Loan Party and which have become due and payable on or prior to the Effective Date have been paid, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof on the Financial Statements in accordance with GAAP

(including, without limitation, with respect to an ongoing dispute with the State of Louisiana and ongoing ordinary course audit being conducted by the Internal Revenue Service regarding aggregate tax liabilities not to exceed $12,000,000 plus interest, fees and penalties thereon accrued from the date hereof).

               (l) Regulations T, U and X. No Loan Party is or will be engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation T, U or X), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock.

               (m) Nature of Business. No Loan Party is engaged in any business other than (i) developing and managing casino operations, (ii) creating internally branded entertainment and consumer products driven by the development, production and marketing of televised programming based on gaming themes, (iii) buying, patenting and licensing rights for new table game concepts to market/distribute and license to casinos and (iv) any business activity reasonably related thereto and approved in writing by the Agent.

               (n) Adverse Agreements, Etc. No Loan Party is a party to any agreement or instrument, or subject to any charter, limited liability company agreement, partnership agreement or other corporate, partnership or limited liability company restriction or any judgment, order, regulation, ruling or other requirement of a court or other Governmental Authority, which has, or could reasonably be expected to have, a Material Adverse Effect.

               (o) Permits, Etc. Each Loan Party has, and is in material compliance with, all material permits, licenses, authorizations, approvals, entitlements and accreditations required for such Loan Party lawfully to own, lease, manage or operate or to acquire each business currently owned, leased, managed or operated by such Person. No condition exists or event has occurred which, in itself or with the giving of notice or lapse of time or both, would result in the suspension, revocation, impairment, forfeiture or non-renewal of any such permit, license, authorization, approval, entitlement or accreditation, and there is no claim that any thereof is not in full force and effect.

               (p) Properties. (i) Each Loan Party has good and marketable title to, valid leasehold interests in, or valid licenses or other rights to use, all property and assets material to its business, free and clear of all Liens, except Permitted Liens. All such properties and assets are in good working order and condition, ordinary wear and tear excepted.

                    (ii) Schedule 5.01(p) sets forth a complete and accurate list, as of the Effective Date, of the location, by state and street address (or if no street address is available, other identifying information), of all real property owned or leased by each Loan Party. As of the Effective Date, each Loan Party has valid leasehold interests in the Leases described on Schedule 5.01(p) to which it is a party. Schedule 5.01(p) sets forth with respect to each such Lease, the commencement date, termination date, renewal options (if any) and annual base rents. Each such Lease is valid and enforceable in accordance with its terms in all material respects and is in full force and effect. No consent or approval of any landlord or other third party in connection with any such Lease is necessary for any Loan Party to enter into and execute the Loan Documents to which it is a party, except as set forth on
Schedule 5.01(p). To the best knowledge of any Loan Party, no other party to any such Lease is in default of its obligations thereunder, and no Loan Party (or any other party to any such Lease) has at any time delivered or received any notice of default which remains uncured under any such Lease and, as of the Effective Date, no event has occurred which, with the giving of notice or the passage of time or both, would constitute a default under any such Lease.

               (q) Full Disclosure. Each Loan Party has disclosed to the Agent all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, could result in a Material Adverse Effect. None of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Agent in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which it was made, not misleading; provided that, with respect to projected financial information, each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time prepared. There is no contingent liability or fact that may have a Material Adverse Effect which has not been set forth in a footnote included in the Financial Statements or a Schedule hereto.

               (r) Operating Lease Obligations. On the Effective Date, none of the Loan Parties has any Operating Lease Obligations other than the Operating Lease Obligations set forth on Schedule 5.01(r).

               (s) Environmental Matters. Except as set forth on Schedule 5.01(s), (i) the operations of each Loan Party are in material compliance with all Environmental Laws; (ii) to the knowledge of any Loan Party, there has been no Release at any of the properties owned or operated by any Loan Party or a predecessor in interest, or at any disposal or treatment facility which received Hazardous Materials generated by any Loan Party or any predecessor in interest which could have a Material Adverse Effect; (iii) no Environmental Action has been asserted against any Loan Party or, to the knowledge of any Loan Party, any predecessor in interest nor does any Loan Party have knowledge or notice of any threatened or pending Environmental Action against any Loan Party or any predecessor in interest which could have a Material Adverse Effect; (iv) to the knowledge of any Loan Party, no Environmental Actions have been asserted against any facilities that may have received Hazardous Materials generated by any Loan Party or any predecessor in interest which could have a Material Adverse Effect;
(v) to the knowledge of any Loan Party, no property now or formerly owned or operated by a Loan Party has been used as a treatment or disposal site for any Hazardous Material; (vi) no Loan Party has failed to report to the proper Governmental Authority any Release which is required to be so reported by any Environmental Laws which could have a Material Adverse Effect; (vii) each Loan Party holds all licenses, permits and approvals required under any Environmental Laws in connection with the operation of the business carried on by it, except for such licenses, permits and approvals as to which a Loan Party's failure to maintain or comply with could not have a Material Adverse Effect; and (viii) no Loan Party has received any notification pursuant to any Environmental Laws that
(A) any work, repairs, construction or Capital Expenditures are required to be made in respect as a condition of continued compliance with any Environmental Laws, or any license, permit or approval issued pursuant thereto or (B) any license, permit or approval referred to above is about to be reviewed, made, subject to limitations or conditions, revoked, withdrawn or terminated, in each case, except as could not have a Material Adverse Effect.

               (t) Insurance. Each Loan Party keeps its property adequately insured and maintains (i) insurance to such extent and against such risks, including fire, as is customary with companies in the same or similar businesses, (ii) worker's compensation insurance in the amount required by applicable law, (iii) public liability insurance, which shall include product liability insurance, in the amount customary with companies in the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (iv) such other insurance as may be required by law or as may be reasonably required by the Agent (including, without limitation, against larceny, embezzlement or other criminal misappropriation). Schedule 5.01(t) sets forth a list of all insurance maintained by each Loan Party on the Effective Date.

               (u) Use of Proceeds. The proceeds of the Loan shall be used to
(a) pay the Berman Loan in full in the amount of $10,203,333.28, (b) fees and expenses in connection with this Agreement and the transactions contemplated hereby and (c) fund working capital of the Borrowers. The proceeds of the Loan may not be used to purchase margin stock (within the meaning of Regulation T, U or X).

               (v) Solvency. After giving effect to the transactions contemplated by this Agreement and immediately before and immediately after giving effect to the Loan, the Loan Parties on a consolidated basis are and will be Solvent.

               (w) Location of Bank Accounts. Schedule 5.01(w) sets forth a complete and accurate list as of the Effective Date of all deposit, checking and other bank accounts, all securities and other accounts maintained with any broker dealer and all other similar accounts maintained by each Loan Party, together with a description thereof (i.e., the bank or broker dealer at which such deposit or other account is maintained and the account number and the purpose thereof).

               (x) Intellectual Property. Except as set forth on Schedule 5.01(x), each Loan Party owns or licenses or otherwise has the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, copyright applications, computer software, franchises, authorizations, non-governmental licenses and permits and other intellectual property rights that are necessary for the operation of its business, to the knowledge of any Loan Party without infringement upon or conflict with the rights of any other Person with respect thereto, except for such infringements and conflicts which, individually or in the aggregate, could not have a Material Adverse Effect. Each Loan Party has taken all action reasonably necessary to protect the secrecy, confidentiality and value of all its material proprietary information, trade secrets and know-how and to maintain and protect each item of intellectual property that they own or use that is necessary for the operation of such Loan Party's business. Set forth on Schedule 5.01(x) is a complete and accurate list as of the Effective Date of each material agreement to which a Loan Party is a party or is otherwise obligated with respect to any intellectual property, including agreements with current or former employees, consultants or contractors regarding the use, non-disclosure or development of intellectual property, and all other licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, tradenames, copyrights, copyright applications, computer software, franchises, authorizations, non-governmental licenses and permits and other intellectual property rights of each Loan Party. To the knowledge of any Loan Party, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party infringes upon or conflicts with any rights owned by any other Person. No claim or litigation regarding any of the foregoing is pending or threatened in writing, except for such infringements and conflicts which could not have, individually or in the aggregate, a Material Adverse Effect. To the best knowledge of each Loan Party, no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or proposed, which, individually or in the aggregate, could have a Material Adverse Effect.

               (y) Material Contracts. Set forth on Schedule 5.01(y) is a complete and accurate list as of the Effective Date of all Material Contracts of each Loan Party, showing the parties and subject matter thereof and amendments and modifications thereto. Each such Material Contract (i) is in full force and effect and is binding upon and enforceable against each Loan Party that is a party thereto and, to the best knowledge of such Loan Party, all other parties thereto in accordance with its terms, (ii) except as permitted by Section 6.02(r), has not been otherwise amended or modified, (iii) is not in default due to the action of any Loan Party or, to the best knowledge of any Loan Party, any other party thereto (other than the default of the Kickapoo Tribe in respect of the Kickapoo Indebtedness), and (iv) no consent (or approval) of any third party to the transactions contemplated hereby shall be required under such Material Contracts.

               (z) Holding Company and Investment Company Acts. None of the Loan Parties is (i) a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company", as such terms are defined in the Public Utility Holding Company Act of 1935, as amended, or (ii) an "investment company" or an "affiliated person" or "promoter" of, or "principal underwriter" of or for, an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended.

               (aa) Employee and Labor Matters. There is (i) no unfair labor practice complaint pending or, to the best knowledge of any Loan Party, threatened against any Loan Party before any Governmental Authority and no grievance or arbitration proceeding pending or threatened against any Loan Party which arises out of or under any collective bargaining agreement, (ii) no strike, labor dispute, slowdown, stoppage or similar action or grievance pending or threatened against any Loan Party or (iii) to the best knowledge of any Loan Party, no union representation question existing with respect to the employees of any Loan Party and no union organizing activity taking place with respect to any of the employees of any Loan Party. No Loan Party or any of its ERISA Affiliates has incurred any liability or obligation under the Worker Adjustment and Retraining Notification Act ("WARN") or similar state law, which remains unpaid or unsatisfied. The hours worked and payments made to employees of any Loan Party have not been in violation of the Fair Labor Standards Act or any other applicable legal requirements. All material payments due from any Loan Party on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of such Loan Party.

               (bb) Customers and Suppliers. There exists no actual or threatened in writing, termination, cancellation or limitation of, or modification to or change in, the business relationship between (i) any Loan Party, on the one hand, and any customer or any group thereof, on the other hand, whose agreements with any Loan Party are individually or in the aggregate material to the business or operations of such Loan Party, or (ii) any Loan Party, on the one hand, and any material supplier thereof, on the other hand; and, to the knowledge of any Loan Party, there exists no present state of facts or circumstances that could give rise to or result in any such termination, cancellation, limitation, modification or change.

               (cc) No Bankruptcy Filing. No Loan Party is contemplating either an Insolvency Proceeding or the liquidation of all or a major portion of such Loan Party's assets or property, and no Loan Party has any knowledge of any Person contemplating an Insolvency Proceeding against it.

               (dd) Separate Existence. No Loan Party has at all times since its formation identified itself as being a division of any other Person.

               (ee) Name; Jurisdiction of Organization; Organizational ID Number; Chief Place of Business; Chief Executive Office; FEIN. Schedule 5.01(ee) sets forth a complete and accurate list as of the date hereof of (i) the exact legal name of each Loan Party, (ii) the jurisdiction of organization of each Loan Party, (iii) the organizational identification number of each Loan Party (or indicates that such Loan Party has no organizational identification number),
(iv) each place of business of each Loan Party, (v) the chief executive office of each Loan Party and (vi) the federal employer identification number of each Loan Party.

               (ff) Tradenames. Schedule 5.01(ff) hereto sets forth a complete and accurate list as of the Effective Date of all tradenames, business names or similar appellations used by each Loan Party or any of its divisions or other business units during the past five years.

               (gg) Locations of Collateral. Other than Collateral consisting of real property, there is no location at which any Loan Party has any Collateral (except for Inventory in transit) other than (i) those locations listed on
Schedule 5.01(gg) and (ii) any other locations approved in writing by the Agent from time to time. No tangible Collateral is stored at a warehouse.

               (hh) Security Interests. The Security Agreement creates in favor of the Agent, for the benefit of the Lenders, a legal, valid and enforceable security interest in the Collateral secured thereby. Upon the filing of the UCC-1 financing statements described in Section 4.01(d)(viii) and the recording of the Collateral Assignments for Security referred to in each Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, such security interests in and Liens on the Collateral granted thereby shall be perfected, first priority security interests (other than as to Permitted Liens that have priority) to the extent such security interests can be perfected by such filing and recording, and no further recordings or filings are or will be required in connection with the creation, perfection or enforcement of such security interests and Liens, other than (i) the filing of continuation statements in accordance with applicable law, (ii) the recording of the Collateral Assignments for Security pursuant to each Security Agreement in the United States Patent and Trademark Office and the United States Copyright Office, as applicable, with respect to after-acquired U.S. patent and trademark applications and registrations and U.S. copyrights and
(iii) the recordation of appropriate evidence of the security interest in the appropriate foreign registry with respect to all foreign intellectual property.

               (ii) Inactive Subsidiaries. No Inactive Subsidiary has any operations or liabilities. The Inactive Subsidiaries have, in aggregate, assets of which the fair market value is no greater than $100,000.

               (jj) Schedules. All of the information which is required to be scheduled to this Agreement is set forth on the Schedules attached hereto, is correct and accurate in all material respects and does not omit to state any information material thereto.

               (kk) Representations and Warranties in Documents; No Default. All representations and warranties set forth in this Agreement and the other Loan Documents are true and correct in all respects at the time as of which such representations were made and on the Effective Date. No Event of Default has occurred and is continuing and no condition exists which constitutes a Default or an Event of Default.

               (ll) Pokagon Account. Schedule 5.01(ll) lists the balance in the Pokagon Account on the date hereof and the amount required to be on deposit in the Pokagon Account pursuant to the Pokagon Management Agreement on the last day of each month during the term of this Agreement.

               (mm) Certain Patent. Patent 6,118,490 is owned by Lakes Gaming, Inc. (but is incorrectly registered in the name of International Learning Group, Inc. with the United States Patent and Trademark Office), has no material current or anticipated value as of the date hereof and is not material to the business of the Loan Parties or any Projects.

                                   ARTICLE VI

                          COVENANTS OF THE LOAN PARTIES

          Section 6.01 Affirmative Covenants. So long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid or any Lender shall have any Commitment hereunder, Parent will, and will cause each Loan Party to (unless the requirement hereunder is expressly that of the Parent) unless the Required Lenders shall otherwise consent in writing:

               (a) Reporting Requirements. Furnish, through electronic mail, facsimile, or delivery, to the Agent and each Lender:

                    (i) as soon as available and in any event within 30 days after the end of each Fiscal Quarter of the Parent and its Subsidiaries commencing with the first Fiscal Quarter of the Parent and its Subsidiaries ending after the Effective Date, unaudited consolidated and unaudited consolidating balance sheets, unaudited consolidated and unaudited consolidating statements of operations and retained earnings and unaudited consolidated and unaudited consolidating statements of cash flows of the Parent and its Subsidiaries as at the end of such quarter, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period of the immediately preceding Fiscal Year, all in reasonable detail and certified by an Authorized Officer of the Parent as fairly presenting, in all material respects, the financial position of the Parent and its Subsidiaries as of the end of such quarter and the results of operations and cash flows of the Parent and its Subsidiaries for such quarter, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements of the Parent and its Subsidiaries furnished to the Agent and the Lenders, subject to normal year-end adjustments;

                    (ii) as soon as available, and in any event within 90 days after the end of each Fiscal Year of the Parent and its Subsidiaries, audited consolidated and unaudited consolidating balance sheets, audited consolidated and unaudited consolidating statements of operations and retained earnings and audited consolidated and unaudited consolidating statements of cash flows of the Parent and its Subsidiaries as at the end of such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the immediately preceding Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, and accompanied by a report and an unqualified opinion, prepared in accordance with generally accepted auditing standards, of independent certified public accountants of recognized standing selected by the Parent and satisfactory to the Agent (which opinion shall be without (A) a "going concern" or like qualification or exception, or (B) any qualification or exception as to the scope of such audit, together with a written statement of such accountants
(1) to the effect that, in making the examination necessary for their certification of such financial statements, they have not obtained any knowledge of the existence of an Event of Default or a Default and (2) if such accountants shall have obtained any knowledge of the existence of an Event of Default or such Default, describing the nature thereof;

                    (iii) [Intentionally Omitted];

                    (iv) as soon as available, and in any event within 30 days after the end of each fiscal month of the Parent and its Subsidiaries commencing with the first fiscal month of the Parent and its Subsidiaries ending after the Effective Date, internally prepared unaudited consolidated and unaudited consolidating balance sheets, unaudited consolidated and unaudited consolidating statements of operations and retained earnings and unaudited consolidated and unaudited consolidating statements of cash flows as at the end of such fiscal month, and for the period commencing at the end of the immediately preceding Fiscal Year and ending with the end of such fiscal month, all in reasonable detail and certified by an Authorized Officer of the Parent as fairly presenting, in all material respects, the financial position of the Parent and its Subsidiaries as at the end of such fiscal month and the results of operations, retained earnings and cash flows of the Parent and its Subsidiaries for such fiscal month, in accordance with GAAP applied in a manner consistent with that of the most recent audited financial statements furnished to the Agent and the Lenders, subject to normal year-end adjustments;

                    (v) simultaneously with the delivery of the financial statements of the Parent and its Subsidiaries required by clauses (i), (ii) and
(iii) of this Section 6.01(a), a certificate of an Authorized Officer of the Parent stating that such Authorized Officer has reviewed the provisions of this Agreement and the other Loan Documents and has made or caused to be made under his or her supervision a review of the condition and operations of the Parent and its Subsidiaries during the period covered by such financial statements with a view to determining whether the Parent and its Subsidiaries were in compliance with all of the provisions of this Agreement and such Loan Documents at the times such compliance is required hereby and thereby, and that such review has not disclosed, and such Authorized Officer has no knowledge of, the existence during such period of an Event of Default or Default or, if an Event of Default or Default existed, describing the nature and period of existence thereof and the action which the Parent and its Subsidiaries propose to take or have taken with respect thereto;

                    (vi) [Intentionally Omitted].

                    (vii) (A) as soon as available and in any event not later than 60 days prior to the end of each Fiscal Year, financial projections, supplementing and superseding the financial projections referred to in Section 5.01(g)(ii), prepared on a monthly basis and otherwise in form and substance satisfactory to the Agent, for the immediately succeeding Fiscal Year for the Parent and its Subsidiaries and (B) as soon as available and in any event not later than 30 days prior to the end of each Fiscal Quarter, financial projections, supplementing and superseding the financial projections referred to in Section 5.01(g)(ii), prepared on a monthly basis and otherwise in form and substance satisfactory to the Agent, for each remaining quarterly period in such Fiscal Year, all such financial projections to be reasonable, to be prepared on a reasonable basis and in good faith, and to be based on assumptions believed by the Parent to be reasonable at the time made and from the best information then available to the Parent;

                    (viii) as soon as available and in any event within 10 days of the end of each Fiscal Quarter, a (x) Periodic Project Development Report with respect to the Projects (which shall include the same general type of information as in the Project Business Plan in addition to an update with respect to each Project or new project developed in accordance herewith on (A) litigation and legislation that may affect the completion or progress of any such Project or project, (B) the financing of such Project or project, (C) a construction update on such Project or project (including with respect to subcontractors) and (D) if construction on such Project or project has been completed, an update on the financial performance of such Project or project (including a comparison against the projections)) in form and substance satisfactory to the Agent (a "Periodic Project Development Report"), and all such Periodic Project Development Reports to be reasonably acceptable to the Agent, to be prepared on a reasonable basis and in good faith, and to be based on assumptions believed by the Parent to be reasonable at the time made and from the best information then available to the Parent and (y) a Plan Reconciliation Report.

                    (ix) as soon as possible, and in any event within 3 days after the occurrence of a breach under or a termination of any of the Management and Consulting Agreements, any other loan agreement or other agreement with Indian Tribes, or any Material Contract, in each case by any party thereto, the written statement of an Authorized Officer of

Parent setting forth the details of breach or termination and the action which the affected Loan Party proposes to take with respect thereto

                    (x) promptly after submission to any Governmental Authority, all documents and information furnished to such Governmental Authority in connection with any investigation of any Loan Party other than routine inquiries by such Governmental Authority;

                    (xi) as soon as possible, and in any event within 3 days after the occurrence of an Event of Default or Default or the occurrence of any event or development that could have a Material Adverse Effect, the written statement of an Authorized Officer of Parent setting forth the details of such Event of Default or Default or other event or development having a Material Adverse Effect and the action which the affected Loan Party proposes to take with respect thereto;

                    (xii) (A) as soon as possible and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that (1) any Reportable Event with respect to any Employee Plan has occurred, (2) any other Termination Event with respect to any Employee Plan has occurred, or (3) an accumulated funding deficiency has been incurred or an application has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including installment payments) or an extension of any amortization period under Section 412 of the Internal Revenue Code with respect to an Employee Plan, a statement of an Authorized Officer of Parent setting forth the details of such occurrence and the action, if any, which such Loan Party or such ERISA Affiliate proposes to take with respect thereto, (B) promptly and in any event within three days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from the PBGC, copies of each notice received by any Loan Party or any ERISA Affiliate thereof of the PBGC's intention to terminate any Plan or to have a trustee appointed to administer any Plan, (C) promptly and in any event within 10 days after the filing thereof with the Internal Revenue Service if requested by the Agent, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Employee Plan and Multiemployer Plan, (D) promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof knows or has reason to know that a required installment within the meaning of Section 412 of the Internal Revenue Code has not been made when due with respect to an Employee Plan, (E) promptly and in any event within 3 days after receipt thereof by any Loan Party or any ERISA Affiliate thereof from a sponsor of a Multiemployer Plan or from the PBGC, a copy of each notice received by any Loan Party or any ERISA Affiliate thereof concerning the imposition or amount of withdrawal liability under Section 4202 of ERISA or indicating that such Multiemployer Plan may enter reorganization status under
Section 4241 of ERISA, and (F) promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate thereof sends notice of a plant closing or mass layoff (as defined in WARN) to employees, copies of each such notice sent by such Loan Party or such ERISA Affiliate thereof;

                    (xiii) promptly after the commencement thereof but in any event not later than 5 days after service of process with respect thereto on, or the obtaining of knowledge thereof by, any Loan Party, notice of each action, suit or proceeding before any court or other Governmental Authority or other regulatory body or any arbitrator which, if adversely determined, could have a Material Adverse Effect;

                    (xiv) as soon as possible and in any event within 5 days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with any Material Contract;

                    (xv) as soon as possible and in any event within 5 days after execution, receipt or delivery thereof, copies of any material notices that any Loan Party executes or receives in connection with the sale or other Disposition of the Capital Stock of, or all or substantially all of the assets of, any Loan Party;

                    (xvi) promptly after the sending or filing thereof, copies of all statements, reports and other information any Loan Party sends to any holders of its Indebtedness or its securities or files with the SEC or any national (domestic or foreign) securities exchange;

                    (xvii) promptly upon receipt thereof, copies of all financial reports (including, without limitation, management letters), if any, submitted to any Loan Party by its auditors in connection with any annual or interim audit of the books thereof; and

                    (xviii) promptly upon request, such other information concerning the condition or operations, financial or otherwise, of any Loan Party as the Agent may from time to time may reasonably request.

               (b) Additional Guaranties and Collateral Security. Cause:

                    (i) each Subsidiary of any Loan Party not in existence on the Effective Date, to execute and deliver to the Agent promptly and in any event within 3 days after the formation, acquisition or change in status thereof
(A) a Guaranty guaranteeing the Obligations, (B) a Security Agreement, (C) if such Subsidiary has any Subsidiaries, a Pledge Agreement together with (x) certificates evidencing all of the Capital Stock of any Person (other than an Excluded Subsidiary) owned by such Subsidiary, (y) undated stock powers executed in blank with signature guaranteed, and (z) such opinion of counsel and such approving certificate of such Subsidiary as the Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares, (D) one or more Mortgages creating on the real property of such Subsidiary a perfected, first priority Lien on such real property (subject only to Permitted Liens), a Title Insurance Policy covering such real property, a current ALTA survey thereof and a surveyor's certificate, each in form and substance satisfactory to the Agent, together with such other agreements, instruments and documents as the Agent may require whether comparable to the documents required under Section 6.01(o) or otherwise, and (E) such other agreements, instruments, approvals, legal opinions or other documents reasonably requested by the Agent in order to create, perfect, establish the first priority (subject only to Permitted Liens) of or otherwise protect any Lien purported to be covered by any such Security Agreement, Pledge Agreement or Mortgage or otherwise to effect the intent that such Subsidiary shall become bound by all of the terms, covenants and agreements contained in the Loan Documents and that all property and assets of such Subsidiary shall become Collateral for the Obligations; and

                    (ii) each owner of the Capital Stock of any such Subsidiary (other than an Excluded Subsidiary) to execute and deliver promptly and in any event within 3 days after the formation or acquisition of such Subsidiary a Pledge Agreement, together with (A) certificates evidencing all of the Capital Stock of such Subsidiary, (B) undated stock powers or other appropriate instruments of assignment executed in blank with signature guaranteed, (C) such opinion of counsel and such approving certificate of such Subsidiary as the Agent may reasonably request in respect of complying with any legend on any such certificate or any other matter relating to such shares and (D) such other agreements, instruments, approvals, legal opinions or other documents requested by the Agent.

               (c) Compliance with Laws, Etc. Comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws (including, without limitation, IGRA and any regulations promulgated thereunder by the National Indian Gaming Commission pursuant thereto, the tribal-state gaming compact in any relevant state and any regulations referenced therein, and any other federal or state law that relates or applies to Indian gaming), rules, regulations, orders (including, without limitation, all Environmental Laws judgments and awards (including any settlement of any claim that, if breached, could give rise to any of the foregoing), such compliance to include, without limitation, (i) paying before the same become delinquent all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its properties, and (ii) paying all lawful claims which if unpaid might become a Lien or charge upon any of its properties, except to the extent contested in good faith by proper proceedings which stay the imposition of any penalty, fine or Lien resulting from the non-payment thereof and with respect to which adequate reserves have been set aside for the payment thereof in accordance with GAAP.

               (d) Preservation of Existence, Etc. Except as otherwise permitted by Section 6.02(c), maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, its existence, rights and privileges and become or remain, and cause each of its Subsidiaries to become or remain, duly qualified and in good standing in each jurisdiction in which the character of the properties owned or leased by it or in which the transaction of its business makes such qualification necessary.

               (e) Keeping of Records and Books of Account. Keep, and cause each of its Subsidiaries to keep, adequate records and books of account, with complete entries made to permit the preparation of financial statements in accordance with GAAP.

               (f) Inspection Rights. Permit, and cause each of its Subsidiaries to permit, the agents and representatives of the Agent at any time and from time to time during normal business hours and upon reasonable advance notice (it being understood that during the continuance of an Event of Default such notice may be shorter), at the expense of the Borrowers, to examine and make copies of and abstracts from its records and books of account, to visit and inspect its properties, to verify materials, leases, notes, accounts receivable, deposit accounts and its other assets, to conduct audits, physical counts, valuations, appraisals, Phase I ESAs or examinations and to discuss its affairs, finances and accounts with any of its directors, officers, managerial employees, independent accountants or any of its other representatives. In furtherance of the foregoing, each Loan Party hereby authorizes its independent accountants, and the independent accountants of each of its Subsidiaries, to discuss the affairs, finances and accounts of such Person (independently or together with representatives of such Person) with the agents and representatives of the Agent in accordance with this Section 6.01(f).

               (g) Maintenance of Properties, Etc. Except as otherwise permitted by Section 6.02(c), maintain and preserve, and cause each of its Subsidiaries to maintain and preserve, all of its properties which are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear and tear excepted, and comply, and cause each of its Subsidiaries to comply in all material respects, at all times with the provisions of all leases to which it is a party as lessee or under which it occupies property, so as to prevent any loss or forfeiture thereof or thereunder.

               (h) Maintenance of Insurance. (i) Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations (including, without limitation, comprehensive general liability, hazard, rent and business interruption insurance) with respect to its properties (including all real properties leased or owned by it) and business, in such amounts and covering such risks as is required by any Governmental Authority having jurisdiction with respect thereto or as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event in amount, adequacy and scope reasonably satisfactory to the Agent, and (ii) cause the Life Insurance Policy to be fully paid and in full force and effect at all times. All policies covering the Collateral are to be made payable to the Agent for the benefit of the Lenders, as its interests may appear, in case of loss, under a standard non-contributory "lender" or "secured party" clause and are to contain such other provisions as the Agent may require to fully protect the Lenders' interest in the Collateral and to any payments to be made under such policies. All certificates of insurance are to be delivered to the Agent and the policies are to be premium prepaid, with the loss payable and additional insured endorsement in favor of the Agent and such other Persons as the Agent may designate from time to time, and shall provide that the insurer shall endeavor to give not less than 30 days' prior written notice to the Agent of the exercise of any right of cancellation. If any Loan Party or any of its Subsidiaries fails to maintain such insurance, the Agent may arrange for such insurance, but at the Borrowers' expense and without any responsibility on the Agent's part for obtaining the insurance, the solvency of the insurance companies, the adequacy of the coverage, or the collection of claims. Upon the occurrence and during the continuance of an Event of Default, the Agent shall have the sole right, in the name of the Lenders, any Loan Party and its Subsidiaries, to file claims under any insurance policies, to receive, receipt and give acquittance for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies. The Borrowers shall maintain the Life Insurance Policy.

               (i) Obtaining of Permits, Etc. Obtain, maintain and preserve, and cause each of its Subsidiaries to obtain, maintain and preserve, and take all necessary action to timely renew, all material permits, licenses, authorizations, approvals, entitlements and accreditations which are necessary or useful in the proper conduct of its business.

               (j) Environmental. (i) Keep any property either owned or operated by it or any of its Subsidiaries free of any Environmental Liens; (ii) comply, and cause each of its Subsidiaries to comply, in all material respects with Environmental Laws and provide to the Agent any documentation of such compliance which the Agent may reasonably request; (iii) provide the Agent written notice within five (5) Business Days of any Release of a

Hazardous Material in excess of any reportable quantity from or onto property at any time owned or operated by it or any of its Subsidiaries and take any Remedial Actions required to abate said Release; (iv) provide the Agent with written notice within ten (10) Business Days of the receipt of any of the following: (A) notice that an Environmental Lien has been filed against any property of any Loan Party or any of its Subsidiaries; (B) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Loan Party or any of its Subsidiaries; and (C) notice of a violation, citation or other administrative order which could have a Material Adverse Effect and (v) defend, indemnify and hold harmless the Agent and the Lenders and their transferees, and their respective employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses (including, without limitation, attorney and consultant fees, investigation and laboratory fees, court costs and litigation expenses) arising out of (A) the generation, presence, disposal, Release or threatened Release of any Hazardous Materials on, under, in, originating or emanating from any property at any time owned or operated by any Loan Party or any of its Subsidiaries (or its predecessors in interest or title), (B) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to the presence or Release of such Hazardous Materials, (C) any request for information, investigation, lawsuit brought or threatened, settlement reached or order by a Governmental Authority relating to the presence or Release of such Hazardous Materials, (D) any violation of any Environmental Law and/or (E) any Environmental Action filed against the Agent or any Lender.

               (k) Further Assurances. Take such action and execute, acknowledge and deliver, and cause each of its Subsidiaries to take such action and execute, acknowledge and deliver, at its sole cost and expense, such agreements, instruments or other documents as the Agent may require from time to time in order (i) to carry out more effectively the purposes of this Agreement and the other Loan Documents, (ii) to subject to valid and perfected first priority Liens, subject to Permitted Liens, any of the Collateral, (iii) to establish and maintain the validity and effectiveness of any of the Loan Documents and the validity, perfection and priority of the Liens intended to be created thereby, and (iv) to better assure, convey, grant, assign, transfer and confirm unto the Agent and each Lender the rights now or hereafter intended to be granted to it under this Agreement or any other Loan Document. In furtherance of the foregoing, to the maximum extent permitted by applicable law, each Loan Party
(i) authorizes the Agent to execute any such agreements, instruments or other documents in such Loan Party's name and to file such agreements, instruments or other documents in any appropriate filing office, (ii) authorizes the Agent to file any financing statement required hereunder or under any other Loan Document, and any continuation statement or amendment with respect thereto, in any appropriate filing office without the signature of such Loan Party, and
(iii) ratifies the filing of any financing statement, and any continuation statement or amendment with respect thereto, filed without the signature of such Loan Party prior to the date hereof.

               (l) Change in Collateral; Collateral Records. (i) Give the Agent not less than 30 days' prior written notice of any change in the location of any Collateral, other than to locations set forth on Schedule 5.01(gg) and with respect to which the Agent has filed financing statements and otherwise fully perfected its Liens thereon, (ii) advise the Agent promptly, in sufficient detail, of any material adverse change relating to the type, quantity or quality of the Collateral or the Lien granted thereon and (iii) execute and deliver, and cause each of its Subsidiaries to execute and deliver, to the Agent for the benefit of the Lenders from time to time, solely for the Agent's convenience in maintaining a record of Collateral, such written statements and schedules as the Agent may reasonably require, designating, identifying or describing the Collateral.

               (m) Landlord Waivers; Collateral Access Agreements. (i) At any time any Collateral with a book value in excess of $200,000 (when aggregated with all other Collateral at the same location) is located on any real property of a Loan Party (whether such real property is now existing or acquired after the Effective Date) which is not owned by a Loan Party, use commercially reasonable efforts to obtain written subordinations or waivers, in form and substance satisfactory to the Agent, of all present and future Liens to which the owner or lessor of such premises may be entitled to assert against the Collateral.

               (n) Subordination. Cause all Indebtedness and other obligations now or hereafter owed by it to any of its Affiliates, to be subordinated in right of payment and security to the Obligations owing to the Agent and the Lenders in accordance with a subordination agreement in form and substance satisfactory to the Agent.

               (o) After Acquired Real Property. Upon the acquisition by it or any of its Subsidiaries after the date hereof of any fee-owned interest (whether fee or leasehold) in any real property (wherever located) (each such fee-owned interest being an "After Acquired Property") with a Current Value (as defined below) in excess of $500,000, immediately so notify the Agent, setting forth with specificity a description of the fee-owned interest acquired, the location of the real property, any structures or improvements thereon and either an appraisal or such Loan Party's good-faith estimate of the current value of such real property (for purposes of this Section, the "Current Value"). The Agent shall notify such Loan Party whether it intends to require a Mortgage and the other documents referred to below. Upon receipt of such notice requesting a Mortgage, the Person which has acquired such After Acquired Property shall promptly furnish to the Agent the following, each in form and substance satisfactory to the Agent: (i) a Mortgage with respect to such real property and related assets located at the After Acquired Property, each duly executed by such Person and in recordable form; (ii) evidence of the recording of the Mortgage referred to in clause (i) above in such office or offices as may be necessary or, in the opinion of the Agent, desirable to create and perfect a valid and enforceable first priority lien (subject to Permitted Liens) on the property purported to be covered thereby or to otherwise protect the rights of the Agent and the Lenders thereunder, (iii) a Title Insurance Policy, (iv) a survey of such real property, certified to the Agent and to the issuer of the Title Insurance Policy by a licensed professional surveyor reasonably satisfactory to the Agent, (v) Phase I ESAs with respect to such real property, certified to the Agent by a company reasonably satisfactory to the Agent, and
(vi) such other documents or instruments (including guarantees and opinions of counsel) as the Agent may reasonably require. The Borrowers shall pay all fees and expenses, including reasonable attorneys' fees and expenses, and all title insurance charges and premiums, in connection with each Loan Party's obligations under this Section 6.01(o).

               (p) Fiscal Year. Maintain the existing Fiscal Year-end of the Parent and its Subsidiaries.

               (q) World Poker Collateral Shares.

                    (i) If at any time (A) an Event of Default shall have occurred and be continuing or (B) during the occurrence of a WPT 75% Collateral Event, a WPT 50% Collateral Event, a WPT 25% Collateral Event, or a WPT Legislative Event, or (c) at any time, the Agent, in its reasonable and good faith judgment believes an Event of Default or the occurrence of a WP 75% Collateral Event, a WPT 50% Collateral Event, a WPT 25% Collateral Event or a WPT Legislative Event is likely to occur within the next 90 days, then upon receipt by the Parent from the Agent of a written request that World Poker register all or a portion of the World Poker Shares (a "WPT Demand Notice", and the date of such notice, the "WPT Demand Notice Date"), then the Parent shall use its reasonable best efforts to cause World Poker to prepare, and, as soon as practicable but in no event later than the 30 days after the WPT Demand Notice Date, (such date, the "Filing Deadline"), file with the SEC a registration statement on Form S-3 (or Form S-1, if Form S-3 is not available) under the Securities Act (the "WPT Registration Statement") covering the resale of all of the World Poker Collateral Shares (the "Filing Covenant"). The Parent shall use its best efforts to have the WPT Registration Statement declared effective (the "WPT Effective Date") by the SEC as soon as practicable, but in no event later than the 90 days after the Filing Deadline (unless the WPT Registration Statement is subject to a full review by the SEC, in which case no later than 120 days after the Filing Deadline) (the "Effectiveness Covenant"). If the Parent fails to comply in all respects with the Filing Covenant or the Effectiveness Covenant at any time, then, as partial relief for the damages to any holder by reason of any such delay in or reduction of its ability to sell the World Poker Collateral Shares (which remedy shall not be exclusive of any other remedies available at law or in equity), upon the occurrence and continuance of an Event of Default, the Borrowers shall pay to each Lender on each of the following dates relating to such WPT Registration Statement an amount in cash equal to one percent (1.0%) of the principal amount of the Loan drawn by any of the Borrowers pursuant to this Agreement on or prior to such date: (A) the initial day of any breach of the Filing Covenant and on every thirtieth day (pro rated for periods totaling less than thirty days) thereafter until the WPT Registration Statement has been filed with the SEC; and (B) the initial day of any breach of the Effectiveness Covenant and on every thirtieth day (pro rated for periods totaling less than thirty days) thereafter until the WPT Registration Statement has been declared effective by the SEC (it being understood that such 1% payment is payable whether or not the best efforts requirements set forth above have been complied with and such payment requirement shall terminate on the WPT Effective Date).

                    (ii) On any day after the WPT Effective Date sales of all of the World Poker Collateral Shares required to be included on such WPT Registration Statement cannot be made pursuant to such WPT Registration Statement (including, without limitation, because of a failure to keep such WPT Registration Statement effective, to disclose such information as is necessary for sales to be made pursuant to such WPT Registration Statement or to register a sufficient number of shares of World Poker Shares) (a "Maintenance Covenant Failure") then, as partial relief for the damages to any holder by reason of any such delay in or reduction of its ability to sell the World Poker Collateral Shares (which remedy shall not be exclusive of any other remedies available at law or in equity), the Borrowers shall pay to the Lender on each of the following dates relating to such WPT Registration Statement an amount in cash equal to one percent (1.0%) of the outstanding principal amount of the Loan drawn by any of the Borrowers pursuant to this Agreement on or prior to such date: (A) the initial day of a Maintenance Covenant Failure and (B) on every thirtieth day (pro rated for periods totaling less than thirty days) thereafter until such Maintenance Covenant Failure is cured.

                    (iii) The payments to which a holder shall be entitled pursuant to clause (q)(i) and (ii) are referred to herein as the "WPT Registration Delay Payments." WPT Registration Delay Payments shall be paid on the earlier of (A) the last day of the calendar month during which such WPT Registration Delay Payments are incurred and (B) the third Business Day after the event or failure giving rise to the WPT Registration Delay Payments is cured. In the event the Borrowers fail to make within three (3) days after the date payable WPT Registration Delay Payments in a timely manner, such WPT Registration Delay Payments shall bear interest at the rate of two percent (2.0%) per month (prorated for partial months) until paid in full.

               (r) Equity Rights. The Parent and/or any Loan Party, if relevant, hereby grant to the Lenders (x) a right of first refusal to purchase any equity or equity linked security of the Parent proposed to be issued or sold to any Person (based on a bona fide offer of same) upon the same terms and conditions as such proposed issuance or sale upon which such shares were to be sold to such Person and all agreements to sell shares of the Parent shall be subject to the Agent's right of first refusal (which shall be exercised with twenty-four (24) hours of notice of such offer) on behalf of the Lender and (y) a right of first offer to purchase any World Poker Shares proposed to be sold by any Loan Party (which shall be exercised with twenty-four (24) hours of notice of such offer) (it being understood that if the Agent declines to purchase such shares, such shares may not be sold at a price lower than 10% of the original price without triggering another offer to the Lenders). Notwithstanding the foregoing, the following are excluded from the right of first refusal hereunder: (w) any sale, the proceeds of which are to pay off in full all obligations pursuant to Financing Facility, (x) the sale of up to 2,000,000 World Poker Shares to a strategic buyer (which shall include a buyer with whom World Poker is seeking a business alliance including, without limitation, International Game Technology),
(y) rights to acquire equity of a Loan Party outstanding as of the Effective Date and listed on Schedule 5.01(e); and (z) rights to acquire equity pursuant to options granted after the Effective Date to any Loan Party's officers, directors, employees, or consultants and listed on Schedule 5.01(e).

               (s) Inactive Subsidiaries. In the event the Inactive Subsidiaries have assets, the aggregate fair market value of which exceeds $100,000, cause one or more Inactive Subsidiaries to execute and deliver a Guaranty to the Agent such that the aggregate fair market value of the assets of the remaining Inactive Subsidiaries does not exceed $100,000. Upon delivery of such Guaranty, such Inactive Subsidiary shall be deemed to be a Subsidiary and a Loan Party.

               (t) New Subsidiaries. In the event a Loan Party shall create, form, acquire or otherwise own an additional or new Subsidiary, the Parent shall give notice to the Agent of its creation, formation, acquisition or other ownership such new Subsidiary. If such new Subsidiary is formed for the purpose of being a party to or a beneficiary of a contract, instrument or other agreement with an Indian Tribe and the Parent desires that such new Subsidiary be an Excluded Subsidiary, then such notice shall contain a representation of the Parent that the Parent has consulted with reputable law firm with an expertise in Indian gaming matters and that upon advice of such counsel, a pledge of the Capital Stock of such new Subsidiary would reasonably be expected to require the review or approval of an Indian gaming authority.

               (u) Change Relating to Jamul. Notwithstanding anything herein to the contrary, in the event that Lakes Jamul Development, LLC is no longer the holder of the Management and Consulting Agreement related to the Jamul project, then the holder of such Management and Consulting Agreement shall immediately grant a security interest to the Agent in and to the Payment Rights (as defined in the Security Agreement) with respect to such agreement.

          Section 6.02 Negative Covenants. So long as any principal of or interest on any Loan or any other Obligation (whether or not due) shall remain unpaid or any Lender shall have any Commitment hereunder, each Loan Party shall not, unless the Required Lenders shall otherwise consent in writing:

               (a) Liens, Etc. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired; file or suffer to exist under the Uniform Commercial Code or any similar law or statute of any jurisdiction, a financing statement (or the equivalent thereof) that names it or any of its Subsidiaries as debtor; sign or suffer to exist any security agreement authorizing any secured party thereunder to file such financing statement (or the equivalent thereof); sell any of its property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable) with recourse to it or any of its Subsidiaries or assign or otherwise transfer, or permit any of its Subsidiaries to assign or otherwise transfer, any account or other right to receive income; other than, as to all of the above, Permitted Liens.

               (b) Indebtedness.

                    (i) Create, incur, assume, guarantee or suffer to exist, or otherwise become or remain liable with respect to, or permit any of its Subsidiaries to create, incur, assume, guarantee or suffer to exist or otherwise become or remain liable with respect to, any Indebtedness other than Permitted Indebtedness.

                    (ii) Forgiveness of any Indebtedness owed to any Loan Party on the date hereof unless otherwise consented to by the Required Lenders.

               (c) Fundamental Changes; Dispositions. Wind-up, liquidate or dissolve, or merge, consolidate or amalgamate with any Person, or convey, sell, lease or sublease, transfer or otherwise dispose of, whether in one transaction or a series of related transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired (or agree to do any of the foregoing), or purchase or otherwise acquire, whether in one transaction or a series of related transactions, all or substantially all of the assets of any Person (or any division thereof) (or agree to do any of the foregoing), or permit any of its Subsidiaries to do any of the foregoing; provided, however, that

                    (i) any wholly-owned Subsidiary of any Loan Party (other than a Borrower) may be merged into such Loan Party or another wholly-owned Subsidiary of such Loan Party, or may consolidate with another wholly-owned Subsidiary of such Loan Party, so long as (A) no other provision of this Agreement would be violated thereby, (B) such Loan

Party gives the Agent at least 60 days' prior written notice of such merger or consolidation, (C) no Default or Event of Default shall have occurred and be continuing either before or after giving effect to such transaction, (D) the Lenders' rights in any Collateral, including, without limitation, the existence, perfection and priority of any Lien thereon, are not adversely affected by such merger or consolidation and (E) if not a Loan Party, the surviving Subsidiary, if any, is a party to a Guaranty and a Security Agreement and the Capital Stock of which Subsidiary (other than an Excluded Subsidiary) is the subject of a Pledge Agreement, in each case, which is in full force and effect on the date of and immediately after giving effect to such merger or consolidation;

                    (ii) any Loan Party and its Subsidiaries may (A) sell Inventory in the ordinary course of business, and (B) dispose of obsolete or worn-out equipment in the ordinary course of business;

                    (iii) (A) Parent may sell any number of shares of the Capital Stock of the Parent as permitted by Section 2.05(c)(vi), and (B) notwithstanding any provision in any Loan Document to the contrary, unless, a Default or Event of Default shall have occurred and be continuing, the Loan Parties may sell World Poker Shares (and the Agent shall release such shares for such purpose so long as the proceeds of such sale shall be immediately used to prepay the Loans hereunder subject to Section 2.05(c)(iii)).

                    (iv) the Loan Parties may release, transfer, or convey the properties referenced in Section 7.04 as contemplated thereby and other real property not constituting Collateral.

               (d) Change in Nature of Business. Make, or permit any of its Subsidiaries to make, any change in the nature of its business as described in
Section 5.01(m).

               (e) Loans, Advances, Investments, Etc. Make or commit or agree to make any loan, advance, guarantee of obligations, other extension of credit or capital contributions to, or hold or invest in or commit or agree to hold or invest in, or purchase or otherwise acquire or commit or agree to purchase or otherwise acquire any shares of the Capital Stock, bonds, notes, debentures or other securities of, or make or commit or agree to make any other investment in, any other Person, or purchase or own any futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or permit any of its Subsidiaries to do any of the foregoing, except for: (i) in connection with one or more Projects or new projects in accordance with the terms hereof, any loan, advance, guarantee of obligations or other extension of credit (A) outstanding as of the Effective Date as listed on Schedule 6.02(e), (B) to be made following the Effective Date as contemplated by and in accordance with the Business Plan (but not including any Contingent Obligation of any Loan Party related to the Projects or other projects developed in accordance herewith except the Pawnee Guaranty) (which together with Capital Expenditures pursuant to clause (g) below shall not exceed $5,000,000 in respect of new projects developed in accordance with the terms hereof), or (C) otherwise made with the written consent of the Required Lenders (not to be unreasonably withheld if no Event of Default shall have occurred and be continuing), (ii) the Pawnee Guaranty, (iii) investments existing on the date hereof, as set forth on Schedule 6.02(e) hereto, but not any increase in the amount thereof as set forth in such Schedule or any other modification of the terms thereof, (iv) temporary loans and advances by the Parent to a Subsidiary (in accordance with the Business Plan) that owns the Projects or a new project to be developed in accordance herewith, (v) Permitted Investments (vi) Investments in Subsidiaries (other than Inactive Subsidiaries, provided each such Subsidiary is a Loan Party) and Investments in Inactive Subsidiaries in an aggregate amount for all such Inactive Subsidiaries not to exceed $100,000 at any one time, and (vii) loans and advances to employees for moving, entertainment, travel and other similar expenses in the ordinary course of business not to exceed $250,000 in the aggregate at any time outstanding.

               (f) Lease Obligations. Create, incur or suffer to exist, or permit any of its Subsidiaries to create, incur or suffer to exist, any obligations as lessee (i) for the payment of rent for any real or personal property in connection with any sale and leaseback transaction, or (ii) for the payment of rent for any real or personal property under leases or agreements to lease other than (A) Capitalized Lease Obligations which would not cause the aggregate amount of all obligations under Capitalized Leases entered into after the Effective Date owing by all Loan Parties and their Subsidiaries in any Fiscal Year to exceed the amounts set forth in Section 6.02(g), and (B) Operating Lease Obligations which would not cause the aggregate amount of all Operating Lease Obligations owing by all Loan Parties and their Subsidiaries in any Fiscal Year to exceed $200,000.

               (g) Capital Expenditures. Make or commit or agree to make, or permit any of its Subsidiaries to make or commit or agree to make, (i) any Capital Expenditure (by purchase or Capitalized Lease) that would cause the aggregate amount of all Capital Expenditures made by the Loan Parties and their Subsidiaries to exceed (A) $2,500,000 in any Fiscal Year or (B) together with any loans, advances, guarantees of obligations or other extensions of credit pursuant to clause (e)(i) above in respect of new projects developed in accordance with the terms hereof, $5,000,000 in aggregate during the term of the Loan, and (ii) any Capital Expenditures not disclosed to the Agent with respect to any Project or other project permitted under the terms hereof prior to the date hereof unless otherwise consented to by the Required Lenders, which consent shall not be unreasonably withheld.

               (h) Restricted Payments. (i) Declare or pay any dividend or other distribution, direct or indirect, on account of any Capital Stock of any Loan Party or any of its Subsidiaries, now or hereafter outstanding, (ii) make any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Capital Stock of any Loan Party or any direct or indirect parent of any Loan Party, now or hereafter outstanding, (iii) make any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Capital Stock of any Loan Party, now or hereafter outstanding, (iv) return any Capital Stock to any shareholders or other equity holders of any Loan Party or any of its Subsidiaries, or make any other distribution of property, assets, shares of Capital Stock, warrants, rights, options, obligations or securities thereto as such or (v) pay any management fees or any other fees or expenses (including the reimbursement thereof by any Loan Party or any of its Subsidiaries) pursuant to any management, consulting or other services agreement to any of the shareholders or other equityholders of any Loan Party or any of its Subsidiaries or other Affiliates, or to any other Subsidiaries or Affiliates of any Loan Party; provided, however, (A) any Loan Party may pay dividends to the Parent (1) in amounts necessary to pay customary expenses of the Parent in the ordinary course of its business as a public holding company (including salaries and related reasonable and customary expenses incurred by employees of the Parent) and (2) in amounts necessary to pay taxes when due and owing by the Parent and (B) any Subsidiary of any Borrower may pay dividends to such Borrower, and (C) any Loan Party may fulfill its contractual obligations owing to Kevin M. Kean and/or Jerry A. Argovitz under agreements existing as of the Effective Date, as they may be amended from time to time (such amendments shall not increase the Loan Parties' obligations to such Persons by more than $500,000, without the written consent of the Required Lenders) ), provided that, in each case of clauses (A) and (B) above, at the election of the Agent, which the Agent may and, upon the direction of the Required Lenders, shall make by notice to Parent, no such payment shall be made if an Event of Default shall have occurred and be continuing or would result from the making of any such payment.

               (i) Federal Reserve Regulations. Permit any Loan or the proceeds of any Loan under this Agreement to be used for any purpose that would cause such Loan to be a margin loan under the provisions of Regulation T, U or X of the Board.

               (j) Transactions with Affiliates. Enter into, renew, extend or be a party to, or permit any of its Subsidiaries to enter into, renew, extend or be a party to, any transaction or series of related transactions (including, without limitation, the purchase, sale, lease, transfer or exchange of property or assets of any kind or the rendering of services of any kind) with any Affiliate, except (i) in the ordinary course of business in a manner and to an extent consistent with past practice and necessary or desirable for the prudent operation of its business, for fair consideration and on terms no less favorable to it or its Subsidiaries than would be obtainable in a comparable arm's length transaction with a Person that is not an Affiliate thereof, (ii) transactions with another Loan Party, including, without limitation, transactions involving Permitted Indebtedness and (iii) transactions permitted by Section 6.02(e).

               (k) Limitations on Dividends and Other Payment Restrictions Affecting Subsidiaries. Create or otherwise cause, incur, assume, suffer or permit to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of any Loan Party (i) to pay dividends or to make any other distribution on any shares of Capital Stock of such Subsidiary owned by any Loan Party or any of its Subsidiaries, (ii) to pay or prepay or to subordinate any Indebtedness owed to any Loan Party or any of its Subsidiaries, (iii) to make loans or advances to any Loan Party or any of its Subsidiaries or (iv) to transfer any of its property or assets to any Loan Party or any of its Subsidiaries, or permit any of its Subsidiaries to do any of the foregoing; provided, however, that nothing in any of clauses (i) through (iv) of this Section 6.02(k) shall prohibit or restrict compliance with:

                         (A) this Agreement and the other Loan Documents;

                         (B) any agreements in effect on the date of this
Agreement and described on Schedule 6.02(k);

                         (C) any applicable law, rule or regulation (including,
without limitation, applicable currency control laws and applicable state corporate statutes restricting the payment of dividends in certain circumstances);

                         (D) in the case of clause (iv) any agreement setting
forth customary restrictions on the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract of similar property or assets; or

                         (E) in the case of clause (iv) any agreement,
instrument or other document evidencing a Permitted Lien from restricting on customary terms the transfer of any property or assets subject thereto.

               (l) Limitation on Issuance of Capital Stock. Issue or sell or enter into any agreement or arrangement for the issuance and sale of, or permit any of its Subsidiaries to issue or sell or enter into any agreement or arrangement for the issuance and sale of, any shares of its Capital Stock, any securities convertible into or exchangeable for its Capital Stock or any warrants, except as permitted under Section 6.02(c).

               (m) Modifications of Indebtedness, Organizational Documents and Certain Other Agreements; Etc. (i) Amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the material provisions of any of its or its Subsidiaries' Indebtedness or of any instrument or agreement (including, without limitation, any purchase agreement, indenture, loan agreement or security agreement) relating to any such Indebtedness if such amendment, modification or change would shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on such Indebtedness, would increase the interest rate applicable to such Indebtedness, would change the subordination provision, if any, of such Indebtedness, or would otherwise be adverse to the Lenders or the issuer of such Indebtedness in any respect, (ii) except for the Obligations, make any voluntary or optional payment, prepayment, redemption, defeasance, sinking fund payment or other acquisition for value of any of its or its Subsidiaries' Indebtedness (including, without limitation, by way of depositing money or securities with the trustee therefor before the date required for the purpose of paying any portion of such Indebtedness when due), or refund, refinance, replace or exchange any other Indebtedness for any such Indebtedness (except to the extent such Indebtedness is otherwise expressly permitted by the definition of "Permitted Indebtedness"), or make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any outstanding Indebtedness as a result of any asset sale, change of control, issuance and sale of debt or equity securities or similar event, or give any notice with respect to any of the foregoing, (iii) except as permitted by
Section 6.02(c), amend, modify or otherwise change its name, jurisdiction of organization, organizational identification number or FEIN or (iv) amend, modify or otherwise change its certificate of incorporation or bylaws (or other similar organizational documents), including, without limitation, by the filing or modification of any certificate of designation, or any agreement or arrangement entered into by it, with respect to any of its Capital Stock (including any shareholders' agreement), or enter into any new agreement with respect to any of its Capital Stock, except any such amendments, modifications or changes or any such new agreements or arrangements pursuant to this clause (iv) that either individually or in the aggregate, could not have a Material Adverse Effect.

               (n) Investment Company Act of 1940. Engage in any business, enter into any transaction, use any securities or take any other action or permit any of its Subsidiaries to do any of the foregoing, that would cause it or any of its Subsidiaries to become subject to the registration requirements of the Investment Company Act of 1940, as amended, by virtue of being an "investment company" or a company "controlled" by an "investment company" not entitled to an exemption within the meaning of such Act.

               (o) Compromise of Accounts Receivable or Notes Receivable. Without limiting Section 6.02(b) hereunder, compromise or adjust any Account Receivable or note receivable (or extend the time of payment thereof) or grant any discounts, allowances or credits or permit any of its Subsidiaries to do so other than, provided no Default or Event of Default has occurred and is continuing, in the ordinary course of its business; provided, however, in no event shall any such discount, allowance or credit exceed $1,000,000 in the aggregate. Notwithstanding the foregoing, the Loan Parties may compromise, adjust, or grant any discounts, allowances or credits with respect to the Kickapoo Indebtedness.

               (p) ERISA. (i) Engage, or permit any ERISA Affiliate to engage, in any transaction described in Section 4069 of ERISA; (ii) engage, or permit any ERISA Affiliate to engage, in any prohibited transaction described in
Section 406 of ERISA or 4975 of the Internal Revenue Code for which a statutory or class exemption is not available or a private exemption has not previously been obtained from the U.S. Department of Labor if such transaction could have more than a de minimus effect on the Loan Party's ability to make payments under this Agreement; (iii) adopt or permit any ERISA Affiliate to adopt any employee welfare benefit plan within the meaning of Section 3(1) of ERISA which provides benefits to employees after termination of employment other than as required by
Section 601 of ERISA or applicable law; (iv) fail to make any contribution or payment to any Multiemployer Plan which it or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; or (v) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 of the Internal Revenue Code on or before the due date for such installment or other payment.

               (q) Environmental. Permit the use, handling, generation, storage, treatment, Release or disposal of Hazardous Materials at any property owned or leased by it or any of its Subsidiaries, except in compliance with Environmental Laws and so long as such use, handling, generation, storage, treatment, Release or disposal of Hazardous Materials does not result in a Material Adverse Effect.

               (r) Certain Agreements.

                    (i) Agree to any amendment or modification, termination, or other change to or waiver of any of its rights under any Material Contract or the Berman Employment Agreement, except for (A) any amendment or modification, termination, or other change to or waiver that is de minimus or of de minimus effect, or (B) any amendment, modification, or other change to or waiver of any of its rights under any Material Contract relating to or executed in connection with a Project or other project permitted hereby, to the extent any such amendment, modification or other change to or waiver of rights is necessary in response to commentary or requirements of any Governmental Authority, including, without limitation, the National Indian Gaming Commission or to ensure the compliance of such Material Contract with applicable law.

                    (ii) Enter into any additional Material Contracts for a project other than the Projects which would require the expenditure (via loans, payments or otherwise), in excess of $5,000,000 in the aggregate for the term hereof provided, that no such additional Materials Contract shall be entered into when an Event of Default hereunder has occurred or is continuing.

               (s) Inactive Subsidiaries. Permit any Inactive Subsidiaries to
(i) have any operations or engage in any business or activity or (ii) have assets, the fair market value of which is, in aggregate, more than $100,000.

               (t) Pokagon Account. In no event shall the Pokagon Account have a balance as of the last day of each fiscal month greater than $2,500,000.

                                  ARTICLE VII

                      MANAGEMENT, COLLECTION AND STATUS OF
                    ACCOUNTS RECEIVABLE AND OTHER COLLATERAL

          Section 7.01 Collection of Accounts Receivable; Management of Collateral. (a) On or prior to the Effective Date, the Loan Parties shall maintain one or more deposit accounts as identified on Schedule 7.01 hereto (collectively, the "Blocked Accounts") with the financial institutions set forth on Schedule 7.01 hereto or such other financial institutions selected by the Loan Parties and acceptable to the Agent in its sole discretion (each being referred to as a "Blocked Account Bank") which Blocked Accounts together with the securities accounts referred to below shall be under the "control" (as defined in Section 9-104(a) of the Uniform Commercial Code) of the Agent. No Loan Party, may, without the written consent of the Agent, maintain any deposit account or securities account not subject to a Blocked Account Agreement (other than the Pokagon Account and the other Excluded Accounts) or a securities account control agreement (except with respect to the Goldman Sachs account referred to in Section 4.03(a), but only until such time as such control agreement is required to be in place pursuant to Section 4.03(a)), as the case may be, and all current deposit and securities accounts other than the Pokagon Account and other Excluded Accounts are disclosed on Schedule 7.01. Until the Agent has advised the Loan Parties to the contrary after the occurrence and during the continuance of an Event of Default, the Loan Parties may and will enforce, collect and receive all amounts owing on the Collateral (including proceeds of material contacts set forth in Schedule 7.01) of the Loan Parties for the Agent's benefit and on the Agent's behalf, but at the Loan Parties' expense; such privilege shall terminate, at the election of the Agent, upon the occurrence and during the continuance of an Event of Default. All checks, drafts, notes, money orders, acceptances, cash and other evidences of Indebtedness received directly by the Loan Parties, shall be held by the Loan Parties in trust for the Agent and the Lenders and upon receipt be deposited by the Loan Parties in original form and no later than the next Business Day after receipt thereof into a Blocked Account. To the extent the Agent has exercised its rights in respect of the Blocked Accounts following an Event of Default, Agent shall charge the Loan Account on the last day of each month with two (2) collection days for all such collections and under such circumstances no checks, drafts or other instruments received by the Agent shall constitute final payment to the Agent unless and until such checks, drafts or instruments have actually been collected.

               (b) After the occurrence and during the continuance of an Event of Default, the Agent may send a notice of assignment and/or notice of the Lenders' security interest to any and all Account Debtors or third parties holding or otherwise concerned with any of the Collateral, and thereafter the Agent shall have the sole right to collect the Accounts Receivable and/or take possession of the Collateral and the books and records relating thereto. The Loan Parties shall not, without prior written consent of the Agent, grant any extension of time of payment of any Account Receivable, compromise or settle any Account Receivable for less than the full amount thereof, release, in whole or in part, any Person or property liable for the payment thereof, or allow any credit or discount whatsoever thereon, except, in the absence of a continuing Event of Default, as permitted by Section 6.02(o).

               (c) Each Loan Party hereby appoints the Agent or its designee on behalf of the Agent as the Loan Parties' attorney-in-fact with power exercisable during the continuance of an Event of Default to endorse any Loan Party's name upon any notes, acceptances, checks, drafts, money orders or other evidences of payment relating to the Collateral and to do all other acts and things necessary to carry out this Agreement. All acts of said attorney or designee are hereby ratified and approved, and said attorney or designee shall not be liable for any acts of omission or commission (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction), or for any error of judgment or mistake of fact or law; this power being coupled with an interest is irrevocable until all of the Loans and other Obligations under the Loan Documents are paid in full and all of the Loan Documents are terminated.

               (d) The Agent shall not, under any circumstance or in any event whatsoever, have any liability for any error or omission or delay of any kind occurring in the settlement, collection or payment with respect to the Collateral (other than acts of omission or commission constituting gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction). The Agent, by anything herein or in any assignment or otherwise, do not assume any of the obligations under any contract or agreement assigned to the Agent and shall not be responsible in any way for the performance by any Loan Party of any of the terms and conditions thereof.

               (e) If any Collateral includes a charge for any tax payable to any Governmental Authority, the Agent is hereby authorized (but in no event obligated) in its discretion to pay the amount thereof to the proper taxing authority for the Loan Parties' account and to charge the Loan Parties therefor. The Loan Parties shall notify the Agent if any Collateral includes any taxes due to any such Governmental Authority and, in the absence of such notice, the Agent shall have the right to retain the full proceeds of such Collateral and shall not be liable for any taxes that may be due by reason of the sale and delivery creating such Collateral.

               (f) Notwithstanding any other terms set forth in the Loan Documents, the rights and remedies of the Agent and the Lenders herein provided, and the obligations of the Loan Parties set forth herein, are cumulative of, may be exercised singly or concurrently with, and are not exclusive of, any other rights, remedies or obligations set forth in any other Loan Document or as provided by law.

          Section 7.02 Status of Collateral. With respect to Collateral of any Loan Party at the time the Collateral becomes subject to the Agent's Lien, each Loan Party covenants, represents and warrants: (a) such Loan Party shall be the sole owner, free and clear of all Liens (except for the Liens granted in the favor of the Agent for the benefit of the Lenders and Permitted Liens), and shall be fully authorized to sell, transfer, pledge and/or grant a security interest in each and every item of said Collateral; (b) [Intentionally Omitted];
(c) none of the transactions underlying or giving rise to any Material Contract shall violate any applicable state or federal laws or regulations, except for technical violations or those where a violation would be of de minimus effect, and all documents relating thereto shall be legally sufficient under such laws or regulations and shall be legally enforceable by the Loan Party that is a party thereto in accordance with their terms; (d) no agreement under which any deduction or offset of any kind, may be granted or shall have been made by such Loan Party at or before the time such Material Contract is created; (e) all agreements, instruments and other documents relating to any Material Contract shall be true and correct and in all material respects what they purport to be;
(f) all signatures and endorsements that appear on all material agreements, instruments and other documents relating to any Material Contract shall be genuine and all signatories and endorsers shall have full capacity to contract;
(g) such Loan Party shall maintain books and records pertaining to said Collateral in such detail, form and scope as the Agent shall reasonably require; and (h) if any amount payable under or in connection with any Material Contract (other than with respect to Excluded Debt, as defined in the Pledge Agreement) is evidenced by a promissory note or other instrument, such promissory note or instrument shall be immediately pledged, endorsed, assigned and delivered to the Agent for the benefit of the Lenders as additional Collateral.

          Section 7.03 Collateral Custodian. Upon the occurrence and during the continuance of any Default or Event of Default, the Agent may at any time and from time to time employ and maintain on the premises of any Loan Party a custodian selected by the Agent who shall have full authority to do all acts necessary to protect the Agent's and the Lenders' interests. Each Loan Party hereby agrees to, and to cause its Subsidiaries to, cooperate with any such custodian and to do whatever the Agent may reasonably request to preserve the Collateral. All costs and expenses incurred by the Agent by reason of the employment of the custodian shall be the responsibility of the Borrowers and charged to the Loan Account.

          Section 7.04 Release of Certain Properties. Notwithstanding anything to the contrary contained herein or in any other Loan Document, to the extent the Parent currently has any obligation to release properties in Jamul and Shingle Springs, in each case, upon the happening of certain events or on specific dates, the Lenders shall release such properties or mortgages thereon upon such events or at such dates.

          Section 7.05 Negative Pledge. No Loan Party shall grant a security interest to any party other than Agent in and to (a) any Management and Consulting Agreement or any rights thereunder (other than related to Jamul) (b) any promissory note made by any Indian Tribe in favor of any Loan Party (other than related to Jamul to the extent required by a construction lender to Lakes Jamul Development, LLC), (c) the stock of any Excluded Subsidiary or (d) any real property not subject to a mortgage in favor of the Agent.


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

                                  ARTICLE VIII

                                EVENTS OF DEFAULT

          Section 8.01 Events of Default. If any of the following Events of Default shall occur and be continuing:

               (a) any Borrower or any Guarantor shall fail to pay any principal of any Loan, payable under this Agreement or any other Loan Document when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) (including with respect to increased rates and fees upon the occurrence of certain events set forth hereunder);

               (b) any Borrower or any Guarantor shall fail to pay any interest on any Loan, any Agent Advance, or any fee, (including, without limitation, under 6.01(q) hereof), indemnity or other amount payable under this Agreement or any other Loan Document within 3 Business Days when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) (including with respect to increased rates and fees upon the occurrence of certain events set forth hereunder);

               (c) any representation or warranty made or deemed made by or on behalf of any Borrower or any Guarantor or by any officer of the foregoing under or in connection with any Loan Document or under or in connection with any report, certificate, or other document delivered to the Agent or any Lender pursuant to any Loan Document shall have been incorrect in any material respect when made or deemed made;

               (d) any Borrower or any Guarantor shall fail to perform or comply with any covenant or agreement contained in Sections 6.01(q), 6.02 or 7.01 or any Borrower or any Guarantor shall fail to perform or comply with any covenant or agreement contained in any Security Agreement to which it is a party, any Pledge Agreement to which it is a party or any Mortgage to which it is a party (and any such failure shall continue beyond any grace period applicable thereto);

               (e) any Borrower or any Guarantor shall fail to perform or comply with any other term, covenant or agreement contained in (i) any Loan Document (other than the Securities Purchase Agreement and the Registration Rights Agreement) to be performed or observed by it and, except as set forth in subsections (a), (b), (c) and (d) of this Section 8.01, such failure, if capable of being remedied, shall remain unremedied for thirty (30) days or (ii) the Securities Purchase Agreement or the Registration Rights Agreement to be performed and observed by it (other than (x) as a result of a failure as to which there is an additional fee or higher interest rate payable as a result thereof or additional warrants to be issued hereunder or thereunder or (y) or that is not otherwise material to the rights under such agreements), and such failure, if capable of being remedied, shall remain unremedied for the forty
(40) days;

               (f) any Borrower or any Guarantor shall fail to pay any principal of or interest or premium on any of its Indebtedness (excluding Indebtedness evidenced by this Agreement), to the extent that the aggregate principal amount of all such Indebtedness exceeds $500,000, when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness, or any other default under any agreement or instrument relating to any such Indebtedness, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof;

               (g) any Borrower or any Guarantor (i) shall institute any proceeding or voluntary case seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency, reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, (ii) shall be generally not paying its debts as such debts become due or shall admit in writing its inability to pay its debts generally, (iii) shall make a general assignment for the benefit of creditors, or (iv) shall take any action to authorize or effect any of the actions set forth above in this subsection (g);

               (h) any proceeding shall be instituted against any Borrower or any Guarantor seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, liquidation, winding up, reorganization, arrangement, adjustment, protection, relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any such Person or for any substantial part of its property, and either such proceeding shall remain undismissed or unstayed for a period of sixty (60) days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against any such Person or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property) shall occur;

               (i) any material provision (as determined by the Agent) of any Loan Document shall at any time for any reason (other than pursuant to the express terms thereof) cease to be valid and binding on or enforceable against any Borrower or any Guarantor intended to be a party thereto, or the validity or enforceability thereof shall be contested by any party thereto, or a proceeding shall be commenced by any Borrower or any Guarantor or any Governmental Authority having jurisdiction over any of them, seeking to establish the invalidity or unenforceability thereof, or any Borrower or any Guarantor shall deny in writing that it has any liability or obligation purported to be created under any Loan Document;

               (j) any Security Agreement, any Pledge Agreement, any Mortgage or any other security document, after delivery thereof pursuant hereto, shall for any reason fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof and subject to Permitted Liens, first priority Lien in favor of the Agent for the benefit of the Lenders on any Collateral purported to be covered thereby;

               (k) any bank at which any deposit account, blocked account, or lockbox account of any Loan Party constituting Collateral is maintained shall fail to comply with any of the terms of any deposit account, blocked account, lockbox account or similar agreement to which such bank is a party or any securities intermediary, commodity intermediary or other financial institution at any time in custody, control or possession of any investment property of any Loan Party shall fail to comply with any of the terms of any investment property control agreement to which such Person is a party;

               (l) one or more judgments, orders or awards (or any settlement of any claim that, if breached, could result in a judgment, order or award) for the payment of money exceeding $2,000,000 in the aggregate shall be rendered against any Borrower or any Guarantor and remain unsatisfied and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order, award or settlement, or (ii) there shall be a period of 10 consecutive days after entry thereof during which a stay of enforcement of any such judgment, order, award or settlement, by reason of a pending appeal or otherwise, shall not be in effect; or (iii) at any time during which a stay of enforcement of any such judgment, order, award or settlement, by reason of a pending appeal or otherwise, is in effect, such judgment, order, award or settlement, by reason of a pending appeal or otherwise, is in effect, such judgment, order, award or settlement is not bonded in the full amount of such judgment, order, award or settlement; provided, however, that any such judgment, order, award or settlement shall not give rise to an Event of Default under this subsection (l) if and for so long as (A) the amount of such judgment, order, award or settlement is covered by a valid and binding policy of insurance between the defendant and the insurer covering full payment thereof and (B) such insurer has been notified, and has not disputed the claim made for payment, of the amount of such judgment, order, award or settlement;

               (m) [Intentionally Omitted];

               (n) any material damage to, or loss, theft or destruction of, any Collateral, whether or not insured, or any strike, lockout, labor dispute, embargo, condemnation, act of God or public enemy, or other casualty which causes, for more than fifteen (15) consecutive days, the cessation or substantial curtailment of revenue producing activities at any facility of any Loan Party, if any such event or circumstance could reasonably be expected to have a Material Adverse Effect;

               (o) any cessation of a substantial part of the business of any Borrower or Guarantor for a period which materially and adversely affects the ability of such Person to continue its business;

               (p) any Change of Control occurs;

               (q) the loss, suspension or revocation of, or failure to renew, any license or permit now held or hereafter acquired by any Borrower or any Guarantor, if such loss, suspension, revocation or failure to renew could reasonably be expected to have a Material Adverse Effect;

               (r) the indictment, or the threatened indictment of any Borrower or any Guarantor under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against any Borrower or any Guarantor, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture to any Governmental Authority of any material portion of the property of such Person;

               (s) any Borrower or any Guarantor or any of its ERISA Affiliates shall have made a complete or partial withdrawal from a Multiemployer Plan, and, as a result of such complete or partial withdrawal, any Borrower or any Guarantor or any of its ERISA Affiliates incurs a withdrawal liability in an annual amount exceeding $200,000; or a Multiemployer Plan enters reorganization status under Section 4241 of ERISA, and, as a result thereof any Borrower's or any Guarantor's or any of its ERISA Affiliates' annual contribution requirements with respect to such Multiemployer Plan increases in an annual amount exceeding $200,000;

               (t) any Termination Event with respect to any Employee Plan shall have occurred, and, 30 days after notice thereof shall have been given to any Borrower or any Guarantor by the Agent, (i) such Termination Event (if correctable) shall not have been corrected, and (ii) the then current value of such Employee Plan's vested benefits exceeds the then current value of assets allocable to such benefits in such Employee Plan by more than $200,000 (or, in the case of a Termination Event involving liability under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4971
or 4975 of the Internal Revenue Code, the liability is in excess of such amount);

               (u) any Borrower or any Guarantor shall be liable for any Environmental Liabilities and Costs the payment of which could reasonably be expected to have a Material Adverse Effect;

               (v) failure to commence the construction of at least one of Shingle Springs, Pokagon or Jamul by March 1, 2007 in accordance with the Project Business Plan (it being understood that the Parent shall be deemed to have commenced such construction if the construction financing has been drawn upon for one such Project and no litigation, governmental or regulatory, labor, tribal or other action has had the effect of enjoining or preventing in any material respect, the actual construction thereof); or

               (w) an event or development occurs which could reasonably be expected to have a Material Adverse Effect;

          then, and in any such event, the Agent may, and shall at the request of the Required Lenders, by notice to Parent, (i) terminate or reduce all Commitments, whereupon all Commitments shall immediately be so terminated or reduced, (ii) declare all or any portion of the Loans then outstanding to be due and payable, whereupon all or such portion of the aggregate principal of all Loans, all accrued and unpaid interest thereon, all fees and all other amounts payable under this Agreement and the other Loan Documents shall become due and payable immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by each Loan Party and (iii) exercise any and all of its other rights and remedies under applicable law, hereunder and under the other Loan Documents; provided, however, that upon the occurrence of any Event of Default described in subsection (g) or (h) of this Section 8.01 with respect to any Loan Party, without any notice to any Loan Party or any other Person or any act by the Agent or any Lender, all Commitments shall automatically terminate and all Loans then outstanding, together with all accrued and unpaid interest thereon, all fees and all other amounts due under this Agreement and the other Loan Documents shall become due and payable automatically and immediately, without presentment, demand, protest or notice of any kind, all of which are expressly waived by each Loan Party.

                                   ARTICLE IX

                                      AGENT

          Section 9.01 Appointment. Each Lender (and each subsequent maker of any Loan by its making thereof) hereby irrevocably appoints and authorizes the Agent to perform the duties of the Agent as set forth in this Agreement including: (i) to receive on behalf of each Lender any payment of principal of or interest on the Loans outstanding hereunder and all other amounts accrued hereunder for the account of the Lenders and paid to the Agent, and, subject to
Section 2.02 of this Agreement, to distribute promptly to each Lender its Pro Rata Share of all payments so received; (ii) to distribute to each Lender copies of all material notices and agreements received by the Agent and not required to be delivered to each Lender pursuant to the terms of this Agreement, provided that the Agent shall not have any liability to the Lenders for the Agent's inadvertent failure to distribute any such notices or agreements to the Lenders;
(iii) to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations, the Loans, and related matters and to maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Collateral and related matters;
(iv) to execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to this Agreement or any other Loan Document; (v) to make the Loans and Agent Advances, for the Agent or on behalf of the applicable Lenders as provided in this Agreement or any other Loan Document; (vi) to perform, exercise, and enforce any and all other rights and remedies of the Lenders with respect to the Loan Parties, the Obligations, or otherwise related to any of same to the extent reasonably incidental to the exercise by the Agent of the rights and remedies specifically authorized to be exercised by the Agent by the terms of this Agreement or any other Loan Document; (vii) to incur and pay such fees necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to this Agreement or any other Loan Document; and (viii) subject to Section 9.03 of this Agreement, to take such action as the Agent deems appropriate on its behalf to administer the Loans and the Loan Documents and to exercise such other powers delegated to the Agent by the terms hereof or the other Loan Documents (including, without limitation, the power to give or to refuse to give notices, waivers, consents, approvals and instructions and the power to make or to refuse to make determinations and calculations) together with such powers as are reasonably incidental thereto to carry out the purposes hereof and thereof. As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Loans), the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions of the Required Lenders shall be binding upon all Lenders and all makers of Loans.


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

          Section 9.02 Nature of Duties. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement or in the other Loan Documents. The duties of the Agent shall be mechanical and administrative in nature. The Agent shall not have by reason of this Agreement or any other Loan Document a fiduciary relationship in respect of any Lender. Nothing in this Agreement or any other Loan Document, express or implied, is intended to or shall be construed to impose upon the Agent any obligations in respect of this Agreement or any other Loan Document except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the creditworthiness of the Loan Parties and the value of the Collateral, and the Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the initial Loan hereunder or at any time or times thereafter, provided that, upon the reasonable request of a Lender, the Agent shall provide to such Lender any documents or reports delivered to the Agent by the Loan Parties pursuant to the terms of this Agreement or any other Loan Document. If the Agent seeks the consent or approval of the Required Lenders to the taking or refraining from taking any action hereunder, the Agent shall send notice thereof to each Lender. The Agent shall promptly notify each Lender any time that the Required Lenders have instructed the Agent to act or refrain from acting pursuant hereto.

          Section 9.03 Rights, Exculpation, Etc. The Agent and its directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by them under or in connection with this Agreement or the other Loan Documents, except for their own gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. Without limiting the generality of the foregoing, the Agent (i) may treat the payee of any Loan as the owner thereof until the Agent receives written notice of the assignment or transfer thereof, pursuant to Section 11.07 hereof, signed by such payee and in form satisfactory to the Agent; (ii) may consult with legal counsel (including, without limitation, counsel to the Agent or counsel to the Loan Parties), independent public accountants, and other experts selected by any of them and shall not be liable for any action taken or omitted to be taken in good faith by any of them in accordance with the advice of such counsel or experts; (iii) make no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, certificates, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of any Person, the existence or possible existence of any Default or Event of Default, or to inspect the Collateral or other property (including, without limitation, the books and records) of any Person; (v) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall not be deemed to have made any representation or warranty regarding the existence, value or collectibility of the Collateral, the existence, priority or perfection of the Agent's Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral. The Agent shall not be liable for any apportionment or distribution of payments made in good faith pursuant to Section 3.03, and if any such apportionment or distribution is subsequently determined to have been made in error the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount which they are determined to be entitled. The Agent may at any time request instructions from the Lenders with respect to any actions or approvals which by the terms of this Agreement or of any of the other Loan Documents the Agent is permitted or required to take or to grant, and if such instructions are promptly requested, the Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval under any of the Loan Documents until it shall have received such instructions from the Required Lenders. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders.

          Section 9.04 Reliance. The Agent shall be entitled to rely upon any written notices, statements, certificates, orders or other documents or any telephone message believed by it in good faith to be genuine and correct and to have been signed, sent or made by the proper Person, and with respect to all matters pertaining to this Agreement or any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by it.

          Section 9.05 Indemnification. To the extent that the Agent is not reimbursed and indemnified by any Loan Party, the Lenders will reimburse and indemnify the Agent from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Agent in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by the Agent under this Agreement or any of the other Loan Documents, in proportion to each Lender's Pro Rata Share, including, without limitation, advances and disbursements made pursuant to Section 9.08; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses, advances or disbursements for which there has been a final judicial determination that such liability resulted from the Agent's gross negligence or willful misconduct. The obligations of the Lenders under this Section 9.05 shall survive the payment in full of the Loans and the termination of this Agreement.

          Section 9.06 Agent Individually. With respect to its Pro Rata Share of the Total Commitment hereunder and the Loans made by it, the Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or maker of a Loan. The terms "Lenders" or "Required Lenders" or any similar terms shall, unless the context clearly otherwise indicates, include the Agent in its individual capacity as a Lender or one of the Required Lenders. The Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Borrower as if it were not acting as the Agent pursuant hereto without any duty to account to the other Lenders.

          Section 9.07 Successor Agent. (a) The Agent may resign from the performance of all its functions and duties hereunder and under the other Loan Documents at any time by giving at least thirty (30) Business Days' prior written notice to the Parent and each

Lender. Such resignation shall take effect upon the acceptance by a successor Agent of appointment pursuant to clauses (b) and (c) below or as otherwise provided below.

               (b) Upon any such notice of resignation, the Required Lenders shall appoint a successor Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the Agent, and the Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After the Agent's resignation hereunder as the Agent, the provisions of this ARTICLE IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement and the other Loan Documents.

               (c) If a successor Agent shall not have been so appointed within said thirty (30) Business Day period, the Agent shall then appoint a successor Agent who shall serve as the Agent until such time, if any, as the Required Lenders appoint a successor Agent as provided above.

          Section 9.08 Collateral Matters.

               (a) The Agent may from time to time make such disbursements and advances ("Agent Advances") which the Agent, in its sole discretion, deems necessary or desirable to preserve, protect, prepare for sale or lease or dispose of the Collateral or any portion thereof, to enhance the likelihood or maximize the amount of repayment by the Borrowers of the Loans and other Obligations or to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement, including, without limitation, costs, fees and expenses as described in Section 11.04. The Agent Advances shall be repayable on demand and be secured by the Collateral. The Agent Advances shall constitute Obligations hereunder which may be charged to the Loan Account in accordance with Section 3.01. The Agent shall notify each Lender and Parent in writing of each such Agent Advance, which notice shall include a description of the purpose of such Agent Advance. Without limitation to its obligations pursuant to Section 9.05, each Lender agrees that it shall make available to the Agent, upon the Agent's demand, in Dollars in immediately available funds, the amount equal to such Lender's Pro Rata Share of each such Agent Advance. If such funds are not made available to the Agent by such Lender, the Agent shall be entitled to recover such funds on demand from such Lender, together with interest thereon for each day from the date such payment was due until the date such amount is paid to the Agent, at the Federal Funds Rate for three Business Days and thereafter at the Reference Rate.

               (b) The Lenders hereby irrevocably authorize the Agent, at its option and in its discretion, to release any Lien granted to or held by the Agent upon any Collateral upon termination of the Total Commitment and payment and satisfaction of all Loans all other Obligations; or constituting property being sold or disposed of in compliance with the terms of this Agreement and the other Loan Documents or which the Lenders have otherwise agreed to release in compliance with the terms of this Agreement or any other Loan Document;; or constituting property in which the Loan Parties owned no interest at the time the Lien was granted or at any time thereafter; or if approved, authorized or ratified in writing by the Lenders.

Upon request by the Agent at any time, the Lenders will confirm in writing the Agent's authority to release particular types or items of Collateral pursuant to this Section 9.08(b).

               (c) Without in any manner limiting the Agent's authority to act without any specific or further authorization or consent by the Lenders (as set forth in Section 9.08(b)), each Lender agrees to confirm in writing, upon request by the Agent, the authority to release Collateral conferred upon the Agent under Section 9.08(b). Upon receipt by the Agent of confirmation from the Lenders of its authority to release any particular item or types of Collateral, and upon prior written request by any Loan Party, the Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Agent for the benefit of the Lenders upon such Collateral; provided, however, that (i) the Agent shall not be required to execute any such document on terms which, in the Agent's opinion, would expose the Agent to liability or create any obligations or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Lien upon (or obligations of any Loan Party in respect of) all interests in the Collateral retained by any Loan Party.

               (d) The Agent shall have no obligation whatsoever to any Lender to assure that the Collateral exists or is owned by the Loan Parties or is cared for, protected or insured or has been encumbered or that the Lien granted to the Agent pursuant to this Agreement or any other Loan Document has been properly or sufficiently or lawfully created, perfected, protected or enforced or is entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to the Agent in this Section 9.08 or in any other Loan Document, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Agent may act in any manner it may deem appropriate, in its sole discretion, given the Agent's own interest in the Collateral as one of the Lenders and that the Agent shall have no duty or liability whatsoever to any other Lender, except as otherwise provided herein.

          Section 9.09 Agency for Perfection. Each Lender hereby appoints the Agent and each other Lender as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession or control (or where the security interest of a secured party with possession or control has priority over the security interest of another secured party) and the Agent and each Lender hereby acknowledges that it holds possession of or otherwise controls any such Collateral for the benefit of the Agent and the Lenders as secured party. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent's request therefor shall deliver such Collateral to the Agent or in accordance with the Agent's instructions. In addition, the Agent shall also have the power and authority hereunder to appoint such other sub-agents as may be necessary or required under applicable state law or otherwise to perform its duties and enforce its rights with respect to the Collateral and under the Loan Documents. Each Loan Party by its execution and delivery of this Agreement hereby consents to the foregoing.

                                    ARTICLE X

                             [INTENTIONALLY OMITTED]

                                   ARTICLE XI

                                  MISCELLANEOUS

          Section 11.01 Notices, Etc. All notices and other communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered, if to any Loan Party, at the following address:

          Lakes Entertainment, Inc.
          130 Cheshire Lane, Suite 101
          Minnetonka, Minnesota 55305
          Attention: Damon E. Schramm, Esq. and Timothy J. Cope
          Telephone: (952) 449-9092
          Telecopier: (952) 449-9353

          with a copy to:

          Gray Plant Mooty Mooty & Bennett, PA
          500 IDS Center
          80 South Eighth Street
          Minneapolis, Minnesota 55402
          Attention: Daniel Tenenbaum, Esq.
          Telephone: (612) 632-3000
          Telecopier: (612) 632-4050

          if to the Agent, to it at the following address:

          c/o Prentice Capital Management, LP
          623 Fifth Avenue, 32nd Floor
          New York, New York 10022
          Attention: Michael Weiss
          Telephone: (212) 756-8045
          Telecopier: (212) 756-1480

          with a copy to:

          Schulte Roth & Zabel LLP
          919 Third Avenue
          New York, New York 10022
          Attention: Nancy R. Finkelstein, Esq.
          Telephone: 212-756-2419
          Telecopier: 212-593-5955
          or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties complying as to delivery with the terms of this Section 11.01. All such notices and other communications shall be effective, (i) if mailed, when received or three days after deposited in the mails, whichever occurs first, (ii) if telecopied, when transmitted and confirmation received, or (iii) if delivered, upon delivery, except that notices to the Agent pursuant to ARTICLE II and shall not be effective until received by the Agent.

          Section 11.02 Amendments, Etc. No amendment or waiver of any provision of this Agreement, and no consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders or by the Agent with the consent of the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given, provided, however, that no amendment, waiver or consent shall (i) increase the Commitment of any Lender, reduce the principal of, or interest on, the Loans payable to any Lender, reduce the amount of any fee payable for the account of any Lender, or postpone or extend any date fixed for any payment of principal of, or interest or fees on, the Loans payable to any Lender without the written consent of any Lender affected thereby, (ii) increase the Total Commitment without the written consent of each Lender, (iii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans that is required for the Lenders or any of them to take any action hereunder, (iv) amend the definition of "Required Lenders" or "Pro Rata Share", or (v) release all or a substantial portion of the Collateral (except as otherwise provided in this Agreement and the other Loan Documents), subordinate any Lien granted in favor of the Agent for the benefit of the Lenders, or release any Borrower or any Guarantor, (vi) amend, modify or waive Section 3.02 or this Section 11.02 of this Agreement. Notwithstanding the foregoing, no amendment, waiver or consent shall, unless in writing and signed by the Agent, affect the rights or duties of the Agent (but not in its capacity as a Lender) under this Agreement or the other Loan Documents.

          Section 11.03 No Waiver; Remedies, Etc. No failure on the part of the Agent or any Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right under any Loan Document preclude any other or further exercise thereof or the exercise of any other right. The rights and remedies of the Agent and the Lenders provided herein and in the other Loan Documents are cumulative and are in addition to, and not exclusive of, any rights or remedies provided by law. The rights of the Agent and the Lenders under any Loan Document against any party thereto are not conditional or contingent on any attempt by the Agent and the Lenders to exercise any of their rights under any other Loan Document against such party or against any other Person.

          Section 11.04 Expenses; Taxes; Attorneys' Fees. The Borrowers will pay on demand, all costs and expenses incurred by or on behalf of the Agent (and, in the case of clauses (b) through (m) below, each Lender), regardless of whether the transactions contemplated hereby are consummated, including, without limitation, reasonable fees, costs, client charges and expenses of counsel for the Agent (and, in the case of clauses (b) through (m) below, each Lender), accounting, due diligence, periodic field audits, physical counts, valuations, investigations, searches and filings, monitoring of assets, appraisals of Collateral, title searches and reviewing environmental assessments, miscellaneous disbursements, examination, travel, lodging and meals, arising from or relating to: (a) the negotiation, preparation, execution, delivery, performance and administration of this Agreement and the other Loan Documents (including, without limitation, the preparation of any additional Loan Documents pursuant to Section 6.01(b) or the review of any of the agreements, instruments and documents referred to in
Section 6.01(f)), (b) any requested amendments, waivers or consents to this Agreement or the other Loan Documents whether or not such documents become effective or are given, (c) the preservation and protection of any of the Lenders' rights under this Agreement or the other Loan Documents, (d) the defense of any claim or action asserted or brought against the Agent or any Lender by any Person that arises from or relates to this Agreement, any other Loan Document, the Agent's or the Lenders' claims against any Loan Party, or any and all matters in connection therewith, (e) the commencement or defense of, or intervention in, any court proceeding arising from or related to this Agreement or any other Loan Document, (f) the filing of any petition, complaint, answer, motion or other pleading by the Agent or any Lender, or the taking of any action in respect of the Collateral or other security, in connection with this Agreement or any other Loan Document, (g) the protection, collection, lease, sale, taking possession of or liquidation of, any Collateral or other security in connection with this Agreement or any other Loan Document, (h) any attempt to enforce any Lien or security interest in any Collateral or other security in connection with this Agreement or any other Loan Document, (i) any attempt to collect from any Loan Party, (j) all liabilities and costs arising from or in connection with the past, present or future operations of any Loan Party involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon or into such property, (k) any Environmental Liabilities and Costs incurred in connection with the investigation, removal, cleanup and/or remediation of any Hazardous Materials present or arising out of the operations of any facility of any Loan Party, (l) any Environmental Liabilities and Costs incurred in connection with any Environmental Lien; or (m) the receipt by the Agent or any Lender of any advice from professionals with respect to any of the foregoing. Without limitation of the foregoing or any other provision of any Loan Document:
(x) the Borrowers agree to pay all stamp, document, transfer, recording or filing taxes or fees and similar impositions now or hereafter determined by the Agent or any Lender to be payable in connection with this Agreement or any other Loan Document, and the Borrowers agree to save the Agent and each Lender harmless from and against any and all present or future claims, liabilities or losses with respect to or resulting from any omission to pay or delay in paying any such taxes, fees or impositions, (y) the Borrowers agree to pay all broker fees that may become due in connection with the transactions contemplated by this Agreement and the other Loan Documents, and (z) if the Borrowers fail to perform any covenant or agreement contained herein or in any other Loan Document, the Agent may itself perform or cause performance of such covenant or agreement, and the expenses of the Agent incurred in connection therewith shall be reimbursed on demand by the Borrowers.

          Section 11.05 Right of Set-off. Upon the occurrence and during the continuance of any Event of Default, the Agent or any Lender may, and is hereby authorized to, at any time and from time to time, without notice to any Loan Party (any such notice being expressly waived by the Loan Parties) and to the fullest extent permitted by law, set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by the Agent or such Lender to or for the credit or the account of any Loan Party against any and all obligations of the Loan Parties either now or hereafter existing under any Loan Document, irrespective of whether or not the Agent or such

Lender shall have made any demand hereunder or thereunder and although such obligations may be contingent or unmatured. The Agent and each Lender agrees to notify such Loan Party promptly after any such set-off and application made by the Agent or such Lender provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Agent and the Lenders under this Section 11.05 are in addition to the other rights and remedies (including other rights of set-off) which the Agent and the Lenders may have under this Agreement or any other Loan Documents of law or otherwise.

          Section 11.06 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

          Section 11.07 Assignments and Participations.

               (a) This Agreement and the other Loan Documents shall be binding upon and inure to the benefit of each Loan Party and the Agent and each Lender and their respective successors and assigns; provided, however, that none of the Loan Parties may assign or transfer any of its rights hereunder or under the other Loan Documents without the prior written consent of each Lender and any such assignment without the Lenders' prior written consent shall be null and void.

               (b) Each Lender may assign, upon 45 days prior written notice to the Parent (it being understood this is only a notification requirement not a consent right and that such obligation to notify shall not apply to PLKS Funding LLC, Prentice Capital Management, LP or its affiliates), to one or more other lenders or other entities all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Loans made by it); provided, however, that (i) such assignment is in an amount which is at least $1,000,000 or a multiple of $1,000,000 in excess thereof (or the remainder of such Lender's Commitment) (except such minimum amount shall not apply to an assignment by a Lender to (x) an Affiliate of such Lender or a Related Fund of such Lender or (y) a group of new Lenders, each of whom is an Affiliate or Related Fund of each other to the extent the aggregate amount to be assigned to all such new Lenders is at least $1,000,000 or a multiple of $1,000,000 in excess thereof), (ii) the parties to each such assignment shall execute and deliver to the Agent, for its acceptance, an Assignment and Acceptance, together with any promissory note subject to such assignment and such parties shall deliver to the Agent a processing and recordation fee of $5,000 (except the payment of such fee shall not be required in connection with an assignment by a Lender to an Affiliate of such Lender or Related Fund of such Lender), (iii) except as provided in Section 11.07(b)(iv), any such assignment shall be made with the written consent of the Agent, and
(iv) no written consent of the Agent shall be required (1) in connection with any assignment by a Lender to an Affiliate of such Lender or a Related Fund of such Lender or (2) if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of such Lender. Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least three Business Days after the delivery thereof to the Agent (or such shorter period as shall be agreed to by the Agent and the parties to such assignment), (A) the assignee thereunder shall become a "Lender" hereunder and, in addition to the rights and obligations hereunder held by it immediately prior to such effective date, have the rights and obligations hereunder that have been assigned to it pursuant to such Assignment and Acceptance and (B) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto).

               (c) By executing and delivering an Assignment and Acceptance, the assigning Lender and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto; (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or any of its Subsidiaries or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the assigning Lender, the Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers as are reasonably incidental hereto and thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

               (d) The Agent shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain, or cause to be maintained at the Payment Office, a copy of each Assignment and Acceptance delivered to and accepted by it and a register (the "Register") for the recordation of the names and addresses of the Lenders and the Commitments of, and the principal amount of the Loans (and stated interest thereon) (the "Registered Loans") owing to each Lender from time to time. The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agent and the Lenders shall treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Parent and any Lender at any reasonable time and from time to time upon reasonable prior notice.

               (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with any promissory notes subject to such assignment, the Agent shall, if the Agent consents to such assignment and if such Assignment and Acceptance has been completed (i) accept such Assignment and Acceptance and
(ii) record the information contained therein in the Register.

               (f) A Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide). Any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any, evidencing the same), the Agent shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary.

               (g) In the event that any Lender sells participations in a Registered Loan, such Lender shall maintain a register for this purpose as a non fiduciary agent of the Borrowers on which it enters the name of all participants in the Registered Loans held by it and the principal amount (and stated interests thereon) of the portion of the Registered Loan that is the subject of the participation (the "Participant Register"). A Registered Loan (and the registered note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

               (h) Any foreign Person who purchases or is assigned or participates in any portion of such Registered Loan shall comply with Section 2.08(d).

               (i) Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments and the Loans made by it); provided, that (i) such Lender's obligations under this Agreement (including without limitation, its Commitments hereunder) and the other Loan Documents shall remain unchanged;
(ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and the Borrowers, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents; and (iii) a participant shall not be entitled to require such Lender to take or omit to take any action hereunder except (A) action directly effecting an extension of the maturity dates or decrease in the principal amount of the Loans, (B) action directly effecting an extension of the due dates or a decrease in the rate of interest payable on the Loans or the fees payable under this Agreement, or (C) actions directly effecting a release of all or a substantial portion of the Collateral or any Loan Party (except as set forth in Section 9.08 of this Agreement or any other Loan Document). The Loan Parties agree that each participant shall be entitled to the benefits of Section
2.08 and Section 3.04 of this

Agreement with respect to its participation in any portion of the Commitments and the Loans as if it was a Lender.

          Section 11.08 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement by telecopier shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telecopier also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

          Section 11.09 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT) SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK.

          Section 11.10 CONSENT TO JURISDICTION; SERVICE OF PROCESS AND VENUE. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH LOAN PARTY HEREBY IRREVOCABLY ACCEPTS IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS. EACH LOAN PARTY HEREBY IRREVOCABLY APPOINTS THE SECRETARY OF STATE OF THE STATE OF NEW YORK AS ITS AGENT FOR SERVICE OF PROCESS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING AND FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS AND IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE PARENT AT ITS ADDRESS FOR NOTICES AS SET FORTH IN SECTION 11.01 AND TO THE SECRETARY OF STATE OF THE STATE OF NEW YORK, SUCH SERVICE TO BECOME EFFECTIVE TEN (10) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE AGENT AND THE LENDERS TO SERVICE OF PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY LOAN PARTY IN ANY OTHER JURISDICTION. EACH LOAN PARTY HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE JURISDICTION OR LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT ANY LOAN PARTY HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY

LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, EACH LOAN PARTY HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

          Section 11.11 WAIVER OF JURY TRIAL, ETC. EACH LOAN PARTY, THE AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM CONCERNING ANY RIGHTS UNDER THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS, OR UNDER ANY AMENDMENT, WAIVER, CONSENT, INSTRUMENT, DOCUMENT OR OTHER AGREEMENT DELIVERED OR WHICH IN THE FUTURE MAY BE DELIVERED IN CONNECTION THEREWITH, OR ARISING FROM ANY FINANCING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION, PROCEEDINGS OR COUNTERCLAIM SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH LOAN PARTY CERTIFIES THAT NO OFFICER, REPRESENTATIVE, AGENT OR ATTORNEY OF THE AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF ANY ACTION, PROCEEDING OR COUNTERCLAIM, SEEK TO ENFORCE THE FOREGOING WAIVERS. EACH LOAN PARTY HEREBY ACKNOWLEDGES THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE AGENT AND THE LENDERS ENTERING INTO THIS AGREEMENT.

          Section 11.12 Consent by the Agent and Lenders. Except as otherwise expressly set forth herein to the contrary, if the consent, approval, satisfaction, determination, judgment, acceptance or similar action (an "Action") of the Agent or any Lender shall be permitted or required pursuant to any provision hereof or any provision of any other agreement to which any Loan Party is a party and to which the Agent or any Lender has succeeded thereto, such Action shall be required to be in writing and may be withheld or denied by the Agent or such Lender, in its sole discretion, with or without any reason, and without being subject to question or challenge on the grounds that such Action was not taken in good faith.

          Section 11.13 No Party Deemed Drafter. Each of the parties hereto agrees that no party hereto shall be deemed to be the drafter of this Agreement.

          Section 11.14 Reinstatement; Certain Payments. If any claim is ever made upon the Agent or any Lender for repayment or recovery of any amount or amounts received by the Agent or such Lender in payment or on account of any of the Obligations, the Agent or such Lender shall give prompt notice of such claim to each other Lender and Parent, and if the Agent or such Lender repays all or part of such amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over the Agent or such Lender or any of its property, or (ii) any good faith settlement or compromise of any such claim effected by the Agent or such Lender with any such claimant, then and in such event each Loan Party agrees that (A) any such judgment, decree, order, settlement or compromise shall be binding upon it notwithstanding the cancellation of any Indebtedness hereunder or under the other Loan Documents or the termination of this Agreement or the other Loan Documents, and (B) it shall be and remain liable to the Agent or such Lender hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by the Agent or such Lender.

          Section 11.15 Indemnification.

               (a) General Indemnity. In addition to each Loan Party's other Obligations under this Agreement, each Loan Party agrees to, jointly and severally, defend, protect, indemnify and hold harmless the Agent and each Lender and all of their respective officers, directors, employees, attorneys, consultants and agents (collectively called the "Indemnitees") from and against any and all losses, damages, liabilities, obligations, penalties, fees, reasonable costs and expenses (including, without limitation, reasonable attorneys' fees, costs and expenses) incurred by such Indemnitees, whether prior to or from and after the Effective Date, whether direct, indirect or consequential, as a result of or arising from or relating to or in connection with any of the following: (i) the negotiation, preparation, execution or performance or enforcement of this Agreement, any other Loan Document or of any other document executed in connection with the transactions contemplated by this Agreement, (ii) the Agent's or any Lender's furnishing of funds to the Borrowers under this Agreement or the other Loan Documents, including, without limitation, the management of any such Loans, (iii) any matter relating to the financing transactions contemplated by this Agreement or the other Loan Documents or by any document executed in connection with the transactions contemplated by this Agreement or the other Loan Documents, or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (collectively, the "Indemnified Matters"); provided, however, that the Loan Parties shall not have any obligation to any Indemnitee under this subsection (a) for any Indemnified Matter caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final judgment of a court of competent jurisdiction.

               (b) Environmental Indemnity. Without limiting Section 11.15(a) hereof, each Loan Party agrees to, jointly and severally, defend, indemnify, and hold harmless the Indemnitees against any and all Environmental Liabilities and Costs and all other claims, demands, penalties, fines, liability (including strict liability), losses, damages, costs and expenses (including without limitation, reasonable legal fees and expenses, consultant fees and laboratory fees), arising out of (i) any Releases or threatened Releases (x) at any property presently or formerly owned or operated by any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest, or (y) of any Hazardous Materials generated and disposed of by any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest; (ii) any violations of Environmental Laws; (iii) any Environmental Action relating to any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest;
(iv) any personal injury (including wrongful death) or property damage (real or personal) arising out of exposure to Hazardous Materials used, handled, generated, transported or disposed by any Loan Party or any Subsidiary of any Loan Party, or any predecessor in interest; and (v) any breach of any warranty or representation regarding environmental matters made by the Loan Parties in
Section 5.01(s) or the breach of any covenant made by the Loan Parties in
Section 6.01(j). Notwithstanding the foregoing, the Loan Parties shall not have any obligation to any Indemnitee under this subsection (b) regarding any potential environmental matter covered hereunder which is caused by the gross negligence or willful misconduct of such Indemnitee, as determined by a final judgment of a court of competent jurisdiction.

               (c) The indemnification for all of the foregoing losses, damages, fees, costs and expenses of the Indemnitees are chargeable against the Loan Account. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section 11.15 may be unenforceable because it is violative of any law or public policy, each Loan Party shall, jointly and severally, contribute the maximum portion which it is permitted to pay and satisfy under applicable law, to the payment and satisfaction of all Indemnified Matters incurred by the Indemnitees. The indemnities set forth in this Section 11.15 shall survive the repayment of the Obligations and discharge of any Liens granted under the Loan Documents.

          Section 11.16 Parent as Agent for Borrowers. Each Borrower hereby irrevocably appoints Parent as the borrowing agent and attorney-in-fact for the Borrowers which appointment shall remain in full force and effect unless and until the Agent shall have received prior written notice signed by all of the Borrowers that such appointment has been revoked and that another Borrower has been so appointed. Each Borrower hereby irrevocably appoints and authorizes Parent (i) to provide to the Agent and receive from the Agent all notices with respect to Loans obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as Parent deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral of the Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at their request, and that neither the Agent nor the Lenders shall incur liability to the Borrowers as a result hereof. Each of the Borrowers expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Agent and the Lenders to do so, and in consideration thereof, each of the Borrowers hereby jointly and severally agrees to indemnify the Indemnitees and hold the Indemnitees harmless against any and all liability, expense, loss or claim of damage or injury, made against such Indemnitee by any of the Borrowers or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral of the Borrowers as herein provided, (b) the Agent and the Lenders relying on any instructions of Parent, or (c) any other action taken by the Agent or any Lender hereunder or under the other Loan Documents.

          Section 11.17 Records. The unpaid principal of and interest on the Loans, the interest rate or rates applicable to such unpaid principal and interest, the duration of such applicability, the Commitments, and the accrued and unpaid fees payable pursuant to Section 2.06 hereof, including, without limitation, shall at all times be ascertained from the records of the Agent, which shall be conclusive and binding absent manifest error.

          Section 11.18 Binding Effect. This Agreement shall become effective when it shall have been executed by each Loan Party, the Agent and each Lender and when the conditions precedent set forth in Section 4.01 hereof have been satisfied or waived in writing by the Agent, and thereafter shall be binding upon and inure to the benefit of each Loan Party, the

Agent and each Lender, and their respective successors and assigns, except that the Loan Parties shall not have the right to assign their rights hereunder or any interest herein without the prior written consent of each Lender, and any assignment by any Lender shall be governed by Section 11.07 hereof.

          Section 11.19 Interest. It is the intention of the parties hereto that the Agent and each Lender shall conform strictly to usury laws applicable to it. Accordingly, if the transactions contemplated hereby or by any other Loan Document would be usurious as to the Agent or any Lender under laws applicable to it (including the laws of the United States of America and the State of New York or any other jurisdiction whose laws may be mandatorily applicable to the Agent or such Lender notwithstanding the other provisions of this Agreement), then, in that event, notwithstanding anything to the contrary in this Agreement or any other Loan Document or any agreement entered into in connection with or as security for the Obligations, it is agreed as follows: (i) the aggregate of all consideration which constitutes interest under law applicable to the Agent or any Lender that is contracted for, taken, reserved, charged or received by the Agent or such Lender under this Agreement or any other Loan Document or agreements or otherwise in connection with the Obligations shall under no circumstances exceed the maximum amount allowed by such applicable law, any excess shall be canceled automatically and if theretofore paid shall be credited by the Agent or such Lender on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by the Agent or such Lender, as applicable, to the Borrowers); and (ii) in the event that the maturity of the Obligations is accelerated by reason of any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest under law applicable to the Agent or any Lender may never include more than the maximum amount allowed by such applicable law, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically by the Agent or such Lender, as applicable, as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited by the Agent or such Lender, as applicable, on the principal amount of the Obligations (or, to the extent that the principal amount of the Obligations shall have been or would thereby be paid in full, refunded by the Agent or such Lender to the Borrowers). All sums paid or agreed to be paid to the Agent or any Lender for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by law applicable to the Agent or such Lender, be amortized, prorated, allocated and spread throughout the full term of the Loans until payment in full so that the rate or amount of interest on account of any Loans hereunder does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (x) the amount of interest payable to the Agent or any Lender on any date shall be computed at the Highest Lawful Rate applicable to the Agent or such Lender pursuant to this Section 11.19 and (y) in respect of any subsequent interest computation period the amount of interest otherwise payable to the Agent or such Lender would be less than the amount of interest payable to the Agent or such Lender computed at the Highest Lawful Rate applicable to the Agent or such Lender, then the amount of interest payable to the Agent or such Lender in respect of such subsequent interest computation period shall continue to be computed at the Highest Lawful Rate applicable to the Agent or such Lender until the total amount of interest payable to the Agent or such Lender shall equal the total amount of interest which would have been payable to the Agent or such Lender if the total amount of interest had been computed without giving effect to this Section 11.19.

          For purposes of this Section 11.19, the term "applicable law" shall mean that law in effect from time to time and applicable to the loan transaction between the Borrowers, on the one hand, and the Agent and the Lenders, on the other, that lawfully permits the charging and collection of the highest permissible, lawful non-usurious rate of interest on such loan transaction and this Agreement, including laws of the State of New York and, to the extent controlling, laws of the United States of America.

          The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not accrued as of the date of acceleration.

          Section 11.20 Confidentiality. The Agent and each Lender agrees (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to use its best efforts to keep confidential, in accordance with its reasonable and customary procedures for handling confidential information of this nature and in accordance with safe and sound practices of comparable lenders, any non-public information supplied to it by the Loan Parties pursuant to this Agreement or the other Loan Documents which is identified in writing by the Loan Parties as being confidential at the time the same is delivered to such Person (and which at the time is not, and does not thereafter become, publicly available or available to such Person from another source not known to be subject to a confidentiality obligation to such Person not to disclose such information), provided that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for the Agent or any Lender,
(iii) to examiners, auditors, accountants or Securitization Parties, (iv) in connection with any litigation to which the Agent or any Lender is a party or
(v) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first agrees, in writing, to be bound by confidentiality provisions similar in substance to this Section 11.20. Notwithstanding the foregoing, the Agent and each Lender may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the financing contemplated by this Agreement, and all materials of any kind (including opinions or other tax analyses) that are provided to the Agent or any Lender relating to such tax treatment and tax structure. The Agent and each Lender agrees that, upon receipt of a request or identification of the requirement for disclosure pursuant to clause (iv) hereof, it will make reasonable efforts to keep the Loan Parties informed of such request or identification; provided that the each Loan Party acknowledges that the Agent and each Lender may make disclosure as required or requested by any Governmental Authority or representative thereof and that the Agent and each Lender may be subject to review by Securitization Parties or other regulatory agencies and may be required to provide to, or otherwise make available for review by, the representatives of such parties or agencies any such non-public information. The Agent and Lenders agree not to trade in the Capital Stock of the Parent at any time they shall be in receipt of material, non-public information

          Section 11.21 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

                [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

                                        BORROWERS:

                                        LAKES ENTERTAINMENT, INC.


                                        By: /S/ Timothy J. Cope
                                            ------------------------------------
                                        Name: Timothy J. Cope
                                        Title: President and Chief Financial
                                               Officer


                                        BORDERS LAND COMPANY, LLC
                                        GREAT LAKES GAMING OF MICHIGAN, LLC
                                        LAKES CLOVERDALE, LLC
                                        LAKES GAMING AND RESORTS, LLC
                                        LAKES GAME DEVELOPMENT, LLC
                                        LAKES GAMING-MISSISSIPPI, LLC
                                        LAKES IOWA CONSULTING, LLC
                                        LAKES IOWA MANAGEMENT, LLC
                                        LAKES JAMUL, INC.
                                        LAKES JAMUL DEVELOPMENT, LLC
                                        LAKES KAR SHINGLE SPRINGS, L.L.C.
                                        LAKES KEAN ARGOVITZ RESORTS-CALIFORNIA,
                                        L.L.C.
                                        LAKES KICKAPOO CONSULTING, LLC
                                        LAKES KICKAPOO MANAGEMENT, LLC
                                        LAKES NIPMUC, LLC
                                        LAKES PAWNEE CONSULTING, LLC
                                        LAKES PAWNEE MANAGEMENT, LLC
                                        LAKES POKER TOUR, LLC
                                        LAKES SHINGLE SPRINGS, INC.


                                        By: /S/ Timothy J. Cope
                                            ------------------------------------
                                        Name: Timothy J. Cope
                                        Title: Chief Financial Officer of each
                                               of the above listed entities.

                        Signature Page to Loan Agreement

                                        AGENT AND LENDER:

                                        PLKS FUNDING, LLC

                                        BY: PRENTICE CAPITAL MANAGEMENT, LP AS
                                            MANAGER


                                        By: /S/ Michael Weiss
                                            ------------------------------------
                                        Name: Michael Weiss
                                        Title: Chief Financial Officer

                        Signature Page to Loan Agreement

                               FINANCING AGREEMENT

                          DATED AS OF FEBRUARY 15, 2006

                                  BY AND AMONG

                            LAKES ENTERTAINMENT, INC.

                                       AND

            THE SUBSIDIARIES OF LAKES ENTERTAINMENT, INC. LISTED AS A
                    "BORROWER" ON THE SIGNATURE PAGES HERETO
                                  AS BORROWERS,

         EACH OTHER SUBSIDIARY OF LAKES ENTERTAINMENT, INC. THAT BECOMES
               A "GUARANTOR" IN ACCORDANCE WITH THE TERMS HEREOF,
                                 AS GUARANTORS,

                   THE LENDERS FROM TIME TO TIME PARTY HERETO,
                                   AS LENDERS,

                                       AND

                               PLKS FUNDING, LLC,
                                    AS AGENT

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I DEFINITIONS; CERTAIN TERMS.....................................     1
   Section 1.01     Definitions..........................................     1
   Section 1.02     Terms Generally......................................     22
   Section 1.03     Accounting and Other Terms...........................     22
   Section 1.04     Time References......................................     23

ARTICLE II THE LOANS.....................................................     23
   Section 2.01     Commitments..........................................     23
   Section 2.02     Making the Loan......................................     24
   Section 2.03     Repayment of Loans; Evidence of Debt.................     25
   Section 2.04     Interest.............................................     25
   Section 2.05     Reduction and Termination of Commitment;
                    Prepayment of Loans..................................     26
   Section 2.06     Fees.................................................     28
   Section 2.07     Securitization.......................................     29
   Section 2.08     Taxes................................................     30

ARTICLE III FEES, PAYMENTS AND OTHER COMPENSATION........................     31
   Section 3.01     Payments; Computations and Statements................     31
   Section 3.02     Sharing of Payments, Etc.............................     32
   Section 3.03     Apportionment of Payments............................     32
   Section 3.04     Increased Costs and Reduced Return...................     33
   Section 3.05     Joint and Several Liability of the Borrowers.........     34

ARTICLE IV CONDITIONS TO LOANS...........................................     35
   Section 4.01     Conditions Precedent to Effectiveness................     35
   Section 4.02     Conditions Precedent to the Loans....................     40
   Section 4.03     Conditions Subsequent to the Initial Loans...........     41

ARTICLE V REPRESENTATIONS AND WARRANTIES.................................     41
   Section 5.01     Representations and Warranties.......................     41

ARTICLE VI COVENANTS OF THE LOAN PARTIES.................................     50
   Section 6.01     Affirmative Covenants................................     50
   Section 6.02     Negative Covenants...................................     61

ARTICLE VII MANAGEMENT, COLLECTION AND STATUS OF ACCOUNTS RECEIVABLE AND
                    OTHER COLLATERAL.....................................     67
   Section 7.01     Collection of Accounts Receivable; Management of
                    Collateral...........................................     67
   Section 7.02     Status of Collateral.................................     69
   Section 7.03     Collateral Custodian.................................     69
   Section 7.04     Release of Certain Properties........................     69
   Section 7.05     Negative Pledge......................................     69

ARTICLE VIII EVENTS OF DEFAULT...........................................     70
   Section 8.01     Events of Default....................................     70

ARTICLE IX AGENT.........................................................     74
   Section 9.01     Appointment..........................................     74
   Section 9.02     Nature of Duties.....................................     75
   Section 9.03     Rights, Exculpation, Etc.............................     75
   Section 9.04     Reliance.............................................     76
   Section 9.05     Indemnification......................................     76
   Section 9.06     Agent Individually...................................     76
   Section 9.07     Successor Agent......................................     76
   Section 9.08     Collateral Matters...................................     77
   Section 9.09     Agency for Perfection................................     78

ARTICLE X [INTENTIONALLY OMITTED]........................................     79

ARTICLE XI MISCELLANEOUS.................................................     79
   Section 11.01    Notices, Etc.........................................     79
   Section 11.02    Amendments, Etc......................................     80
   Section 11.03    No Waiver; Remedies, Etc.............................     80
   Section 11.04    Expenses; Taxes; Attorneys' Fees.....................     80
   Section 11.05    Right of Set-off.....................................     81
   Section 11.06    Severability.........................................     82
   Section 11.07    Assignments and Participations.......................     82
   Section 11.08    Counterparts.........................................     85
   Section 11.09    GOVERNING LAW........................................     85
   Section 11.10    CONSENT TO JURISDICTION; SERVICE OF PROCESS AND
                    VENUE................................................     85
   Section 11.11    WAIVER OF JURY TRIAL, ETC............................     86
   Section 11.12    Consent by the Agent and Lenders.....................     86
   Section 11.13    No Party Deemed Drafter..............................     86
   Section 11.14    Reinstatement; Certain Payments......................     86
   Section 11.15    Indemnification......................................     87
   Section 11.16    Parent as Agent for Borrowers........................     88
   Section 11.17    Records..............................................     88
   Section 11.18    Binding Effect.......................................     88
   Section 11.19    Interest.............................................     89
   Section 11.20    Confidentiality......................................     90
   Section 11.21    Integration..........................................     90

                              SCHEDULE AND EXHIBITS

Schedule 1.01(A)    Lenders and Lenders' Commitments
Schedule 1.01(B)    Inactive Subsidiaries
Schedule 1.01(C)    Excluded Subsidiaries
Schedule 5.01(e)    Capital Stock of Subsidiaries
Schedule 5.01(f)    Litigation; Commercial Tort Claims
Schedule 5.01(i)    Violations of Gaming Laws
Schedule 5.01(j)    ERISA
Schedule 5.01(p)    Real Property
Schedule 5.01(r)    Operating Lease Obligations
Schedule 5.01(s)    Environmental Matters
Schedule 5.01(t)    Insurance
Schedule 5.01(w)    Bank Accounts
Schedule 5.01(x)    Intellectual Property
Schedule 5.01(y)    Material Contracts
Schedule 5.01(ee)   Name; Jurisdiction of Organization; Organizational
                    ID Number; Chief  Place of Business; Chief Executive
                    Office; FEIN
Schedule 5.01(ff)   Tradenames
Schedule 5.01(gg)   Collateral Locations
Schedule 5.01(ll)   Pokagon Account
Schedule 6.02(a)    Existing Liens
Schedule 6.02(b)    Existing Indebtedness
Schedule 6.02(e)    Existing Investments
Schedule 6.02(k)    Limitations on Dividends and Other Payment Restrictions
Schedule 7.01       Blocked Account Banks and Blocked Accounts

Exhibit A   Form of Guaranty
Exhibit B   Form of Security Agreement
Exhibit C   Form of Pledge Agreement
Exhibit D   Form of Notice of Borrowing
Exhibit E   Form of Opinion of Counsel
Exhibit F   Form of Assignment and Acceptance
Exhibit G   Project Business Plan
Exhibit I   Form of Warrant Certificate

                                SCHEDULE 1.01(A)

                        LENDERS AND LENDERS' COMMITMENTS

      Lender         Commitment
      ------         ----------
PLKS Funding, LLC   $50,000,000